As filed with the Securities and Exchange Commission on December 9, 2008
Registration No. 333-153549
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Velocity Portfolio Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6153	65-00008422
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Number)
Incorporation or Organization)	Classification Code Number)

1800 Route 34 North
Building 4, Suite 404A
Wall, NJ 07719
(732) 556-9090
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

John C. Kleinert
President and Chief Executive Officer
1800 Route 34 North
Building 4, Suite 404A
Wall, NJ 07719
(732) 556-9090
(Name, Address and Telephone Number of Agent for Service)

Copies to:

Douglas S. Ellenoff, Esq.	Steven M. Skolnick, Esq.
Sarah E. Williams, Esq.	Anita Chapdelaine, Esq.
Ellenoff Grossman & Schole LLP	Lowenstein Sandler PC
150 East 42nd Street, 11th Floor	65 Livingston Avenue
New York, New York 10017	Roseland, New Jersey 07068-1791
(212) 370-1300	(973) 597-2500
Fax: (212) 370-7889	Fax: (973) 597-2400

As soon as practicable after the effective date of this Registration Statement
(Approximate Date of Commencement of Proposed Sale to the Public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(1)	Fee(2)
Common Stock, $0.001 par value	$42,182,000	$1,657.75(3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 9, 2008

PRELIMINARY PROSPECTUS

7,000,000 Shares

Common Stock

We are offering 7,000,000 shares of our common stock. Our common stock is traded on the NYSE Alternext, formerly known as the American Stock Exchange, under the symbol “PGV”. On December 8, 2008, the closing sale price of our common stock as reported on the NYSE Alternext was $5.24 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 10.

	Per Share	Total

Price to public	$	$
Underwriting discounts and commissions	$	$
Proceeds to us(1)	$	$

(1)	This amount represents the total proceeds to us before deducting legal, accounting, printing and other offering expenses payable by us, which are estimated at $725,000. The underwriting discount is $ per share.

The underwriters may also purchase up to 1,050,000 additional shares from us at the public offering price, less the underwriting discount, within 30 days of the date of this prospectus to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in New York, New York on or about          , 2008, subject to customary closing conditions.

Joint Bookrunning Managers

Sandler O’neill + partners, l.p.
Fox-Pitt Kelton Cochran Caronia Waller

The date of this prospectus is          , 2008

You should rely only upon the information contained in this prospectus and the registration statement of which this prospectus is a part. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. While we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

In the United Kingdom, this communication is directed only at persons who (i) have professional experience in matters relating to investments or (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (all such persons together being referred to as relevant persons). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to such relevant persons and will be engaged in only with such relevant persons.

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that is important to you. You should carefully read this entire prospectus, including the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and our consolidated financial statements and the related notes, and other information appearing elsewhere in this prospectus before you decide to invest in our common stock. In this prospectus, unless the context suggests otherwise, references to the “Company”, “we”, “us” and “our” mean Velocity Portfolio Group, Inc., including its subsidiaries. Unless otherwise indicated, (i) share information in this prospectus, including our consolidated financial statements, gives retroactive effect to a reverse stock split of all outstanding shares of our common stock at an exchange rate of 1-for-20 effected by us on November 17, 2008 and (ii) the information in this prospectus assumes no exercise by the underwriters of the over-allotment option.

Our Company

We are a portfolio management company that purchases unsecured consumer receivables in the secondary market and seeks to collect those receivables through an outsourced legal collection network. Our primary business is to acquire credit-card receivable portfolios at significant discounts to the total amounts owed by the debtors. We use our proprietary valuation process to calculate the purchase price so that our estimated cash flow from such portfolios offers us an adequate return on our investment after servicing expenses.

We generally purchase consumer receivable portfolios that include charged-off credit card receivables, which are accounts that have been written-off by the originators, and consumer installment loans. When evaluating a portfolio for purchase, we conduct an extensive quantitative and qualitative analysis of the portfolio to appropriately price the debt and to identify portfolios that are optimal for collection through our legal collection network. This analysis relies upon, but is not limited to, the use of our proprietary pricing and collection probability model and draws upon our extensive experience in the legal collection and debt-buying industry.

We purchase consumer receivable portfolios from creditors and others through privately negotiated direct sales and auctions in which sellers of consumer receivables seek bids from pre-qualified debt purchasers. We pursue new acquisitions of consumer receivable portfolios on an ongoing basis through our relationships with industry participants, collection agencies, investors, our financing sources, brokers who specialize in the sale of consumer receivable portfolios and other sources. Our consumer receivable portfolios are purchased through internally generated cash flow, seller financed credit lines/leases and traditional leverage methods. Our profitability depends upon our ability to purchase and collect on a sufficient volume of our consumer receivables to generate revenue that exceeds our costs.

As of September 30, 2008, we held approximately $500 million in consumer receivables, excluding post charge-off accrued interest. We currently service approximately 115,000 accounts and place these accounts with over 80 law firms across the 50 states and Puerto Rico. Our portfolios have face amounts ranging from $225,000 to approximately $43 million with purchase prices ranging from $0.017 to $0.25 per $1.00 of such face amounts.

Industry Overview

The growth of the accounts receivable management industry has been driven by a number of industry trends, including:

•	increasing levels of debt;

•	mounting debt and pressure on banks and financial institutions to remove nonperforming or unattractive assets from their balance sheets;

•	increasing defaults of the underlying receivables; and

•	increasing utilization of third-party providers to collect such receivables.

According to the U.S. Federal Reserve Board, the consumer credit industry increased from $731.9 billion of consumer debt obligations in 1988 to $2.6 trillion of consumer debt obligations in June 2008, a compound annual growth rate of 6.5%. The U.S. Treasury Department has indicated that approximately 40% of U.S. consumer credit is provided through securitization of credit card receivables, auto loans, and student loans. The 2007 Kaulkin Ginsberg Company Report projects that the consumer credit market will increase to $3.2 trillion by 2011 from $2.4 trillion in 2007. We utilize law firms to collect our revenues, which we believe is one of the fastest growing segments of the collections industry. According to the 2007 Kaulkin Ginsberg Company Report, law firms collections revenue is expected to increase 15% a year from $1.2 billion in 2006 to $2.4 billion in 2011.

Business Strategy

Our primary objective is to utilize our management’s experience and expertise to effectively grow our business. We intend to do so by identifying, evaluating, pricing and acquiring distressed consumer receivable portfolios that are identified as optimal for collection through our legal collection network and maximizing the return on such assets in a cost efficient manner. Our strategy includes:

•	conducting extensive internal due diligence to ensure our third party servicers are provided with the most complete available information about a portfolio in order to maximize collections;

•	outsourcing the legal collection process to a national legal network that is compensated on a fixed success-based commission schedule;

•	managing the legal collection and servicing of our receivable portfolios;

•	expanding geographically while maintaining the same disciplined management of the legal collection network;

•	increasing and expanding financial flexibility and leverage through increased capital lines of credit; and

•	expanding our business through the purchase of consumer receivables from new and existing sources.

We believe that as a result of our management’s experience and expertise and the fragmented yet growing market in which we operate, we are well-positioned to successfully implement our strategy.

Competitive Strengths

We have a number of competitive advantages which we believe differentiate us from our competitors and that have enabled us to effectively grow our business by identifying, evaluating, pricing and acquiring consumer receivable portfolios that are optimal for collection through our legal collection network and maximizing the return on such assets. We believe that our proprietary pricing model and our focus on the legal collections model provide us with significant advantages over competitors. Our competitive strengths are:

•	Experienced, Specialized Management Team: Our leadership team is comprised of executives with over 60 years of combined experience in the collections industry. John C. Kleinert, our Chief Executive Officer, founded our company in 1998 after spending 15 years at Goldman Sachs. While at Goldman, Mr. Kleinert worked in several different capacities, including running the Municipal Bond Trading Desk and ultimately serving as a General Partner and then as a Limited Partner. W. Peter Ragan, Jr., co-founder and our President, applied his over 12 years of collections industry experience and expertise to develop our proprietary pricing model and to develop our legal collection platform (including lawyer selection, software to manage our legal network, incentive platform and legal collections network monitoring). His father, W. Peter Ragan, Sr., co-founder and senior advisor to us, has litigated many reported cases in the creditor’s rights arena. James J. Mastriani, our Chief Legal Officer and Chief Financial Officer since joining us in 2004, has over 10 years experience in the consumer finance and financial services industries.

•	Disciplined Proprietary Pricing Model: We utilize our proprietary pricing model to value portfolios which we believe are optimal for collection through our legal collection network and can provide attractive returns. This model was developed based on our management team’s extensive experience working in the consumer receivables marketplace. The prices we pay for our consumer receivable portfolios are dependent on many criteria including the age of the portfolio, the type of receivable, our analysis of the percentage of obligors who owe debt that is collectible through legal collection means and the geographical distribution of the portfolio. We are generally willing to pay higher prices for portfolios that have a higher percentage of obligors whose debt we believe is collectible through legal collection means. Price fluctuations for portfolio purchases from quarter-to-quarter or year-over-year are indicative of the economy or overall mix of the types of portfolios we are purchasing.

•	Legal Collections Model: We utilize third party law firms, including a law firm owned by certain of our officers and directors, to collect our receivable portfolios. We currently service approximately 115,000 accounts and place these accounts with over 80 law firms across the 50 states and Puerto Rico. We actively manage our outsourced legal network through advanced information technology systems. We believe that our senior management team, two of whom are collections lawyers, understands what our legal third parties need to properly collect and service our portfolios, which provides us with a significant competitive advantage. We generally only utilize two lawyers in most states and are regularly solicited by independent law firms seeking to join our network. In addition, we believe we can direct significantly more business to the law firms in our network.

•	Scaleable, Profitable Business Model: We are able to keep fixed costs very low and currently have only 12 employees, of which 10 are full-time employees. As we acquire more portfolios, the only cost that we expect would significantly increase is the professional fees paid to the lawyers we utilize to collect our receivables. Our management team, information technology systems platform, purchasing model and legal collections can all support a significantly larger accounts receivable portfolio.

Consumer Receivables Purchase Program

We have purchased more than 70 portfolios from over 15 different debt sellers since 2003. Our focus has historically been on purchases of charged-off credit card receivables and consumer installment loans, which receivables make up over 95% of our portfolio. We also have purchased portfolios that contain a minimal percentage of auto deficiency and health club receivables. Although we have no policy limiting purchases of other types of charged-off receivables, to date, we have not purchased any telecom, utility, healthcare, student loan, mobile home or retail mail order receivables. While we have no policy limiting purchases from a single debt seller, we purchase from a diverse set of debt sellers and our purchasing decisions are based upon constantly changing economic and competitive conditions as opposed to long-term relationships with particular debt sellers.

Each potential acquisition begins with a quantitative and qualitative analysis of the portfolio. In the initial stages of the due diligence process, we typically review basic data on the portfolio’s accounts. This data typically includes the account number, the obligor’s name, address, social security number, phone numbers, outstanding balance, date of charge-off, last payment date and account origination. We will not bid on portfolios to the extent that this information is not available. We analyze this information on an account by account basis and summarize it based on certain key metrics that enable us to make a determination that the debt is optimally collected through legal collection means, such as, but not limited to:

•	the number of collection agencies previously attempting to collect the receivables in the portfolio;

•	state distribution of the obligors in the portfolio as different states have different liquidation rates, which is factored into our cash flow analysis;

•	obligor’s last known residence;

•	type of receivable;

•	availability of account documentation (e.g. charge-off statements, account statements, applications);

•	the applicable state’s statute of limitations;

•	age of the charged-off receivable (as older receivables may liquidate at a different rate than newer receivables); and

•	management’s assessment of each debtor’s ability to repay this debt based on an account by account analysis.

In addition, we generally request the seller to provide answers to a questionnaire designed to help us understand important qualitative factors relating to the portfolio. The age of a charged-off consumer receivables portfolio, or the time since an account has been charged-off by the credit originator and the number of times a portfolio has been placed with third parties for collection purposes, is one of many factors in determining the price at which we will offer to purchase a receivables portfolio. As long as the charged-off receivables are collectible through legal collection means based on the relevant state’s applicable statute of limitations, we will purchase accounts at any point in the delinquency cycle. We deploy our capital within these delinquency stages based upon management’s assessment of the values of the available debt portfolios based on our analysis of certain key metrics and our proprietary pricing model.

We purchase the portfolios at a percentage discount to the outstanding balance of the originator at the time of charge-off. The purchase balance may include interest and other fees which are accrued by the originator prior to charge-off. In the case of credit cards, the interest and late fees accumulated prior to charge- off are regarded as principal by the credit card companies. Under the terms of our receivable purchase agreements, as assignees of the debt, we may also purchase the interest accumulated up to the date of sale. Subsequent to the purchase, we may also accrue interest by accumulating simple interest on the outstanding balance based on the terms and conditions of the applicable cardholder agreement or the applicable state law. We attempt to collect the purchased balance and any interest that occurs subsequent to charge-off subject to the relevant federal and state laws governing this collection.

Portfolio Purchases and Performance

As a result of our emphasis on the legal collections model, we have historically realized significant cash collections from pools of consumer receivables years after we purchase them. The following table sets forth certain data related to our portfolios.

		Initial			Gross Cash	Average Price
	Total #	Outstanding	Purchase	Gross Cash	Collections as	per Dollar
Year	Portfolios	Amount(1)	Price(2)	Collections(3)	a % of Cost(4)	Outstanding(5)

2003	5	$11,497,833	$2,038,950	$8,611,681	422.36%	$0.18
2004	10	$9,511,088	$1,450,115	$3,493,431	240.91%	$0.15
2005	22	$133,103,213	$11,449,557	$17,671,641	154.34%	$0.09
2006	26	$199,042,032	$15,367,940	$14,984,891	97.51%	$0.08
2007	19	$129,892,667	$9,316,779	$5,386,499	57.82%	$0.07
2008	7	$15,865,914	$956,882	$208,155	21.75%	$0.06

(1)	“Initial Outstanding Amount” represents the original face amount purchased from sellers and has not been reduced by any adjustments including payments and returns. “Returns” are defined as purchase price refunded by the seller due to the return of non-compliant accounts, such as deceased and bankrupt accounts.

(2)	“Purchase Price” represents the cash paid to sellers to acquire portfolios of consumer receivables, and does not include certain capitalized acquisition costs.

(3)	“Gross Cash Collections” include gross cash collections on portfolios of consumer receivables as of September 30, 2008.

(4)	“Gross Cash Collections as a Percentage of Cost” represents the gross cash collections on portfolios of consumer receivables as of September 30, 2008 divided by the Purchase Price of such portfolios in the related calendar year.

(5)	“Average Price Per Dollar Outstanding” represents the Purchase Price of portfolios of consumer receivables divided by the Initial Outstanding Amount of such portfolios purchased in the related calendar year.

Collections and Operating Expenses

We outsource all of our legal collection process of our receivables to third-party law firms based upon specific guidelines established by us and set forth in a third party servicing contract. Our standard form of servicing contract provides for a payment to the law firm of a contingency fee equal to 25% of all amounts collected and paid by the debtors. These legal expenses are included as professional fees in our consolidated statements of income. The following table sets forth certain data regarding our expenses as they relate to cash collections on our portfolios.

	For the		For the
	Nine Months Ended		Years Ended
	September 30,		December 31,
	2008	2007	2007	2006

Cash collections	$13,620,759	$13,058,115	$17,960,713	$10,777,742
Portfolio purchases, at cost	956,882	9,060,980	9,316,779	15,367,940
Portfolio purchases, at face	15,865,914	127,066,158	129,892,667	199,042,032
Cumulative aggregate managed portfolios, at face	498,912,748	480,220,325	483,046,834	353,154,167

Professional fees	$3,817,408	$3,438,740	$4,791,224	$2,888,643
General and administrative expenses	1,557,351	2,156,741	2,479,608	2,205,211

Total operating expenses	$5,374,759	$5,595,481	$7,270,832	$5,093,854

Operating expenses to cash collections(1)	39.46%	42.85%	40.48%	47.26%
General and administrative expenses to cash collections(1)	11.43%	16.52%	13.81%	20.46%

(1)	The ratio information for the nine months ended September 30, 2008 and September 30, 2007 has been annualized.

Recent Developments

On November 14, 2008, we amended our Certificate of Incorporation to (a) effect a 1-for-20 reverse stock split of our then issued and outstanding shares of common stock and (b) change our name to Velocity Portfolio Group, Inc. The 1-for-20 reverse stock split took effect on November 17, 2008. All references to common share numbers contained in this prospectus, including our consolidated financial statements, give retroactive effect to the reverse stock split.

Corporate Information

Our principal executive offices are located at 1800 Route 34 North, Building 4, Suite 404A, Wall, New Jersey 07719, and our telephone number is (732) 556-9090. Our corporate website is www.velocitycollect.com. The information on our website is not incorporated by reference in this prospectus.

This Offering

Common stock offered by us	7,000,000 shares

Common stock outstanding prior to this offering (1)	893,799 shares

Common stock outstanding after this offering (1)	7,893,799 shares

Net proceeds	The net proceeds of this offering will be approximately $33.4 million, assuming a public offering price of $5.24 per share, the last reported sale price of our common stock on the NYSE Alternext on December 8, 2008.

Use of proceeds	We intend to use the estimated net proceeds from this offering primarily for the purchase of portfolios of unsecured consumer receivables and for general corporate purposes, including working capital, which may include the repayment of debt to third parties other than our affiliates and related parties.

Market for common stock	Our common stock is listed on the NYSE Alternext under the symbol “PGV”.

Dividend policy	We have never declared or paid any cash dividends on our common stock. We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying cash dividends in the foreseeable future.

(1)	The total number of shares of common stock that will be outstanding prior to and after this offering is based on the number of shares outstanding as of December 8, 2008. The total number of outstanding shares of common stock does not include:

(i) outstanding unexercised options or warrants exercisable for 263,391 shares of common stock with per share exercise prices ranging between $18.00 and $62.00;

(ii) 276,000 shares of common stock issuable upon conversion of 1,380,000 shares of preferred stock issued in May 2006;

(iii) 47,000 shares of common stock issuable upon conversion of the convertible debt in the principal amount of $2,350,000 issued in connection with a private placement consummated in June and July 2007; and

(iv) 1,050,000 shares of common stock issuable upon exercise by the underwriters of the over-allotment option.

Risk Factors
Investing in our common stock involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus beginning on page 10.

Summary Financial Data

The summary financial data for the fiscal years ended December 31, 2007 and 2006 was derived from our financial statements that have been audited by Weiser LLP for the fiscal years then ended. The nine months ended September 30, 2008 and 2007 and the years ended December 31, 2007 and 2006 data were restated to reflect discontinued operations. All common shares numbers have been restated to reflect the 1-for-20 reverse stock split. The summary financial data for the nine months ended September 30, 2008 and 2007 was derived from our unaudited financial data but, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for such periods. Historical results are not necessarily indicative of the results to be expected in the future. You should read the summary selected consolidated financial data presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

Consolidated Statements of Income Data (As Restated)

	For the Nine Months Ended		For the Years Ended
	September 30,		December 31,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)

Revenues
Income on consumer receivables	$10,942,757	$9,901,507	$13,863,538	$8,431,259
Other income	3,334	27,176	27,847	208,405

Total revenues	10,946,091	9,928,683	13,891,385	8,639,664

Operating Expenses
Professional fees (including fees paid to related parties of $634,081 and $868,761 for the nine months ended September 30, 2008 and 2007, respectively and $1,128,107 and $1,225,577 for the years ended December 31, 2007 and 2006, respectively)	3,817,408	3,438,740	4,791,224	2,888,643
General and administrative expenses	1,557,351	2,156,741	2,479,608	2,205,211

Total operating expenses	5,374,759	5,595,481	7,270,832	5,093,854

Income from operations	5,571,332	4,333,202	6,620,553	3,545,810
Interest expense (including interest incurred to related parties of $28,435 and $10,500 for the nine months ended September 30, 2008 and 2007, respectively and $14,000 and $18,269 for the years ended December 31, 2007 and 2006, respectively)	(880,064)	(1,196,045)	(1,623,520)	(908,147)

Income from continuing operations before provision for income taxes	4,691,268	3,137,157	4,997,033	2,637,663
Provision for income taxes	1,888,038	1,307,720	2,090,143	1,102,638

Income from continuing operations	2,803,230	1,829,437	2,906,890	1,535,025
Loss from discontinued operations (including fees paid to related parties of $-0- and $4,531 and $6,238 and $15,667 and interest incurred to related parties of $175,056 and $164,559 and $233,194 and $216,528 for the nine months ended September 30, 2008 and 2007, respectively and the years ended December 31, 2007 and 2006, respectively and net of tax benefit of $442,430 and $195,330 and $244,808 and $130,597 for the nine months ended September 30, 2008 and 2007, respectively and years ended December 31, 2007 and 2006, respectively	(1,124,027)	(269,288)	(334,815)	(216,335)

Net income	1,679,203	1,560,149	2,572,075	1,318,690
Preferred dividends	(1,035,000)	(1,035,000)	(1,380,000)	(851,005)

Net income attributable to common stockholders	$644,203	$525,149	$1,192,075	$467,685

Earnings (loss) per common share:
Income from continuing operations:
Basic	$2.02	$0.98	$1.86	$0.85
Diluted	$2.02	$0.89	$1.69	$0.79
Discontinued operations:
Basic	$(1.29)	$(0.33)	$(0.41)	$(0.27)
Diluted	$(1.28)	$(0.30)	$(0.37)	$(0.25)
Net income:
Basic	$0.74	$0.65	$1.45	$0.58
Diluted	$0.73	$0.59	$1.32	$054
Average common shares — basic	873,606	808,811	819,752	800,433
Average common shares — diluted	876,511	893,462	903,788	863,844

Consolidated Balance Sheet Data (As Restated)

	September 30,	December 31,	December 31,
	2008	2007	2006
	(Unaudited)

Assets
Cash and cash equivalents	$33,992	$162,180	$2,444,356
Consumer receivables, net	46,152,417	46,971,014	38,327,926
Property and equipment, net of accumulated depreciation	47,347	64,420	68,619
Deferred income tax asset, net	83,600	98,600	205,900
Security deposits	30,224	30,224	30,100
Other assets (including $0, $115,146 and $0 employee loan to a related party at September 30, 2008 and December 31, 2007 and 2006, respectively)	351,035	487,071	195,198
Assets of discontinued operations	5,730,328	6,793,319	7,162,060

Total assets	$52,428,943	$54,606,828	$48,434,159

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable and accrued expenses	$477,590	$552,269	$266,756
Estimated court and media costs	5,742,939	7,374,212	8,446,319
Line of credit	9,792,567	14,429,138	13,791,388
Notes payable	400,000	—	—
Notes payable to related parties	740,000	200,000	200,000
Convertible subordinated notes	2,350,000	2,350,000	—
Income taxes payable	1,605,919	820,222	600,974
Liabilities from discontinued operations (including notes payable to related parties of $2,300,000)	5,490,675	4,374,441	3,556,751

Total liabilities	26,599,690	30,100,282	26,862,188

Stockholders’ Equity
Series A 10% convertible preferred stock, $0.001 par value, 10,000,000 shares authorized, 1,380,000 shares issued and outstanding (liquidation preference of $13,800,000)	1,380	1,380	1,380
Common stock, $0.001 par value, 40,000,000 shares authorized, 893,799, 853,341, and 806,466 shares issued and outstanding, respectively	894	853	806
Additional paid-in-capital	25,938,620	25,260,157	23,517,704
Accumulated deficit	(111,641)	(755,844)	(1,947,919)

Total stockholders’ equity	25,829,253	24,506,546	21,571,971

Total liabilities and stockholders’ equity	$52,428,943	$54,606,828	$48,434,159

Operating and Other Financial Data

	For The		For The
	Nine Months Ended		Years Ended
	September 30,		December 31,
	2008	2007	2007	2006

Cash collections	$13,620,759	$13,058,115	$17,960,713	$10,777,742
Portfolio purchases, at cost	956,882	9,060,980	9,316,779	15,367,940
Portfolio purchases, at face	15,865,914	127,066,158	129,892,667	199,042,032
Cumulative aggregate managed portfolios, at face	498,912,748	480,220,325	483,046,834	353,154,167
Return on average assets(1)(2)	4.17%	4.01%	4.97%	3.95%
Return on average stockholders’ equity(1)(3)	8.89%	9.32%	11.56%	8.92%
Return from continuing operations on average assets(1)(4)	6.96%	4.70%	5.62%	4.59%
Return from continuing operations on average stockholders’ equity(1)(5)	14.84%	10.93%	13.06%	10.39%
Operating expenses to cash collections(1)	39.46%	42.85%	40.48%	47.26%
General and administrative expenses to cash collections(1)	11.43%	16.52%	13.81%	20.46%

(1)	The ratio information for the nine months ended September 30, 2008 and September 30, 2007 has been annualized.

(2)	The return on average assets is computed by dividing net income by average total assets for the period.

(3)	The return on average stockholders’ equity is computed by dividing net income by average stockholders’ equity for the period.

(4)	The return from continuing operations on average assets is computed by dividing income from continuing operations by average total assets for the period.

(5)	The return from continuing operations on average stockholders’ equity is computed by dividing income from continuing operations by average stockholders’ equity for the period.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before you invest in our common stock, you should understand and carefully consider the risks below, as well as all of the other information contained in this prospectus and our financial statements and the related notes included elsewhere in this prospectus. Any of these risks could have a material adverse effect on our business, financial condition, results of operations and the trading price of our common stock may decline, and you may lose all or part of your investment.

If we are unable to access external sources of financing we may not be able to fund and grow our operations.

We depend on loans from our $22.5 million credit facility, our cash flow from operations and other external sources, including the proceeds from this offering, to fund and expand our operations. Our ability to grow our business is dependent on availability under our credit facility and our access to additional financing and capital resources at acceptable rates. The failure to obtain financing and capital on acceptable financing terms as needed could limit our ability to purchase consumer receivable portfolios and achieve our growth plans.

We have a $22.5 million credit facility with Wells Fargo, which expires in January 2011. As of September 30, 2008, we had approximately $12.7 million of credit available. However, many financial institutions have been adversely impacted by the current financial crisis and, as a result, have ceased or reduced the amount of lending they have made available to their customers. As a result, we may have insufficient credit lines available to purchase additional receivables, unless we successfully obtain additional credit.

We have also raised additional capital from time to time through private placement offerings, or public offerings of equity or debt securities, or a combination thereof. Although we have no specific capital raising transactions currently under negotiation other than this offering, we may determine to undertake such transactions at any time. Such transactions could include the sale of equity or debt at less than the market price of our common stock at the time of such transaction. The terms of any such capital raising transaction would be considered by the board of directors at the time it is proposed by management. Our ability to obtain additional financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. We may be unable to arrange additional financing on terms satisfactory to us or at all. If additional financing is raised by the issuance of common stock you may suffer additional dilution and if additional financing is raised through debt financing, it may involve significant restrictive covenants which could affect our ability to operate our business. In addition, we may incur significant costs in connection with any potential financing, whether or not we are able to raise additional capital.

We may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all.

Our ability to execute our business strategy depends upon the continued availability of consumer receivable portfolios that meet our purchasing criteria and our ability to identify and finance the purchases of such assets. The availability of consumer receivable portfolios at favorable prices and on terms acceptable to us depends on a number of factors outside of our control, including:

•	the continuation of the current growth trend in debt;

•	the continued volume of consumer receivable portfolios available for sale;

•	competitive factors affecting potential purchasers and sellers of consumer receivable portfolios; and

•	fluctuations in interest rates.

The market for acquiring consumer receivable portfolios is becoming more competitive, thereby possibly diminishing our ability to acquire such portfolios at attractive prices in future periods. The growth in debt may also be affected by:

•	a continued slowdown in the economy;

•	continued reductions in consumer spending;

•	changes in the underwriting criteria by originators;

•	changes in laws and regulations governing lending and bankruptcy; and

•	fluctuation in interest rates.

The continued slowing of growth in consumer spending could result in a decrease in the availability for purchase of consumer receivable portfolios that could affect the purchase prices of such portfolios. Any increase in the prices we are required to pay for such assets in turn will reduce the possible profit, if any, we generate from such assets.

We may not be able to recover sufficient amounts from the assets we acquire to recover the costs associated with the purchase and servicing of those assets and to fund our operations.

We acquire and collect on charged-off consumer receivable portfolios. In order to operate profitably over the long term, we must continually purchase and collect on a sufficient volume of receivables to generate revenue that exceeds our costs. Our inability to realize value from our receivable portfolios in excess of the purchase price paid for such receivables and our expenses may compromise our ability to remain as a going concern. The originators or interim owners of the receivables generally have:

•	made numerous attempts to collect on these obligations, often using both their in-house collection staff and third-party collection agencies;

•	subsequently deemed these obligations as uncollectible; and

•	charged-off these obligations.

These receivable portfolios are purchased at significant discounts to the actual amounts the obligors owe. These receivables are difficult to collect and actual recoveries may vary and be less than the amount expected. In addition, our collections may worsen in a weak economic cycle, such as the cycle we are currently experiencing in the United States. In addition, as the unemployment rate increases, we may also experience lower recovery rates. As a result, we may not recover amounts in excess of our acquisition and servicing costs. Since 2003, we have purchased approximately $500 million in original face amount of consumer receivables at a purchase price of approximately $40.6 million. Such original outstanding amount does not include interest and other fees which are accrued by the originator subsequent to the time of charge-off. We have collected approximately $50.4 million of such consumer receivables, which includes interest accrued post charge-off. As of September 30, 2008, we have approximately $671 million in current face amount of consumer receivables, which includes interest accrued post charge-off and excludes uncollectible accounts, such as deceased and bankrupt accounts. For the reasons set forth herein and elsewhere in this prospectus, we cannot estimate what percentage of the current face amount of consumer receivables we will actually collect.

Our ability to recover on our consumer receivable portfolios and produce sufficient returns can also be negatively impacted by the quality of the purchased receivables. In the normal course of our portfolio acquisitions, some receivables may be included in the portfolios that fail to conform to certain terms of the purchase agreements and we may seek to return these receivables to the seller for payment or replacement receivables. However, such sellers may not be able to meet their payment obligations to us. In addition, in order to obtain a portfolio of receivables, we may be required to purchase certain receivables that do not meet our general purchase criteria. Accounts that we are unable to return to sellers or that do not meet our general purchase criteria may yield no return. If cash flows from operations are less than anticipated as a result of our inability to collect sufficient amounts on our receivables, our ability to satisfy our debt obligations, purchase new portfolios and our future growth and profitability may be materially adversely affected.

We are subject to intense competition for the purchase of distressed assets that may affect our ability to purchase distressed assets at acceptable prices or at all.

We compete with other purchasers of consumer receivable portfolios, with third-party collection agencies and with financial services companies that manage their own portfolios. We compete on the basis of reputation, industry experience and performance. Some of our competitors have greater capital, personnel and other resources than we have. The possible entry of new competitors, including competitors that historically have focused on the acquisition of different asset types, and the expected increase in competition from current market participants, may reduce our access to consumer receivable portfolios. Aggressive pricing by our competitors could raise the price of such distressed assets above levels that we are willing to pay, which could reduce the amount of such assets suitable for us to purchase or, if purchased by us, reduce the profits, if any, generated by such assets. If we are unable to purchase distressed assets at favorable prices or at all, our revenues and our ability to cover operating expenses may be negatively impacted and our earnings could be materially reduced.

We are dependent upon third parties, including affiliates of our officers and directors, to service the legal collection process of our consumer receivable portfolios.

We outsource substantially all of our receivable servicing to over 80 law firms throughout the United States. As a result, we are dependent upon the efforts of our third party servicers, including the law firm of Ragan & Ragan, P.C., to service and collect our consumer receivables. Any failure by our third party servicers to adequately perform collection services for us or remit such collections to us could materially reduce our revenues and possibly our profitability. In addition, our revenues and profitability could be materially adversely affected if we are not able to secure replacement servicers.

Conflicts of interest may occur as a result of W. Peter Ragan, Sr. serving as a director and officer of our company, and W. Peter Ragan, Jr., serving as an officer of our company, while also being the principals of Ragan & Ragan, P.C., our third party servicers in the State of New Jersey.

As officers and, in the case of W. Peter Ragan, Sr., also as a director, of our company, Messrs. Ragan and Ragan have a fiduciary duty to our stockholders. However, their position as the principals of the law firm Ragan & Ragan, P.C., the primary third party servicers of our consumer receivable portfolios in the State of New Jersey, may compromise their ability to make decisions in the best interests of our stockholders.

Each of Messrs. Ragan and Ragan devotes approximately 50% of his business time to our affairs in accordance with the terms of his respective employment agreement and the balance of his business time to his law practice which includes the representation of companies that may be deemed our competitors. Accordingly, there are potential conflicts of interest inherent in such relationship. The current agreement by and between our wholly-owned subsidiary, Velocity Investments (“VI”), and Ragan & Ragan P.C. is for one calendar year, and automatically extends for additional periods of one calendar year each unless terminated by us. The agreement provides for the payment to such firm of a contingency fee equal to 25% of all amounts collected and paid by the obligors. The shareholders of Ragan & Ragan, P.C. are W. Peter Ragan, Sr., our vice president and a director, and W. Peter Ragan Jr., president of our wholly-owned subsidiary, VI. During 2007 and 2006, we paid Ragan & Ragan, P.C. an aggregate of $1,134,345 and $1,241,244 respectively, for services rendered in accordance with the terms of the agreements between our subsidiaries and Ragan & Ragan, P.C. Pursuant to an employment agreement dated January 1, 2004, by and between W. Peter Ragan, Sr. and us, Mr. Ragan, Sr. is entitled to an annual salary of $100,000 in consideration for his position as our Vice President and president of our wholly-owned subsidiaries, J. Holder, Inc. (“J. Holder”) and VOM, LLC (“VOM”). In addition, pursuant to an employment agreement dated January 1, 2004, by and between W. Peter Ragan, Jr. and us, Mr. Ragan, Jr. is entitled to an annual salary of $100,000 per year in consideration for his position as president of our wholly-owned subsidiary, VI.

Each of Messrs. Ragan and Ragan beneficially own approximately 12.9% of our issued and outstanding shares of common stock as of December 8, 2008.

The loss of any of our executive officers may adversely affect our operations and our ability to successfully acquire distressed assets.

John C. Kleinert, our president and chief executive officer, W. Peter Ragan, Sr., our vice president, W. Peter Ragan, Jr., president of our wholly-owned subsidiary, VI, and Mr. James J. Mastriani, our chief financial officer, chief legal officer, treasurer and secretary, are responsible for making substantially all management decisions, including determining which distressed assets to purchase, the purchase price and other material terms of such acquisitions and when to sell such portfolios. Although we have entered into employment agreements with each of such individuals, the loss of any of their services could disrupt our operations and adversely affect our ability to successfully acquire consumer receivable portfolios. In addition, we have not obtained “key man” life insurance on the lives of Mr. Kleinert, Mr. Ragan, Sr., Mr. Ragan, Jr. and Mr. Mastriani.

We may incur substantial indebtedness from time to time in connection with our operations.

As of September 30, 2008, we had $17.7 million of debt outstanding, including borrowings under our $22.5 million credit facility and our outstanding notes, $4.4 million of which related to discontinued operations. On October 29, 2008, we issued an additional $360,000 principal amount of debt. We may incur substantial additional debt from time to time in connection with our purchase of consumer receivable portfolios which could affect our ability to obtain additional funds and may increase our vulnerability to economic downturns. In particular,

•	we could be required to dedicate a portion of our cash flows from operations to pay debt service costs and, as a result, we would have less funds available for operations, future acquisitions of consumer receivable portfolios and other purposes;

•	it may be more difficult and expensive to obtain additional funding through financings, if available at all;

•	we would be more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and

•	if we defaulted under our existing senior credit facility or other outstanding indebtedness or if our lenders demanded payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments.

Some of our debt relates to discontinued operations, and we may not be able to satisfy such debt obligations solely by liquidating the related assets.

As of September 30, 2008, we had approximately $4.4 million in outstanding debt related to the discontinued operations of our wholly-owned subsidiaries, J. Holder and VOM. Such debt consists of an outstanding balance on a line of credit and notes, including $2.3 million principal amount of notes held by related parties. As of September 30, 2008, we valued the assets attributable to the discontinued operations at $5.7 million, $4.9 million of which is attributable to properties held for sale. Due to the current economic crisis and real estate market downturn, we may be forced to accept less for such assets upon liquidation or incur additional impairment charges. Accordingly, we may not be able to satisfy our debt obligations related to our discontinued operations solely by liquidating the related assets.

We have pledged all of our assets to secure our borrowings under our credit facility and if we default under our credit facility, our operations would be seriously harmed.

Any indebtedness that we incur under our credit facility is secured by a first lien upon all of our assets, including all of our portfolios of consumer receivables acquired for liquidation. If we default under our credit facility, those assets would be available to our lender to satisfy our obligations. Any of these consequences could adversely affect our ability to acquire consumer receivable portfolios and operate our business.

The restrictions contained in the secured financings could negatively impact our ability to obtain financing from other sources and to operate our business.

We and our subsidiaries have agreed to maintain certain ratios with respect to borrowings under our credit facility against the estimated remaining return value on Wells Fargo financed portfolios. Our VI subsidiary agreed to maintain a minimum net worth and subordinated debt of at least $14,000,000 for the duration of the facility and net income of $375,000 for each calendar quarter. We have also agreed to maintain minimum net worth of at least $25,000,000 in stockholders’ equity and subordinated debt for the duration of the facility and net income of at least $200,000 for each calendar quarter. Therefore, our ability to obtain financing from other sources may be limited in the future.

Our credit facility contains certain restrictive covenants that may restrict our ability to operate our business. Furthermore, the failure to satisfy any of these covenants could:

•	cause our indebtedness to become immediately payable;

•	preclude us from further borrowings from these existing sources; and

•	prevent us from securing alternative sources of financing necessary to purchase consumer receivable portfolios and to operate our business.

The result of such failure to satisfy these covenants would significantly impact our ability to operate our business and cause our credit facility to become immediately due and payable, and give Wells Fargo the right to foreclose on our assets.

We anticipate that we will incur significant increases in interest expenses and dividend payments in the future.

As a result of our increased borrowings under our line of credit, our other outstanding debt and our preferred stock, we anticipate that we will incur significant increases in interest expense and dividend payments. We believe such increases will be offset over time by expected increased revenues from consumer receivable portfolios purchased utilizing the proceeds of these financings. However, revenues from such purchased portfolios may not exceed the additional interest expense and dividend payments. If the expected revenues from such purchased portfolios do not exceed such interest expenses and dividend payments, our results could be materially affected.

Our collections may decrease if bankruptcy filings increase.

During times of economic recession, the amount of defaulted consumer receivables generally increases, which contributes to an increase in the amount of personal bankruptcy filings. Under certain bankruptcy filings an obligor’s assets are sold to repay credit originators, but since certain of the receivables we purchase are unsecured, we often would not be able to collect on those receivables. We cannot assure you that our collection experience would not decline with an increase in bankruptcy filings. If our actual collection experience with respect to our unsecured receivable portfolios is significantly lower than we projected when we purchased the portfolios, our realization on those assets may decline and our earnings could be negatively affected.

We may not be able to acquire consumer receivables of new asset types or implement a new pricing structure.

We may pursue the acquisition of consumer receivable portfolios of asset types in which we have little current experience. We may not be able to complete any acquisitions of receivables of these asset types and our limited experience in these asset types may impair our ability to properly price these receivables or collect on these receivables. This may cause us to pay too much for these receivables, and consequently, we may not generate a profit from these receivable portfolio acquisitions.

If we fail to manage our growth effectively, we may not be able to execute our business strategy.

We have experienced rapid growth over the past several years and intend to maintain our growth. However, our growth will place demands on our resources and we cannot be sure that we will be able to manage our growth effectively. Future internal growth will depend on a number of factors, including:

•	the effective and timely initiation and development of relationships with sellers of distressed assets and strategic partners;

•	our ability to efficiently collect consumer receivables; and

•	the recruitment, motivation and retention of qualified personnel.

Sustaining growth will also require the implementation of enhancements to our operational and financial systems and will require additional management, operational and financial resources. We may not be able to manage our expanding operations effectively or maintain or accelerate our growth. Any failure to do so could adversely affect our ability to generate revenues and control our expenses.

Our operations could suffer from telecommunications or technology downtime, disruption or increased costs.

Our ability to execute our business strategy depends in part on sophisticated telecommunications and computer systems. The temporary loss of our computer and telecommunications systems, through casualty, operating malfunction or servicer’s failure, could disrupt our operations. In addition, we must record and process significant amounts of data quickly and accurately to properly bid on prospective acquisitions of consumer receivable portfolios and to access, maintain and expand the databases we use for our collection and monitoring activities. Any failure of our information systems and their backup systems would interrupt our operations. We do not maintain business interruption insurance. However, we maintain a disaster recovery program intended to allow us to operate our business at an offsite facility. In the event our disaster recovery program fails to operate as expected or we do not have adequate backup arrangements for all of our operations, we may incur significant losses if an outage occurs.

We use estimates for recognizing revenue on a majority of our consumer receivable portfolio investments and our earnings would be reduced if actual results are less than estimated.

We recognize finance income on a majority of our consumer receivable portfolios using the interest method. We only use this method if we can reasonably estimate the expected amount and timing of cash to be collected on a specific portfolio based on historic experience and other factors. Under the interest method, we recognize finance income on the effective yield method based on the actual cash collected during a period, future estimated cash flows and the portfolio’s carrying value prior to the application of the current quarter’s cash collections. At September 30, 2008, we have $46,152,417 in consumer receivables outstanding. The estimated future cash flows are reevaluated quarterly. If future cash collections on these portfolios were less than what was estimated, we would recognize less than anticipated finance income or possibly an expense that would reduce our earnings during such periods. Any reduction in our earnings could materially adversely affect our stock price.

Risk Factors Relating to Our Industry

Government regulations may limit our ability to recover and enforce the collection of our consumer receivables.

Federal, state and municipal laws, rules, regulations and ordinances may limit our ability to recover and enforce our rights with respect to the consumer receivables acquired by us. These laws include, but are not limited to, the following Federal statutes and related regulations and comparable statutes in states where obligors reside and/or where creditors are located:

•	Fair Debt Collection Practices Act;

•	Fair Credit Reporting Act;

•	Gramm-Leach-Bliley Act;

•	Electronic Funds Transfer Act;

•	Telephone Consumer Protection Act;

•	Servicemembers Civil Relief Act;

•	U.S. Bankruptcy Code;

•	Fair Credit Billing Act; and

•	the Equal Credit Opportunity Act.

We may be precluded from collecting consumer receivables we purchase where the creditors or other previous owners or servicers failed to comply with applicable law in originating or servicing such acquired receivables. Laws relating to the collection of consumer debt also directly apply to our business. Our failure to comply with any laws applicable to us, including state licensing laws, could limit our ability to recover on our receivables and could subject us to fines and penalties, which could reduce our earnings and result in a default under our loan arrangements.

In addition, while some financial services companies are eligible to receive funds from the U.S. Treasury Department’s Troubled Asset Relief Program, or TARP, we are not. Therefore, to the extent the current economic crisis adversely affects our ability to collect upon troubled assets, we do not expect to receive government assistance.

Additional laws may be enacted that could impose additional restrictions on the servicing and collection of consumer receivables. Such new laws may adversely affect the ability to collect on our receivables which could also adversely affect our revenues and earnings.

Our inability to obtain or renew required licenses or to be qualified to do business in certain states could have a material adverse effect upon our results of operations and financial condition.

We currently hold a number of licenses issued under applicable consumer credit laws. Certain of our current licenses and any licenses that we may be required to obtain in the future may be subject to periodic renewal provisions and/or other requirements. In addition, many states require companies to be qualified to do business in such states in order for such companies to be able to bring lawsuits in the courts of such states, and unqualified companies transacting business in a state are generally barred from maintaining a lawsuit in such state’s courts. If we are denied access to a state’s courts, we may not be able to bring an action to enforce collection of our receivables in that state. Our inability to renew our licenses or take any other required action with respect to such licenses or obtain or maintain qualifications to do business in certain states could limit our ability to collect on some of our receivables and otherwise have a material adverse effect upon our results of operations and financial condition.

Because our receivables are generally originated and serviced pursuant to a variety of federal and/or state laws by a variety of entities and may involve consumers in all 50 states, the District of Columbia and Puerto Rico, it is difficult to detect whether the original servicing entities have at all times been in substantial compliance with applicable law. Also, while we have no knowledge of circumstances to the contrary, it is possible that we or our servicers have been or will continue to be at all times in substantial compliance with applicable law. The failure to comply with applicable law could materially adversely affect our ability to collect our receivables and could subject us to increased costs, fines and penalties.

Class action suits and other litigation in our industry could divert our management’s attention from operating our business and increase our expenses.

Certain originators and servicers in the consumer credit industry have been subject to class actions and other litigation. Claims have included failure to comply with applicable laws and regulations and improper or deceptive origination and servicing practices. If we become a party to any such class action suit or other litigation, our results of operations and financial condition could be materially adversely affected.

Risk Factors Relating to Our Securities

Our quarterly operating results may fluctuate and may cause possible volatility in the price of our securities or cause our stock price to decline.

Because of the nature of our business, our quarterly operating results may fluctuate, which may adversely affect the market price of our common stock. Our results may fluctuate as a result of any of the following:

•	the timing and amount of collections on our consumer receivable portfolios;

•	our inability to identify and acquire additional consumer receivable portfolios;

•	a decline in the estimated value of our consumer receivable portfolio recoveries;

•	increases in operating expenses associated with the growth of our operations; and

•	general and economic market conditions.

In addition, the overall market for securities in recent years generally, and in the last year particularly, has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies and companies operating in the financial sector. The trading price of our common stock is expected to be subject to significant fluctuations including, but not limited to, the following:

•	quarterly variations in operating results and achievement of key business metrics;

•	changes in earnings estimates by securities analysts, if any;

•	any differences between reported results and securities analysts’ published or unpublished expectations;

•	announcements of new portfolio purchases by us or our competitors;

•	market reaction to any acquisitions, divestitures, joint ventures or strategic investments announced by us or our competitors;

•	shares being sold pursuant to Rule 144 or upon exercise of warrants or options or conversion of our outstanding preferred stock and convertible notes; and

•	general economic or stock market conditions unrelated to our operating performance.

These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our securities.

Because three stockholders own a large percentage of our voting stock, other stockholders’ voting power may be limited.

As of December 8, 2008, John C. Kleinert, W. Peter Ragan, Sr. and W. Peter Ragan, Jr., three of our executive officers, beneficially owned or controlled approximately 73.2% (including shares issuable upon exercise of warrants owned by such stockholders) of our shares. Following this offering, such stockholders will beneficially own approximately 9.8% of our outstanding stock, assuming 7,000,000 shares of common stock are sold in this offering. If those stockholders act together, they may have the ability to influence matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. In addition, the ownership of such three stockholders could preclude any unsolicited acquisition of us, and consequently, materially adversely affect the price of our common stock. These stockholders may make decisions that are adverse to your interests.

Our organizational documents, employment and change of control agreements and Delaware law make it more difficult for us to be acquired without the consent and cooperation of our board of directors and management.

Provisions of our organizational documents and Delaware law may deter or prevent a takeover attempt, including a takeover attempt in which the potential purchaser offers to pay a per share price greater than the current market price of our common stock. In addition, our employment and change of control agreements with certain of our executive officers require lump sum payments and the immediate vesting of unvested stock grants and stock options upon a change of control. Under the terms of our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of such shares. The ability to issue shares of preferred stock could tend to discourage takeover or acquisition proposals not supported by our current board of directors. In addition, we are subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations with some stockholders once the stockholder acquires 15% or more of our common stock.

The issuance of authorized shares of preferred stock and additional common stock may result in dilution to existing stockholders, adversely affect the rights of existing stockholders and depress the price of our common stock.

We have 10,000,000 shares of authorized “blank check” preferred stock, the terms of which may be fixed by our board of directors. Our board of directors has the authority, without stockholder approval, to create and issue one or more series of such preferred stock and to determine the voting, dividend and other rights of the holders of such preferred stock. Depending on the rights, preferences and privileges granted when the preferred stock is issued, it may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders, may discourage bids for our common stock at a premium over the market price of the common stock and may adversely affect the market price of and voting and other rights of the holders of our common stock.

As of December 8, 2008, there were 1,380,000 shares of preferred stock outstanding, convertible into 276,000 shares of our common stock. In addition to the preferred stock, we are authorized to issue 40,000,000 shares of our common stock. As of December 8, 2008, there were 893,799 shares of our common stock issued and outstanding. However, the total number of shares of common stock issued and outstanding does not include outstanding unexercised options, warrants, convertible preferred shares or convertible debt exercisable for 586,391 shares of common stock, which we have reserved as of December 8, 2008. We have reserved a total of 50,000 shares of common stock under our 2004 Equity Incentive Program. As of September 30, 2008, 11,600 shares had been issued under such plan.

Under most circumstances, our board of directors has the right, without stockholder approval, to issue authorized but unissued and nonreserved shares of our common stock. If all of these shares were issued, it would dilute the existing stockholders and may depress the price of our common stock.

Any of (i) the exercise of the outstanding options and warrants, (ii) the conversion of the preferred stock, or (iii) the conversion by the convertible debenture holder of such debenture into shares of our common stock will reduce the percentage of common stock held by the public stockholders. Further, the terms on which we could obtain additional capital during the life of the options and warrants may be adversely affected, and it should be expected that the holders of the options and the warrants would exercise them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such options and warrants. As a result, any issuance of additional shares of common stock may cause our current stockholders to suffer significant dilution and depress the price of our common stock.

Common stock eligible for future sale may depress the price of our common stock in the market.

As of December 8, 2008, there were 893,799 shares of common stock held by our present stockholders, and approximately 712,386 shares may be available for public sale by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. 155,003 shares, 68,200 shares and 53,813 shares may be sold pursuant to current registration statements effective on August 12, 2005, December 29, 2005 and December 18, 2007, respectively. In general, pursuant to Rule 144, after satisfying a six month holding period: (i) affiliated stockholder (or stockholders whose shares are aggregated) may, under certain circumstances, sell within any three month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale and (ii) non-affiliated stockholders may sell without such limitations, provided we are current in our public reporting obligations. Rule 144 also permits the sale of securities by non-affiliates that have satisfied a one year holding period without any limitation or restriction. The sale of such a large number of shares may cause the price of our common stock to decline.

We, and each of our executive officers and directors, have agreed, for a period of 180 days after the date of this prospectus, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to sell, make any short sale, or otherwise dispose of or hedge, directly or indirectly, any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock or warrants or other rights to purchase shares of our common stock or other similar securities without, in each case, the prior written consent of Sandler O’Neill & Partners, L.P. and Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC.

We have never paid dividends on our common stock and do not anticipate paying dividends on our common stock for the foreseeable future; therefore, returns on your investment may only be realized by the appreciation in value of our securities, if any.

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We plan to retain any future earnings to finance growth. Because of this, investors who purchase our common stock and/or convert their warrants into common stock may only realize a return on their investment if the value of our common stock appreciates. If we determine that we will pay dividends to the holders of our common stock, we may be unable to pay on a timely basis.

We may be de-listed from the NYSE Alternext if we do not meet continued listing requirements.

If we do not meet the continued listing requirements of the NYSE Alternext and our common stock is delisted by the NYSE Alternext, trading of our common stock would thereafter likely be conducted on the OTC Bulletin Board. In such case, the market liquidity for our common stock would likely be negatively affected, which may make it more difficult for holders of our common stock and preferred stock to sell their securities in the open market and we could face difficulty raising capital necessary for our continued operations.

The NYSE Alternext requires that in the event a listed security has been trading at a low price per share for a substantial period of time, the issuer must effect an appropriate reverse stock split. On November 17, 2008, we effected a one-for-twenty reverse stock split in part to satisfy NYSE Alternext listing requirements. Nevertheless, our common stock may in the future trade at levels that do not meet the NYSE Alternext requirements.

We have broad discretion in the use of proceeds of this offering.

We have not designated the anticipated net proceeds of this offering for specific uses. Accordingly, our management will have considerable discretion in the application of the net proceeds of this offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. See “Use of Proceeds.”

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus includes and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 with respect to our financial condition, results of operations, plans, objectives, future performance and business, which are usually identified by the use of words such as “will,” “may,” “anticipates,” “believes,” “estimates,” “expects,” “projects,” “plans,” “predicts,” “continues,” “intends,” “should,” “would,” or similar expressions. We intend for these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with these safe harbor provisions.

These forward-looking statements reflect our current views and expectations about our plans, strategies and prospects, which are based on the information currently available and on current assumptions.

These plans, intentions or expectations may not be fully achieved, if at all. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including those factors described in the “Risk Factors” section beginning on page 9 of this prospectus. Listed below and discussed elsewhere in this prospectus are some important risks, uncertainties and contingencies that could cause our actual results, performances or achievements to be materially different from the forward-looking statements included or incorporated by reference in this prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	the availability for purchase of consumer receivable portfolios, interests in distressed real property and tax lien certificates that satisfy our criteria;

•	competition in the industry;

•	the availability of debt and equity financing;

•	future acquisitions;

•	availability of qualified personnel;

•	international, national, regional and local economic and political changes;

•	general economic and market conditions, including the current economic and housing crisis, could have a material effect on the current carrying value of real properties held for sale by our discontinued operations.

•	changes in applicable state and federal laws;

•	trends affecting our industry, our financial condition or results of operations;

•	the timing and amount of collections on our consumer receivable portfolios in light of the current economic and housing crisis; and

•	increases in operating expenses associated with the growth of our operations.

You should read this prospectus and the documents that we incorporate by reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the common stock in this offering will be approximately $33,387,400, assuming a public offering price of $5.24 per share, the last reported sale price of our common stock on the NYSE Alternext on December 8, 2008, after deducting the underwriting discount and estimated offering expenses of approximately $725,000, or approximately $38,504,260 if the underwriters’ over-allotment option is exercised in full.

The net proceeds of this offering will be used primarily to purchase portfolios of consumer receivables and for general corporate purposes, including working capital, which may include the repayment of debt to third parties other than our affiliates and related parties. The amounts actually spent for these purposes may vary significantly and will depend on a number of factors, including our operating costs and other factors described under “Risk Factors.” Accordingly, management will retain broad discretion as to the allocation of the net proceeds of this offering.

Pending these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing securities.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

From May 9, 2002 through April 12, 2004, our common stock traded on the OTC Bulletin Board under the symbol “TLOP.” From April 12, 2004 through August 8, 2007, our common stock traded on the OTC Bulletin Board under the symbol “VCYA.” On August 9, 2007, our common stock began trading on AMEX under the symbol “JVI”. On October 1, 2008, as a result of the New York Stock Exchange’s acquisition of AMEX, our stock began trading on the NYSE Alternext. On November 17, 2008, in connection with our 1-for-20 reverse stock split, our stock began trading on the NYSE Alternext under the symbol “PGV”.

The following chart sets forth the high and low per share bid prices as quoted on the OTC Bulletin Board for each quarter from January 1, 2006 through December 8, 2008, as adjusted for the 1-for-20 reverse stock split. These quotations reflect prices between dealers, do not include retail mark-ups, mark-downs or commissions and may not reasonably represent actual transactions.

Period Ended	High	Low

Fiscal Year Ended December 31, 2006
First Quarter	$41.80	$34.00
Second Quarter	41.00	32.00
Third Quarter	38.00	25.00
Fourth Quarter	42.00	24.00
Fiscal Year Ended December 31, 2007
First Quarter	51.40	40.00
Second Quarter	48.00	35.00
Third Quarter (through August 8, 2007)	58.40	40.00

The following chart sets forth the high and low per share sales prices of our common stock as reported by AMEX from August 9, 2007 through October 1, 2008, and as reported by the NYSE Alternext from October 1, 2008 through December 8, 2008.

Period Ended	High	Low

Fiscal Year ended December 31, 2007
Third Quarter (from August 9, 2007)	$58.20	$41.00
Fourth Quarter	50.00	25.00
Fiscal Year Ended December 31, 2008
First Quarter	26.00	16.00
Second Quarter	26.00	17.60
Third Quarter	24.00	8.00
Fourth Quarter (through December 8, 2008)	11.00	4.80

On December 8, 2008, the closing price of our common stock as reported on the NYSE Alternext was $5.24 per share.

Holders of Record

As of September 8, 2008, there were 755 holders of record of our common stock, including shares held in street name. As of December 8, 2008, there were 893,799 shares of common stock issued and outstanding.

Securities authorized for issuance under equity compensation plans.

Number of Securities
			Weighted-Average Exercise	Remaining Available for
	Number of Securities to be		Price of Outstanding	Future Issuance Under
	Issued Upon Exercise of Options,		Options, Warrants and	Equity Compensation Plans
Plan Category	Warrants and Rights		Rights	Outstanding Options,

Equity compensation plans approved by security holders (2004 Equity Incentive Program)	0	(1)	—	38,400

Equity compensation plans not approved by security holders	—		—	—

TOTAL	0	(1)	—	38,400

(1)	11,600 shares of restricted stock have been issued under the 2004 Equity Incentive Program.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, we do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of dividends will be at the discretion of our board of directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our current and future debt agreements, and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2008:

•	On an actual basis after giving retroactive effect to the 1-for-20 reverse stock split; and

•	On an as adjusted basis after giving effect to this offering and our receipt of the estimated net proceeds from this offering, assuming a stock price of $5.24 per share, the last reported sales price of our common stock on December 8, 2008.

	As of September 30,
	2008
	Historical	As Adjusted
	(Unaudited)	(Unaudited)

Liabilities
Accounts payable and accrued expenses	$477,590	$477,590
Estimated court and media costs	5,742,939	5,742,939
Lines of credit	9,792,567	9,792,567
Notes payable	400,000	400,000
Notes payable to related parties	740,000	740,000
Convertible subordinated notes	2,350,000	2,350,000
Income taxes payable	1,605,919	1,605,919
Liabilities from discontinued operations (including notes payable to related parties of $2,300,000)	5,490,675	5,490,675

Total liabilities	26,599,690	26,599,690

Stockholders’ Equity
Series A 10% convertible preferred stock, $0.001 par value, 10,000,000 shares authorized, 1,380,000 shares issued and outstanding (liquidation preference of $13,800,000)	1,380	1,380
Common stock, $0.001 par value, 40,000,000 shares authorized, 893,799 and 7,893,799 shares issued and outstanding, respectively	894	7,894
Additional paid-in-capital	25,938,620	59,319,020
Accumulated deficit	(111,641)	(111,641)

Total stockholders’ equity	25,829,253	59,216,653

Total liabilities and stockholders’ equity	$52,428,943	$85,816,343

This table should be considered in conjunction with the sections of this prospectus captioned “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the financial statements and related notes included elsewhere in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and notes thereto and the other financial information included elsewhere in this report. In these discussions, most percentages and dollar amounts have been rounded to aid presentation. As a result, all such figures are approximations.

Overview

We are a portfolio management company that purchases unsecured consumer receivables in the secondary market and seeks to collect those receivables through an outsourced legal collection network. Our primary business is to acquire credit-card receivable portfolios at significant discounts to the total amounts owed by the debtors. We use our proprietary valuation process to calculate the purchase price so that our estimated cash flow from such portfolios offers us an adequate return on our investment after servicing expenses.

We generally purchase consumer receivable portfolios that include charged-off credit card receivables, which are accounts that have been written-off by the originators, and consumer installment loans. When evaluating a portfolio for purchase, we conduct an extensive quantitative and qualitative analysis of the portfolio to appropriately price the debt and to identify portfolios that are optimal for collection through our legal collection network. This analysis relies upon, but is not limited to, the use of our proprietary pricing and collection probability model and draws upon our extensive experience in the legal collection and debt-buying industry.

We purchase consumer receivable portfolios from creditors and others through privately negotiated direct sales and auctions in which sellers of consumer receivables seek bids from pre-qualified debt purchasers. We pursue new acquisitions of consumer receivable portfolios on an ongoing basis through our relationships with industry participants, collection agencies, investors, our financing sources, brokers who specialize in the sale of consumer receivable portfolios and other sources. Our consumer receivable portfolios are purchased through internally generated cash flow, seller financed credit lines/leases and traditional leverage methods. Our profitability depends upon our ability to purchase and collect on a sufficient volume of our consumer receivables to generate revenue that exceeds our costs.

As of September 30, 2008, we held approximately $500 million in consumer receivables, excluding post charge-off accrued interest. We currently service approximately 115,000 accounts and place these accounts with over 80 law firms across the 50 states and Puerto Rico. Our portfolios have face amounts ranging from $225,000 to approximately $43 million with purchase prices ranging from $0.017 to $0.25 per $1.00 of such face amounts.

Recent Developments

On September 29, 2008, our stockholders approved an amendment to our Certificate of Incorporation to effect a reverse split of our issued and outstanding common stock, par value $0.001 per share of between a one-for-ten (1-10) and one-for-twenty (1-20) reverse stock split in the discretion of our board of directors, and to change our name to Velocity Portfolio Group, Inc. On November 14, 2008, we amended our Certificate of Incorporation to (a) effect a 1-for-20 reverse stock split of our then issued and outstanding shares of common stock and (b) change our name to Velocity Portfolio Group, Inc. The 1-for-20 reverse stock split took effect on November 17, 2008.

Critical Accounting Policies

Our discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the fair value of consumer receivables, the fair value of properties held for sale and the reported amounts of revenues and expenses. On an on-going basis, we evaluate our estimates, including those related to the recognition of revenue, future estimated cash flows and income taxes. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. We believe the following critical accounting policies affect the significant judgment and estimates used in the preparation of our consolidated financial statements.

Purchased Consumer Receivable Portfolios and Revenue Recognition

We purchase portfolios of consumer receivable accounts at a substantial discount from their face amounts, usually discounted at 75% to 98% from face value. We record these accounts at our acquisition cost, including the estimated cost of court filing fees and account media. The portfolios of consumer receivables contain accounts that have experienced deterioration of credit quality between origination and our acquisition of the consumer receivable portfolios. The discounted amount paid for a portfolio of consumer receivable accounts reflects our determination that it is probable we will be unable to collect all amounts due according to the contractual terms of the accounts. At acquisition, we review the consumer receivable accounts in the portfolio to determine whether there is evidence of deterioration of credit quality since origination and whether it is probable that we will be unable to collect all amounts due according to the contractual terms of the accounts. If both conditions exist, we determine whether each such portfolio is to be accounted for individually or whether such portfolios will be assembled into static pools based on common risk characteristics. We consider expected prepayments and estimate the amount and timing of undiscounted expected principal, interest and other cash flows for each acquired portfolio of consumer receivable accounts and subsequently aggregated pools of consumer receivable portfolios. We determine the excess of the pool’s scheduled contractual principal and contractual interest payments over all cash flows expected at acquisition as an amount that should not be accreted based on our proprietary acquisition models. The remaining amount, representing the excess of the loan’s cash flows expected to be collected over the amount paid, is accreted into income recognized on consumer receivables over the remaining life of the loan or pool using the interest method.

We acquire these consumer receivable portfolios at a significant discount to the amount actually owed by the borrowers. We acquire these portfolios after a qualitative and quantitative analysis of the underlying receivables and calculate the purchase price so that our estimated cash flow provides us with a sufficient return on our acquisition costs and servicing expenses. After purchasing a portfolio, we actively monitor its performance and review and adjust our collection and servicing strategies accordingly.

We account for our investment in consumer receivables using the interest method under the guidance of American Institute of Certified Public Accountants Statement of Position 03-3, Accounting for Loans or Certain Securities Acquired in a Transfer.” In accordance with Statement of Position 03-03 (and the amended Practice Bulletin 6), revenue is recognized based on our anticipated gross cash collections and the estimated rate of return over the useful life of the pool.

We believe that the amounts and timing of cash collections for our purchased receivables can be reasonably estimated and, therefore, we utilize the interest method of accounting for our purchased consumer receivables prescribed by Statement of Position 03-3. Such belief is predicated on our historical results and our knowledge of the industry. Each static pool of receivables is statistically modeled to determine its projected cash flows based on historical cash collections for pools with similar risk characteristics. Statement of Position 03-3 requires that the accrual basis of accounting be used at the time the amount and timing of cash flows from an acquired portfolio can be reasonably estimated and collection is probable.

Where the future cash collections of a portfolio cannot be reasonably estimated, we use the cost recovery method as prescribed under Statement of Position 03-3. Under the cost recovery method, no revenue is recognized until we have fully collected the initial acquisition cost of the portfolio. We have no consumer receivable portfolios that are accounted for under the cost recovery method.

Under Statement of Position 03-3, to the extent that there are differences in actual performance versus expected performance, increases in expected cash flows are recognized prospectively through adjustment of internal rate of return while decreases in expected cash flows are recognized as impairment. Under both the guidance of Statement of Position 03-3 and the amended Practice Bulletin 6, when expected cash flows are higher than prior projections, the increase in expected cash flows results in an increase in the internal rate of return and therefore, the effect of the cash flow increase is recognized as increased revenue prospectively over the remaining life of the affected pool. However, when expected cash flows are lower than prior projections, Statement of Position 03-3 requires that the expected decrease be recognized as an impairment by decreasing the carrying value of the affected pool (rather than lowering the internal rate of return) so that the pool will amortize over its expected life using the original internal rate of return.

Generally, these portfolios are expected to amortize over a five year period based on our estimated future cash flows. Historically, a majority of the cash we ultimately collect on a portfolio is received during the first 48 months after acquiring the portfolio, although additional amounts are collected over the remaining period. The estimated future cash flows of the portfolios are re-evaluated quarterly.

The internal rate of return is estimated and periodically recalculated based on the timing and amount of anticipated cash flows using our proprietary collection models. A pool can become fully amortized (zero carrying balance on the balance sheet) while still generating cash collections. In this case, all cash collections are recognized as revenue when received. Additionally, we would use the cost recovery method when collections on a particular pool of accounts cannot be reasonably predicted. Under the cost recovery method, no revenue is recognized until we have fully collected the cost of the portfolio, or until such time that we consider the collections to be probable and estimable and begin to recognize income based on the interest method as described above. We have no consumer receivable portfolios that are accounted for under the cost recovery method.

We establish valuation allowances for all acquired consumer receivable portfolios subject to Statement of Position 03-3 to reflect only those losses incurred after acquisition (that is, the present value of cash flows initially expected at acquisition that are no longer expected to be collected). Valuation allowances are established only subsequent to acquisition of the loans. At September 30, 2008 and December 31, 2007, we had no valuation allowance on our consumer receivables. Prior to January 1, 2005, if estimated future cash collections would be inadequate to amortize the carrying balance, an impairment charge would be taken with a corresponding write-off of the receivable balance.

Application of Statement of Position 03-3 requires the use of estimates to calculate a projected internal rate of return for each pool. These estimates are based on historical cash collections. If future cash collections are materially different in amount or timing than projected cash collections, earnings could be affected either positively or negatively. Higher collection amounts or cash collections that occur sooner than projected cash collections will have a favorable impact on yield and revenues. Lower collection amounts or cash collections that occur later than projected cash collections will have an unfavorable impact on operations. Consumer receivable activity for the six month periods ended September 30, 2008 and 2007 and the years ended December 31, 2007 and 2006 consist of the following:

	For the Nine Months Ended		For the Years Ended
	September 30,	September 30,	December 31,	December 31,
	2008	2007	2007	2006

Balance at beginning of period	$46,971,014	$38,327,926	$38,327,926	$17,758,661

Acquisitions and capitalized costs, net of returns	1,903,802	11,491,501	12,799,459	22,915,748
Amortization of capitalized costs	(44,397)	(44,397)	(59,196)	—

	1,859,405	11,447,104	12,740,263	22,915,748

Cash collections(1)	(13,553,840)	(13,058,115)	(17,960,713)	(10,777,742)
Income recognized on consumer receivables(1)	10,875,838	9,901,507	13,863,538	8,431,259

Cash collections applied to principal	(2,678,002)	(3,156,608)	(4,097,175)	(2,346,483)

Balance at end of period	$46,152,417	$46,618,422	$46,971,014	$38,327,926

(1)	Excludes $66,919 derived from fully amortized pools for the nine months ended September 30, 2008.

Stock Based Compensation

We have adopted the fair value recognition provisions of SFAS No. 123 (revised 2004), Share-Based Payment” (SFAS No. 123(R)), which supersedes Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.” The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based transactions using APB No. 25 and requires that the compensation costs relating to such transactions be recognized in the consolidated financial statements. SFAS No. 123(R) requires additional disclosures relating to the income tax and cash flow effects resulting from share-based payments. We have adopted the modified prospective application method of SFAS No. 123(R), effective January 1, 2006, and the adoption of SFAS No. 123(R) has had an immaterial impact on our consolidated results of operations and earnings per share. Additionally, regarding the treatment of non-employee stock based compensation, we have followed the guidance of EITF 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.”

New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value to be the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and emphasizes that fair value is a market-based measurement, not an entity-specific measurement. It establishes a fair value hierarchy and expands disclosures about fair value measurements in both interim and annual periods. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. FASB Staff Position No. FAS 157-2 (as amended) defers the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities on a non-recurring basis to fiscal years beginning after November 15, 2008. With the exception of nonfinancial assets and nonfinancial liabilities, the Company adopted SFAS 157 on January 1, 2008 which did not have an impact on its consolidated financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS No. 159”).” This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities with available-for-sale and trading securities SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Management has not made an election to adopt this pronouncement.

In December 2007, FASB issued Statement of Financial Accounting Standards No. 141(R), Business Combinations (“SFAS 141(R)”), and Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). These new standards significantly change the accounting for and reporting of business combination transactions and noncontrolling interests (previously referred to as minority interests) in consolidated financial statements. Both standards are effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. These Statements are effective for us beginning on January 1, 2009. We are currently evaluating the provisions of SFAS 141(R) and SFAS 160.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures About Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. This new standard enhances the disclosure requirements related to derivative instruments and hedging activities required by FASB Statement No. 133. This standard is effective for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. We are currently evaluating the potential impact, if any, of the adoption of SFAS 161 and do not believe that it will have a significant impact on our condensed consolidated financial position and results of operations.

In May 2008, the FASB issued SFAS No. 162 “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles generally accepted in the United States. SFAS 162 is effective sixty days following the SEC’s approval of PCAOB amendments to AU Section 411, “The Meaning of ‘Present Fairly in Conformity With Generally Accepted Accounting Principles”’. We expect that the adoption of this standard would have no impact on our condensed consolidated financial position and results of operations.

Results of Operations

Revenues

Comparison of the year ended December 31, 2007 to the year ended December 31, 2006

Revenues in the year ended December 31, 2007 were $13,891,385 as compared to $8,639,664 in the year ended December 31, 2006, representing a 60.79% increase. The increase in revenues was primarily attributable to an increase in our consumer receivables portfolio and resulting revenues from collections on consumer receivables. After careful consideration of trends in revenues and future opportunities for growth, management has made the determination that the consumer receivables business will be our sole operating focus in 2008.

Comparison of the nine months ended September 30, 2008 and 2007

Revenues in the nine month period ended September 30, 2008 (the “2008 Period”) were $10,946,091 as compared to $9,928,683 in the same period in the prior year (the “2007 Period”), representing a 10.25% increase. The increase in revenues in the 2008 Period was primarily attributable to an increase in acquisitions in consumer receivables portfolios and resulting revenues from collections on consumer receivables.

Total Operating Expenses

Comparison of the year ended December 31, 2007 to the year ended December 31, 2006

Total operating expenses for the year ended December 31, 2007 were $7,270,832 as compared to $5,093,854 for the year ended December 31, 2006, representing a 42.74% increase. The increase in total operating expenses was primarily attributable to increased professional fees incurred as a result of an increase in collections and a corresponding increase in legal commission expense as a result of the expansion of operations at our VI subsidiary. General and administrative expenses also increased as a result of our increasing due diligence expenses and electronic search fees for VI and an increase in payroll expense.

Comparison of the nine months ended September 30, 2008 and 2007

Total operating expenses for the 2008 Period were $5,374,759 as compared to $5,595,481 during the 2007 Period, representing a 3.94% decrease. The decrease in total operating expenses for the 2008 Third Quarter and the 2008 Period was primarily attributable to a significant decrease in general and administrative expenses as a result of a decrease of due diligence expenses and electronic search fees for our VI subsidiary and a decrease in payroll expense.

Interest Expense

Comparison of the year ended December 31, 2007 to the year ended December 31, 2006

Interest expense in the year ended December 31, 2007 was $1,623,520, as compared to $908,147 in the year ended December 31, 2006, representing a 78.77% increase. The increase in interest expense was primarily attributable to expansion of the senior credit facility with Wells Fargo.

Comparison of the nine months ended September 30, 2008 and 2007

Interest expense in the 2008 Period was $880,064 as compared to $1,196,045 in the 2007 Period, representing a 26.42% decrease. The decrease in interest expense was primarily attributable to declining interest rates and a reduction in amounts outstanding on our VI subsidiary’s line of credit with Wells Fargo Foothill, Inc.

Net Income

Comparison of the year ended December 31, 2007 to the year ended December 31, 2006

Net income for the year ended December 31, 2007 was $2,572,075, as compared to net income of $1,318,690 for the year ended December 31, 2006, an increase of 95.05%. The increase in net income was primarily attributable to an increase in interest income from consumer receivables as a result of expansion of operations and increased collections at our VI subsidiary during the year ended December 31, 2007. Income from continuing operations for the year ended December 31, 2007 was $2,906,890 as compared to income from continuing operations for the year ended December 31, 2006 of $1,535,025, a 89.37% increase. We had a $334,815 loss from discontinued operations in the year ended December 31, 2007 compared to a loss of $216,335 in the year ended December 31, 2006. The increase in loss from discontinued operations in the year ended December 31, 2007 was primarily attributable to an impairment of approximately $240,000 in connection with an investment property in Melbourne, Florida owned by J. Holder.

Comparison of the nine months ended September 30, 2008 and 2007

Net income for the 2008 Period was $1,679,203, as compared to net income for the 2007 Period of $1,560,149, a 7.63% increase. Net income attributable to common stockholders for the 2008 Period was $644,203 as compared to net income attributable to common stockholders of $525,149 for the 2007 Period, a 22.67% increase. Income from continuing operations for the 2008 Period was $2,803,230 as compared to income from continuing operations for the 2007 Period of $1,829,437, a 53.23% increase. We had a $1,124,027 loss from discontinued operations in the 2008 Period compared to a loss of $269,288 in the 2007 Period. The loss from discontinued operations in the 2008 Period was primarily attributable to cumulative impairments and carrying costs of approximately $660,000 and $207,000, respectively, in connection with an investment property in Melbourne, Florida.

Liquidity and Capital Resources

The term “liquidity” refers to our ability to generate adequate amounts of cash to fund our operations, including portfolio purchases, operating expenses, tax payments and dividend payments, if any. Historically, we have generated working capital primarily from cash collections on our portfolios of consumer receivables in excess of the cash collections required to make principal and interest payments on our senior credit facility, and from offerings of equity securities and debt instruments. At September 30, 2008, we had approximately $34,000 in cash and cash equivalents, approximately $12,700,000 in credit available from our credit facility and trade accounts payable of approximately $478,000. Management believes that the cash expected to be generated from operations, this offering, proceeds of the 14% subordinated debt issuance and our line of credit will be sufficient to finance operations through at least the next twelve months. However, following this offering, we may need to raise additional capital by way of the sale of equity securities or debt instruments to expand our business and purchase additional debt portfolios. If, for any reason, our available cash otherwise proves to be insufficient to fund operations (because of future changes in the industry, general economic conditions, unanticipated increases in expenses, or other factors, including acquisitions), we will be required to seek additional funding.

On December 31, 2007, our board of directors unanimously approved management’s plan to discontinue the operation of our J. Holder and VOM subsidiaries. Management began implementation of the plan in the first quarter of 2008. We do not expect management’s plan with respect to the disposal of assets of the discontinued operations to have a material effect on our liquidity. The discontinued operations have no employees and management believes that it will require an immaterial amount of general and administrative expense to execute management’s plan.

Net cash provided by operating activities was approximately $2,031,000 during the nine months ended September 30, 2008, compared to net cash provided by operating activities of approximately $1,135,000 during the nine months ended September 30, 2007. The increase in net cash provided by operating activities was primarily due to increase in income from continuing operations and income taxes offset by payment of estimated court and media costs and a decrease in accounts payable and accrued expense. Net cash provided by investing activities was approximately $773,000 during the nine months ended September 30, 2008, compared to net cash used in investing activities of approximately $8,359,000 during the nine months ended September 30, 2007. The decrease in net cash used in investing activities was primarily due to a decrease in acquisition of consumer receivables portfolios. Net cash used in financing activities was approximately $3,988,000 during the nine months ended September 30, 2008, compared to net cash provided by financing activities of approximately $5,363,000 during the nine months ended September 30, 2007. The decrease in net cash provided by financing activities was primarily due to collections of consumer receivables at our VI subsidiary paying down the principal amount outstanding on the Wells Fargo Loan, partially offset by proceeds of the May 2008 equity offering. Net cash provided by discontinued operations was approximately $1,055,000 during the nine months ended September 30, 2008 as compared to net cash provided by discontinued operations of approximately $66,000 during the nine months ended September 30, 2007. The increase in cash provided by discontinued operations was primarily due to a $1,000,000 promissory note issued by J. Holder collateralized by an investment property in Melbourne, Florida.

Net cash provided by operating activities was approximately $2,608,000 during 2007, compared to net cash provided by operating activities of approximately $6,880,000 in 2006. The decrease in net cash provided by operating activities was primarily related to estimated court and media costs offset by an increase in net income. Net cash used in investing activities was approximately $8,730,000 in 2007, compared to net cash used in investing activities of $20,583,000 in 2006. The decrease in net cash used in investing activities was primarily due to a decrease in acquisition of consumer receivables portfolios offset by an increase in cash collections applied to principal on consumer receivables. Net cash provided by financing activities was approximately $2,987,000 during 2007, compared to net cash provided by financing activities of approximately $19,032,000 in 2006. The decrease in net cash provided by financing activities was primarily due to the $12,000,000 preferred stock offering in May 2006 partially offset by proceeds from equity transactions and convertible subordinated notes. Net cash provided by discontinued operations was approximately $851,600 during the year ended December 31, 2007 as compared to net cash used by discontinued operations of approximately $2,975,000 during the year ended December 31, 2006. The decrease in net cash provided by discontinued operations was primarily due to the repayment of certain notes payable by the J. Holder subsidiary.

On January 27, 2005, VI entered into a Loan and Security Agreement with Wells Fargo, Inc., a California corporation, in which Wells Fargo agreed to provide VI with a three year $12,500,000 senior credit facility to finance the acquisition of individual pools of unsecured consumer receivables that are approved by Wells Fargo under specific eligibility criteria set forth in the Loan and Security Agreement. The Loan and Security Agreement provided for an advance rate of 60%, bore interest at a rate of the prime rate plus 3.5%, and matured in 24 months. Our advance rate was later increased to 67% and our interest rate was reduced to 2.5% above the prime rate.

Simultaneous with the Loan and Security Agreement, the following agreements were also entered into with Wells Fargo, a Continuing Guaranty, in which we unconditionally and irrevocably guaranteed our obligations under the Loan and Security Agreement; a Security and Pledge Agreement, in which we pledged all of our assets to secure the credit facility, including, but not limited to, all of our stock ownership of J. Holder and all our membership interests in VI and VOM; and a Subordination Agreement, in which all sums owing to us by VI as an intercompany payable for advances or loans made or property transferred to VI will be subordinated to the credit facility to the extent that their sums, when added to VI membership interest in the parent does not exceed $3,250,000. In addition, three of our executive officers, John C. Kleinert, W. Peter Ragan, Sr. and W. Peter Ragan, Jr., provided joint and several limited guarantees of VI’s obligations under the Loan and Security Agreement.

On February 27, 2006, VI entered into a First Amendment to the Loan and Security Agreement pursuant to which Wells Fargo extended the credit facility until January 27, 2009 and agreed to increase the advance rate under the facility to 75% (up from 67%) of the purchase price of individual pools of unsecured consumer receivables that are approved by the lender. Under the First Amendment to the Loan and Security Agreement, Wells Fargo also agreed to reduce the interest rate on the loan to 1.5% above the prime rate and agreed to permanently increase our credit facility up to $14,500,000. On February 23, 2007, we entered into a Third Amendment to the Loan Agreement dated January 27, 2005. Pursuant to the Amended and Restated Loan Agreement, the Lender agreed to permanently increase our credit facility up to $17,500,000 and extended the maturity date by six months. On March 3, 2008 (effective February 29, 2008), the Lender increased the amount of credit available under the Credit Facility from $17,500,000 to $22,500,000 and extended the maturity date until January 27, 2011. The Lender also agreed to eliminate the requirement that certain executive officers of VI and us provide the Lender with joint and several limited guarantees of VI’s obligations under the Original Loan Agreement.

Use of the Credit Facility is subject to VI meeting certain restrictive covenants under the Fourth Amendment to the Loan Agreement including but not limited to: a restriction on incurring additional indebtedness or liens; a change of control of VI; a restriction on entering into transactions with affiliates outside the course of Velocity’s ordinary business; and a restriction on making payments to us in compliance with the Subordination Agreement. VI has agreed to maintain at least $14,000,000 in member’s equity and subordinated debt. We have also agreed to maintain at least $25,000,000 in stockholder’s equity and subordinated debt for the duration of the facility. In addition, VI and us covenant that net income for each subsequent quarter shall not be less than $375,000 and $200,000, respectively. We had approximately $9,800,000 outstanding on the credit line as of September 30, 2008.

On November 1, 2008, our VI subsidiary entered into a Fifth Amendment to the Loan and Security Agreement with Wells Fargo. Pursuant to the Fifth Amendment to the Loan Agreement, the applicable interest rate on loans to VI changed from the prime rate plus 1.5% to the rate equal to the three-month LIBOR plus 4%. Also pursuant to the Fifth Amendment to the Loan Agreement, the Loan Sub-Account Amortization Schedule which sets forth the maximum principal loan amount VI may have outstanding during a three-month period, has been extended from 36 months to 42 months. We are currently negotiating an amendment to the Loan and Security Agreement with Wells Fargo and we anticipate the change of control provision will be waived or amended.

On January 25, 2008, we issued a promissory note for $1,000,000 to a financial institution. The note bears interest at a rate of 7% per annum, payable monthly in arrears, on the first day of each month with the original principal amount plus accrued interest due October 25, 2008. The note is collateralized with specified real property owned by our subsidiary, J. Holder. The Note is guaranteed by us and personally by certain of our executive officers. J. Holder has agreed to maintain a loan to value ratio of 33% at all times.

In May 2008, we consummated several closings of a private placement offering to accredited investors of units comprised of shares of common stock and warrants to purchase shares of common stock. We sold an aggregate of 40,000 shares of our common stock at a purchase price of $18.00 per share and 7,259 shares at a purchase price of $18.60 per share and 10,000 warrants at an exercise price of $22.50 per share and 1,815 warrants at an exercise price of $23.20 per share. The terms of the Warrants allow the holders to receive shares pursuant to a cashless exercise provision. The warrants contain certain anti-dilution rights on terms specified in the warrants. We received net proceeds of $793,650 from the placement, after commissions of approximately $61,350. We used the net proceeds from the offering primarily for the purchase of portfolios of unsecured consumer receivables and for general corporate purposes, including working capital. We retained a registered FINRA broker dealer to act as placement agent. In addition, the placement agent received three-year warrants to acquire 4,000 shares of our common stock at an exercise price of $22.60 per share and three-year warrants to acquire 726 shares of our common stock at an exercise price of $23.20 per share.

On May 30, 2008, June 10, 2008 and October 29, 2008, our VI subsidiary consummated closings of a private placement offering of 14% subordinated notes due 2011 to accredited investors. The notes were offered and sold pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. VI has issued notes in the aggregate principal amount of $1,300,000 in the offering. Interest is payable quarterly in arrears beginning on the last day of the month that is four months from the date of the notes. VI is obligated to pay the principal amount of the notes upon the earlier of maturity or redemption. The notes are subordinated to all of our existing debt. The notes are senior to any future “long term” debt of VI. Upon an event of default, VI is obligated to pay the note holder a late charge computed at the rate of 18% per annum of the amount not paid. Of the $1,300,000 principal amount of notes that were issued, $900,000 in principal amount are held by related parties to us, including a note in the amount of $160,000 payable to our chief executive officer, John C. Kleinert, and notes in the aggregate of $750,000 to immediate family members of John C. Kleinert, including Robert Kleinert, a principal of Sandler O’Neill & Partners, L.P., one of the representatives of the underwriters of this offering. VI used a portion of the net proceeds, and intends to use the remaining net proceeds from the offering primarily for the purchase of portfolios of unsecured consumer receivables and for general corporate purposes, including working capital.

Supplementary Information on Consumer Receivables Portfolios

The following tables show certain data related to our entire owned portfolios. These tables describe the purchase price, cash collections and related multiples. We utilize a long-term legal approach to collecting our portfolios of consumer receivables. This approach has historically caused us to realize significant cash collections from pools of consumer receivables years after they are initially acquired. When we acquire a new pool of consumer receivables, our estimates typically result in a 60 month projection of cash collections.

The following table shows the changes in consumer receivables, including amounts paid to acquire new portfolios of consumer receivables for the nine months ended September 30, 2008 and 2007 and the years ended December 31, 2007 and 2006.

	Portfolio Purchases/Collections
	Initial			Gross Cash
	Outstanding	Portfolios	Purchase	Collections
Reporting Period	Amount	Purchased	Price	per Period
	(Dollar amounts in thousands)

Period Ended December 31, 2006	$199,042	26	$15,368	$10,778
Period Ended December 31, 2007	$129,893	19	$9,317	$17,961
Nine Month Period Ended September 30, 2007	$127,066	18	$9,061	$13,058
Nine Month Period Ended September 30, 2008	$15,866	7	$957	$13,621

Portfolio Purchases and Performance

The following table shows the changes in consumer receivables, including amounts paid to acquire new portfolios of consumer receivables and the performance of such portfolios for the years 2003 through 2008.

		Initial			Gross Cash	Average Price
	Total #	Outstanding	Purchase	Gross Cash	Collections as	per Dollar
Year	Portfolios	Amount(1)	Price(2)	Collections(3)	a % of Cost(4)	Outstanding(5)

2003	5	$11,497,833	$2,038,950	$8,611,681	422.36%	$0.18
2004	10	$9,511,088	$1,450,115	$3,493,431	240.91%	$0.15
2005	22	$133,103,213	$11,449,557	$17,671,641	154.34%	$0.09
2006	26	$199,042,032	$15,367,940	$14,984,891	97.51%	$0.08
2007	19	$129,892,667	$9,316,779	$5,386,499	57.82%	$0.07
2008	7	$15,865,914	$956,882	$208,155	21.75%	$0.06

(1)	“Initial Outstanding Amount” represents the original face amount purchased from sellers and has not been reduced by any adjustments including payments and returns. “Returns” are defined as purchase price refunded by the seller due to the return of non-compliant accounts, such as deceased and bankrupt accounts.

(2)	“Purchase Price” represents the cash paid to sellers to acquire portfolios of consumer receivables, and does not include certain capitalized acquisition costs.

(3)	“Gross Cash Collections” include gross cash collections on portfolios of consumer receivables as of September 30, 2008.

(4)	“Gross Cash Collections as a Percentage of Cost” represents the gross cash collections on portfolios of consumer receivables as of September 30, 2008 divided by the Purchase Price of such portfolios in the related calendar year.

(5)	“Average Price Per Dollar Outstanding” represents the Purchase Price of portfolios of consumer receivables divided by the Initial Outstanding Amount of such portfolios purchased in the related calendar year.

The prices we pay for our consumer receivable portfolios are dependent on many criteria including the age of the portfolio, the type of receivable, our analysis of the percentage of obligors who owe debt that is collectible through legal collection means and the geographical distribution of the portfolio. When we pay higher prices for portfolios that may have a higher percentage of obligors whose debt we believe is collectible through legal collection means, we believe it is not at the sacrifice of our expected returns. Price fluctuations for portfolio purchases from quarter to quarter or year over year are indicative of the economy or overall mix of the types of portfolios we are purchasing.

During the nine months ended September 30, 2008, we acquired seven portfolios of consumer receivables aggregating approximately $16 million in initial outstanding amount at a purchase price of approximately $957,000, bringing the aggregate initial outstanding amount of consumer receivables under management as of September 30, 2008 to approximately $500 million, an increase of 3.52% as compared to approximately $483 million as of September 30, 2007. For the nine months ended September 30, 2008, we posted gross collections of approximately $13.6 million, compared to gross collections of $13.1 million in the nine month period ended September 30, 2007, representing a 4.3% increase.

During the twelve months ended December 31, 2007, we acquired 19 portfolios of consumer receivables aggregating approximately $130 million in initial outstanding amount at a purchase price of approximately $9.3 million, bringing the aggregate initial outstanding amount of consumer receivables under management as of December 31, 2007 to approximately $483 million, an increase of 36.8% as compared to approximately $353 million as of December 31, 2006. For the twelve month period ended December 31, 2007, we posted gross collections of approximately $18.0 million, compared to gross collections of $10.8 million in the twelve month period ended December 31, 2006, representing a 66.7% increase.

Collections and Operating Expenses

We outsource all of our legal collection process of our receivables to third-party law firms based upon specific guidelines established by us and set forth in a third party servicing contract. Our standard form of servicing contract provides for a payment to the law firm of a contingency fee equal to 25% of all amounts collected and paid by the debtors. These legal expenses are included as professional fees in our consolidated statements of income. The following table sets forth certain data regarding our expenses as they relate to cash collections on our portfolios.

	For the		For the
	Nine Months Ended		Years Ended
	September 30,		December 31,
	2008	2007	2007	2006

Cash collections	$13,620,759	$13,058,115	$17,960,713	$10,777,742
Portfolio purchases, at cost	956,882	9,060,980	9,316,779	15,367,940
Portfolio purchases, at face	15,865,914	127,066,158	129,892,667	199,042,032
Cumulative aggregate managed portfolios, at face	498,912,748	480,220,325	483,046,834	353,154,167

Professional fees	$3,817,408	$3,438,740	$4,791,224	$2,888,643
General and administrative expenses	1,557,351	2,156,741	2,479,608	2,205,211

Total operating expenses	$5,374,759	$5,595,481	$7,270,832	$5,093,854

Return on average assets(1)(2)	4.17%	4.01%	4.97%	3.95%
Return on average stockholders’ equity(1)(3)	8.89%	9.32%	11.56%	8.92%
Return from continuing operations on average assets(1)(4)	6.96%	4.70%	5.62%	4.59%
Return from continuing operations on average stockholders’ equity(1)(5)	14.84%	10.93%	13.06%	10.39%
Operating expenses to cash collections(1)	39.46%	42.85%	40.48%	47.26%
General and administrative expenses to cash collections(1)	11.43%	16.52%	13.81%	20.46%

(1)	The ratio information for the nine months ended September 30, 2008 and September 30, 2007 has been annualized.

(2)	The return on average assets is computed by dividing net income by average total assets for the period.

(3)	The return on average stockholders’ equity is computed by dividing net income by average stockholders’ equity for the period.

(4)	The return from continuing operations on average assets is computed by dividing income from continuing operations by average total assets for the period.

(5)	The return from continuing operations on average stockholders’ equity is computed by dividing income from continuing operations by average stockholders’ equity for the period.

Trends

As a result of our increased borrowings under our line of credit, our other outstanding debt and our preferred stock, we anticipate that we will incur significant increases in interest expense and dividend payments, offset over time, by expected increased revenues from consumer receivable portfolios purchased utilizing funds under such line of credit. The expected revenues from such purchased portfolios may not exceed the additional interest expense and dividend payments. While we are not presently aware of any other known trends that may have a material impact on our revenues, we are continuing to monitor our collections to assess whether the current housing crisis will have a long term impact on collections. We do not believe that the recent decreases in interest rates, or the potential increase in interest rates, has had or will have a material adverse effect upon our business.

BUSINESS

We are a portfolio management company that purchases unsecured consumer receivables in the secondary market and seeks to collect those receivables through an outsourced legal collection network. Our primary business is to acquire credit-card receivable portfolios at significant discounts to the total amounts owed by the debtors. We use our proprietary valuation process to calculate the purchase price so that our estimated cash flow from such portfolios offers us an adequate return on our investment after servicing expenses.

Overview

We generally purchase consumer receivable portfolios that include charged-off credit card receivables, which are accounts that have been written off by the originators, and consumer installment loans. When evaluating a portfolio for purchase, we conduct an extensive quantitative and qualitative analysis of the portfolio to appropriately price the debt and to identify portfolios that are optimal for collection through our legal collection network. This analysis relies upon, but is not limited to, the use of our proprietary pricing and collection probability model and draws upon our extensive experience in the legal collection and debt-buying industry.

We purchase consumer receivable portfolios from creditors and others through privately negotiated direct sales and auctions in which sellers of consumer receivables seek bids from pre-qualified debt purchasers. We pursue new acquisitions of consumer receivable portfolios on an ongoing basis through our relationships with industry participants, collection agencies, investors, our financing sources, brokers who specialize in the sale of consumer receivable portfolios and other sources. Our consumer receivable portfolios are purchased through internally generated cash flow, seller financed credit lines/leases and traditional leverage methods. Our profitability depends upon our ability to purchase and collect on a sufficient volume of our consumer receivables to generate revenue that exceeds our costs.

As of September 30, 2008, we held approximately $500 million in consumer receivables, excluding post charge-off accrued interest. We currently service approximately 115,000 accounts and place these accounts with over 80 law firms across the 50 states and Puerto Rico. Our portfolios have face amounts ranging from $225,000 to approximately $43 million with purchase prices ranging from $0.017 to $0.25 per $1.00 of such face amounts.

History

We were organized in the State of Delaware in December 1986 as Tele-Optics, Inc. We were inactive until February 3, 2004, when we acquired STB, Inc. Since that acquisition, we have focused on the business of acquiring, managing and servicing distressed assets, consisting of consumer receivable portfolios, interests in distressed real property and tax lien certificates. Historically, the business had been carried on by our three wholly-owned subsidiaries: Velocity Investments, LLC (“VI”), which invests in non-performing consumer debt purchased in the secondary market at a discount from face value and then seeks to liquidate these debt portfolios through legal collection means; J. Holder, Inc. (“J. Holder”), which invested in distressed real property interests, namely real property being sold at sheriff’s foreclosure and judgment execution sales, defaulted mortgages, partial interests in real property and the acquisition of real property with clouded title; and VOM, LLC (“VOM”), which invested in New Jersey municipal tax liens with the focus on realization of value through legal collection and owned real estate opportunities presented by the current tax environment. On December 31, 2007, our board of directors unanimously approved management’s plan to discontinue the operation of J. Holder and VOM and to sell and dispose of the assets or membership interests/capital stock of such subsidiaries. The divestiture of the businesses is consistent with our strategy of concentrating our resources on purchasing, managing, servicing and collecting portfolios of consumer receivables.

Industry Overview

The growth of the consumer receivable management industry has been driven by a number of industry trends, including:

•	increasing levels of debt;

•	mounting debt and pressure on banks and financial institutions to remove nonperforming or unattractive assets from their balance sheets;

•	increasing defaults of the underlying receivables; and

•	increasing utilization of third-party providers to collect such receivables.

The current amount of consumer debt in the United States is unprecedented. According to the U.S. Federal Reserve Board, the consumer credit industry increased from $731.9 billion of consumer debt obligations in 1988 to $2.6 trillion of consumer debt obligations in June 2008, a compound annual growth rate of 6.5%. The U.S. Treasury Department has indicated that approximately 40% of U.S. consumer credit is provided through securitization of credit card receivables, auto loans, and student loans. As of June 30, 2008, approximately 5% of credit card loans were delinquent. As a result, many opportunistic consumer receivable purchasers have left the market, resulting in an increase in the availability of receivable portfolios and a decrease in the price for such portfolios. The 2007 Kaulkin Ginsberg Company Report projects that the consumer credit market will increase to $3.2 trillion by 2011 from $2.4 trillion in 2007, and that the total collections industry’s revenues are estimated to increase 11% per year from $3.7 billion in 2006 to $6.2 billion in 2011. As a result, we believe that current market conditions create a good opportunity for acquiring large quantities of consumer receivable portfolios.

Most of our competitors generally rely on call-center collection models, with legal collections historically used as a secondary strategy. We believe that call centers are inherently inefficient due to their fixed costs, including the need to retain a significant number of employees and manage a high rate of employee turnover. We utilize law firms to collect our revenues, which we believe is one of the fastest growing segments of the collections industry and more suitable for collecting in the current difficult economic environment. According to the 2007 Kaulkin Ginsberg Company Report, law firms’ collections revenue is expected to increase 15% a year from $1.2 billion in 2006 to $2.4 billion in 2011.

Business Strategy

Our primary objective is to utilize our management’s experience and expertise to effectively grow our business. We intend to do so by identifying, evaluating, pricing and acquiring distressed consumer receivable portfolios that are optimal for collection through our legal collection network and maximizing the return on such assets in a cost efficient manner. Our strategy includes:

•	conducting extensive internal due diligence to ensure our third party servicers are provided with the most complete available information on a portfolio in order to maximize collections;

•	outsourcing the legal collection process to a national legal network that is compensated on a fixed success-based commission schedule;

•	managing the legal collection and servicing of our receivable portfolios;

•	expanding geographically while maintaining the same disciplined management of the legal collection network;

•	increasing and expanding financial flexibility and leverage through increased capital lines of credit; and

•	expanding our business through the purchase of consumer receivables from new and existing sources.

We believe that as a result of our management’s experience and expertise and the fragmented yet growing market in which we operate, we are well-positioned to successfully implement our strategy.

Consumer Receivables Purchase Program

We have purchased more than 70 portfolios from over 15 different debt sellers since 2003. Our focus has historically been on purchases of charged-off credit card receivables, which are accounts that have been written off by their originators, and consumer installment loans, which receivables make up over 95% of our portfolio. We also have purchased portfolios that have a small percentage of auto deficiency and health club receivables. Although we have no policy limiting purchases of other types of charged-off receivables, to date, we have not purchased any telecom, utility, healthcare, student loan, mobile home or retail mail order receivables. While we have no policy limiting purchases from a single debt seller, we purchase from a diverse set of debt sellers and our purchasing decisions are based upon constantly changing economic and competitive conditions as opposed to long-term relationships with particular debt sellers.

Each potential acquisition begins with a quantitative and qualitative analysis of the portfolio. In the initial stages of the due diligence process, we typically review basic data on the portfolio’s accounts. This data typically includes the account number, the obligor’s name, address, social security number, phone numbers, outstanding balance, date of charge-off, last payment date and account origination. We will not bid on portfolios to the extent that this information is not available. We also analyze the portfolio by comparing it to similar portfolios previously acquired by us. In addition, we perform qualitative analyses of other matters affecting the value of portfolios, including a review of the delinquency, charge off, placement and recovery policies of the originator as well as the collection authority granted by the originator to any third party collection agencies and, if possible, by reviewing their recovery efforts on the particular portfolio. We analyze this information on an account by account basis and summarize it based on certain key metrics that enable us to make a determination that the debt is optimally collected through legal collection means, such as, but not limited to:

•	the number of collection agencies previously attempting to collect the receivables in the portfolio;

•	state distribution of the obligors in the portfolio as different states have different liquidation rates, which is factored into our cash flow analysis;

•	obligor’s last known residence;

•	type of receivable;

•	availability of account documentation (e.g. charge-off statements, account statements, applications);

•	the applicable state’s statute of limitations;

•	age of the charged-off receivable (as older receivables may liquidate at a different rate than newer receivables); and

•	management’s assessment of each debtor’s ability to repay this debt based on an account by account analysis.

In addition, we generally request the seller to provide answers to a questionnaire designed to help us understand important qualitative factors relating to the portfolio. The age of a charged-off consumer receivables portfolio, or the time since an account has been charged-off by the credit originator and the number of times a portfolio has been placed with third parties for collection purposes, is one of many factors in determining the price at which we will offer to purchase a receivables portfolio. As long as the charged-off receivables are collectible through legal collection means based on the relevant state’s applicable statute of limitations, we will purchase accounts at any point in the delinquency cycle. We deploy our capital within these delinquency stages based upon management’s assessment of the values of the available debt portfolios based on our analysis of the key metrics discussed above and our proprietary pricing model.

We purchase the portfolios at a percentage discount to the outstanding balance of the originator at the time of charge-off. The purchase balance may include interest and other fees which are accrued by the originator prior to charge-off. In the case of credit cards, the interest and late fees accumulated prior to charge- off are regarded as principal by the credit card companies. Under the terms of our receivable purchase agreements, as assignees of the debt, we may also purchase the interest accumulated up to the date of sale. Subsequent to the purchase, we may also accrue interest by accumulating simple interest on the outstanding balance based on the terms and conditions of the applicable cardholder agreement or the applicable state law. We attempt to collect the purchased balance and any interest that occurs subsequent to charge-off subject to the relevant federal and state laws governing this collection.

Historically, we have acquired consumer receivable portfolios with face amounts ranging from $225,000 to approximately $43 million at purchase prices ranging from $0.017 to $0.25 per $1.00 of such face amounts. Consumer receivable activity for the nine months ended September 30, 2008 and 2007 and years ended December 31, 2007 and 2006 were as follows:

	For the Nine Months Ended		For the Years Ended
	September 30,	September 30,	December 31,	December 31,
	2008	2007	2007	2006

Balance at beginning of period	$46,971,014	$38,327,926	$38,327,926	$17,758,661

Acquisitions and capitalized costs, net of returns	1,903,802	11,491,501	12,799,459	22,915,748
Amortization of capitalized costs	(44,397)	(44,397)	(59,196)	—

	1,859,405	11,447,104	12,740,263	22,915,748

Cash collections(1)	(13,553,840)	(13,058,115)	(17,960,713)	(10,777,742)
Income recognized on consumer receivables(1)	10,875,838	9,901,507	13,863,538	8,431,259

Cash collections applied to principal	(2,678,002)	(3,156,608)	(4,097,175)	(2,346,483)

Balance at end of period	$46,152,417	$46,618,422	$46,971,014	$38,327,926

(1)	Excludes $66,919 derived from fully amortized pools for the nine months ended September 30, 2008.

We utilize our relationships with brokers, servicers and sellers of consumer receivable portfolios to locate consumer receivable portfolios for purchase. Our senior management is responsible for:

•	coordinating due diligence, including in some cases on-site visits to the seller’s office;

•	stratifying and analyzing the portfolio characteristics;

•	valuing the portfolio;

•	preparing bid proposals;

•	negotiating pricing and terms;

•	closing the purchase; and

•	coordinating the receipt of account documentation for the acquired portfolios.

The seller or broker typically supplies us with either a sample listing or the actual portfolio being sold on a compact disk, a diskette or other form of media. We analyze each consumer receivable portfolio to determine if it meets our purchasing criteria. We may then prepare a bid or negotiate a purchase price. If a purchase is completed, senior management monitors the portfolio’s performance and uses this information in determining future buying criteria and pricing.

We purchase most of our consumer receivable portfolios directly from originators and other sellers including, from time to time, auction type sales in which sellers of consumer receivables seek bids from several pre-qualified debt purchasers. In order for us to consider a potential seller as a source of receivables, a variety of factors are considered. Sellers must demonstrate that they have:

•	adequate internal controls to detect fraud;

•	the ability to provide post-sale support; and

•	the capacity to honor buy-back and return warranty requests.

Generally, our portfolio purchase agreements provide that we can return certain accounts to the seller. In some transactions, however, we may acquire a portfolio with limited representations and warranties including title representations and indemnities, few, if any, rights to return accounts to the seller. After acquiring a portfolio, we conduct a detailed analysis to determine which accounts in the portfolio should be returned to the seller. Although the terms of each portfolio purchase agreement differ, examples of accounts that may be returned to the seller include:

•	debts paid prior to the cutoff date;

•	debts in which the obligor filed bankruptcy prior to the cutoff date; and

•	debts in which the obligor was deceased prior to cutoff date.

We generally use third-party electronic public record searches to determine bankrupt and deceased obligors, which allow us to focus our resources on portfolio collections. Under a typical portfolio purchase agreement, the seller refunds the portion of the purchase price attributable to the returned accounts or delivers replacement receivables to us. Occasionally, we will acquire a well seasoned portfolio at a reduced price from a seller that is unable to meet all of our purchasing criteria. When we acquire such portfolios, the purchase price is discounted beyond the typical discounts we receive on the portfolios we purchase that meet our purchasing criteria.

Consumer Receivables Collecting and Servicing

Our objective is to maximize our return on investment on acquired consumer receivable portfolios. Consequently, before acquiring a portfolio, we analyze the various assets contained in the portfolio to determine how to best maximize collections in a cost efficient manner. If we acquire the portfolio, we can then promptly process the receivables that were purchased and commence the collection process. Unlike collection agencies that typically have only a specified period of time to recover a receivable, as the portfolio owner, we have significantly more flexibility in establishing payment programs and establishing customized policies and procedures.

Once a portfolio has been acquired, we download all receivable information provided by the seller into our account management system and reconcile certain information with the information provided by the seller in the purchase contract. We then conduct additional due diligence on the portfolio to augment the information provided by the seller and download such information into our account management system. We send regulatory-required notification letters to obligors of each acquired account explaining, among other matters, our new ownership and asking that the obligor contact us or our servicers to make payment arrangements.

We outsource all of the legal collection process of our receivables to third-party law firms based on specific guidelines established by senior management and set forth in a third-party servicing contract. Prior to January 1, 2005, substantially all legal work was outsourced to Ragan & Ragan, P.C., an affiliate of W. Peter Ragan, Sr., our Vice President and one of our directors, and W. Peter Ragan Jr., President of VI. Each third-party law firm to whom we might outsource receivable servicing is selected from an industry law list with an accredited bond, has compatible information technology systems and meets certain other specific criteria. Our standard form of servicing contract provides for the payment to the law firm of a contingency fee equal to 25% of all amounts collected and paid by the debtors. Once a group of receivables is sent to a third-party servicer, our management actively monitors and reviews the servicer’s performance on an ongoing basis. Our management receives detailed analyses, including collection activity and portfolio performance, from our internal servicing department to assist it in evaluating the results of the efforts of the third-party law firm. Based on portfolio performance guidelines, our management may move certain receivables from one third-party servicer to another if it anticipates that this will result in an increase in collections. Until December 2004, all of our receivables were from obligors in New Jersey and we employed the law firm of Ragan & Ragan, P.C. to service those receivables. We expect to continue to use Ragan & Ragan, P.C. with respect to our receivables in New Jersey until such time as either (i) our agreement with Ragan & Ragan, P.C. terminates; or (ii) the consumer receivable portfolios in New Jersey increase beyond the capacity of Ragan & Ragan, P.C. Our current agreement with respect to consumer receivables portfolios with Ragan & Ragan P.C. is for one calendar year and automatically extends for additional periods of one calendar year each unless terminated by us. The agreement provides for the payment to such firm of a contingency fee equal to 25% of all amounts collected and paid by the obligors. The shareholders of Ragan & Ragan, P.C. are W. Peter

Ragan, Sr., our Vice President and a Director, and W. Peter Ragan Jr., President of our wholly-owned subsidiary, VI.

From time to time, we may resell certain accounts in our pool of consumer receivables that we have deemed uncollectible in order to generate revenue.

Competition

Our business of purchasing consumer receivables is highly competitive and fragmented, and we expect that competition from new and existing companies will increase. We compete with:

•	other purchasers of consumer receivables; and

•	other financial services companies who purchase consumer receivables.

Some of our competitors are larger and more established and may have substantially greater financial, technological, personnel and other resources than we have, including greater access to capital markets. We believe that no individual competitor or group of competitors has a dominant presence in the market. We also believe our competitors that rely on call center models have a high fixed cost model, with a significant number of employees and a high rate of turnover. We believe some of our competitors, particularly hedge funds, are currently reducing the amount of consumer debt they are purchasing due to the current financial crisis.

We compete with our competitors for consumer receivable portfolios, based on many factors, including:

•	purchase price;

•	representations, warranties and indemnities requested;

•	speed in making purchase decisions; and

•	our reputation.

Our competitive strategy is designed to capitalize on the market’s lack of a dominant industry player. We believe that our management’s experience and expertise in identifying, evaluating, pricing and acquiring consumer receivable portfolios, and managing collections coupled with our strategic alliances with third-party servicers and our sources of financing give us a competitive advantage. However, we may not be able to compete successfully against current or future competitors or that competition will not increase in the future.

We have a number of competitive advantages which we believe differentiate us from our competitors and that have enabled us to effectively grow our business by identifying, evaluating, pricing and acquiring consumer receivable portfolios that are optimal for collection through our legal collection network and maximizing the return on such assets. We believe that our proprietary pricing model and our focus on the legal collections model, which has traditionally been used by our competitors as a secondary strategy, provide us with significant advantages over competitors. Our competitive strengths are:

•	Experienced, Specialized Management Team: Our leadership team is comprised of executives with over 60 years of combined experience in the collections industry. John C. Kleinert, our Chief Executive Officer, founded our company in 1998 after spending 15 years at Goldman Sachs. While at Goldman, Mr. Kleinert worked in several different capacities, including running the Municipal Bond Trading Desk and ultimately serving as a General Partner and then Limited Partner. W. Peter Ragan, Jr., co-founder and President, applied his over 12 years of collections industry experience and expertise to develop our proprietary pricing model and to develop our legal collections platform (including lawyer selection, software to manage our legal network, incentive platform and legal collections network monitoring). His father, W. Peter Ragan, Sr., co-founder and senior advisor to the company and has litigated many reported cases in the creditor’s rights arena. James J. Mastriani, our Chief Legal Officer and Chief Financial Officer since joining us in 2004, has over 10 years experience in the consumer finance and financial services industries.

•	Disciplined Proprietary Pricing Model: We utilize our proprietary pricing model to value portfolios which we believe are optimal for collection through our legal collection network and can provide attractive returns. This model was developed based on our management team’s extensive experience working in the consumer receivables marketplace. The prices we pay for our consumer receivable portfolios are dependent on many criteria including the age of the portfolio, the type of receivable, our analysis of the percentage of obligors who owe debt that is collectible through legal collection means and the geographical distribution of the portfolio. We are generally willing to pay higher prices for portfolios that have a higher percentage of obligors whose debt we believe is collectible through legal collection means. Price fluctuations for portfolio purchases from quarter-to-quarter or year-over-year are indicative of the economy or overall mix of the types of portfolios we are purchasing.

•	Legal Collections Model: We utilize third party law firms, including a law firm owned by certain of our officers and directors, to collect our receivable portfolios. We currently service 115,000 accounts and place these accounts with over 80 law firms across the 50 states and Puerto Rico. We actively manage our outsourced legal network through advanced information technology systems. We believe that our senior management team, two of whom are collections lawyers, understands what our legal third parties need to properly collect and service our portfolios, which provides us with a significant competitive advantage. We generally only utilize two lawyers in most states and are regularly solicited by independent law firms seeking to join our network. In addition, we believe we can direct significantly more business to the law firms in our network.

•	Scaleable, Profitable Business Model: We are able to keep fixed costs very low and currently have only 12 employees, of which 10 are full-time employees. As we acquire more portfolios, the only cost that we expect would significantly increase is the professional fees paid to the lawyers we utilize to collect our receivables. Our management team, information technology systems platform, purchasing model and legal collections can all support a significantly larger amount of receivables.

Management Information Systems

We believe that a high degree of automation is necessary to enable us to grow and successfully compete with other financial services companies. Accordingly, we continually upgrade our computer software and, when necessary, our hardware to support the servicing and recovery of consumer receivables that we acquire. Our telecommunications and computer systems allow us to quickly and accurately process the large amount of data necessary to purchase and service consumer receivable portfolios. Due to our desire to increase productivity through automation, we periodically review our systems for possible upgrades and enhancements. We do not maintain business interruption insurance. However, we maintain a disaster recovery program intended to allow us to operate our business at an offsite facility. In the event our disaster recovery program fails to operate as expected or we do not have adequate backup arrangements for all of our operations, we may incur significant losses if an outage occurs.

Government Regulation

Federal, state and municipal statutes, rules, regulations and ordinances establish specific guidelines and procedures which debt purchasers must follow when collecting consumer accounts. It is our policy to comply with the provisions of all applicable federal laws and comparable state statutes in all of our recovery activities, even in circumstances in which we may not be specifically subject to these laws. Our failure to comply with these laws could have a material adverse effect on us in the event and to the extent that they limit our recovery activities or subject us to fines or penalties in connection with such activities. Federal and state consumer protection, privacy and related laws and regulations extensively regulate the collection of consumer debt and the relationship between customers and credit card issuers. Significant federal laws and regulations applicable to our business include the following:

•	Fair Debt Collection Practices Act. This act imposes certain obligations and restrictions on collection practices, including specific restrictions regarding communications with consumer customers, including the time, place and manner of the communications. This act also gives consumers certain rights, including the right to dispute the validity of their obligations and a right to sue third parties who fail to comply with its provisions, including the right to recover their attorney fees.

•	Fair Credit Reporting Act. While we believe that we are not currently subject to this act as we do not currently furnish trade line information to the credit reporting agencies or use credit reports, we may decide to furnish or use such information in the future. This act places certain requirements on credit information providers regarding verification of the accuracy of information provided to credit reporting agencies and investigating consumer disputes concerning the accuracy of such information. The Fair Credit Reporting Act to include additional duties applicable to data furnishers with respect to information in the consumer’s credit file that the consumer identifies as resulting from identity theft, and requires that data furnishers have procedures in place to prevent such information from being furnished to credit reporting agencies.

•	Gramm-Leach-Bliley Act. This act requires that certain financial institutions, including debt purchasers, collection agencies, develop policies to protect the privacy of consumers’ private financial information and provide notices to consumers advising them of their privacy policies. This act also requires that if private personal information concerning a consumer is shared with another unrelated institution, the consumer must be given an opportunity to opt out of having such information shared. Since we do not share consumer information with non-related entities, except as required by law, or except as needed to collect on the receivables, our consumers are not entitled to any opt-out rights under this act. This act is enforced by the Federal Trade Commission, which has retained exclusive jurisdiction over its enforcement, and does not afford a private cause of action to consumers who may wish to pursue legal action against a financial institution for violations of this act.

•	Electronic Funds Transfer Act. This act regulates the use of the Automated Clearing House, or ACH, system to make electronic funds transfers. All ACH transactions must comply with the rules of the National Automated Check Clearing House Association, or NACHA, and Uniform Commercial Code § 3-402. This act, the NACHA regulations and the Uniform Commercial Code give the consumer, among other things, certain privacy rights with respect to the transactions, the right to stop payments on a pre-approved fund transfer, and the right to receive certain documentation of the transaction. This act also gives consumers a right to sue institutions which cause financial damages as a result of their failure to comply with its provisions.

•	Telephone Consumer Protection Act. In the process of collecting accounts, we may, in the future, use automated predictive dialers to place calls to consumers. This act and similar state laws place certain restrictions on telemarketers and users of automated dialing equipment who place telephone calls to consumers.

•	Servicemembers Civil Relief Act. The Soldiers’ and Sailors’ Civil Relief Act of 1940 was amended in December 2003 as the Servicemembers Civil Relief Act, or SCRA. The SCRA gives U.S. military service personnel relief from credit obligations they may have incurred prior to entering military service, and may also apply in certain circumstances to obligations and liabilities incurred by a servicemember while serving on active duty. The SCRA prohibits creditors from taking specified actions to collect the defaulted accounts of servicemembers. The SCRA impacts many different types of credit obligations, including installment contracts and court proceedings, and tolls the statute of limitations during the time that the servicemember is engaged in active military service. The SCRA also places a cap on interest bearing obligations of servicemembers to an amount not greater than 6% per year, inclusive of all related charges and fees.

•	U.S. Bankruptcy Code. In order to prevent any collection activity with bankrupt debtors by creditors and collection agencies, the U.S. Bankruptcy Code provides for an automatic stay, which prohibits certain contacts with consumers after the filing of bankruptcy petitions.

Additionally, there are some states statutes and regulations comparable to the above federal laws, and specific licensing requirements which affect our operations. State laws may also limit credit account interest rates and the fees, as well as limit the time frame in which judicial actions may be initiated to enforce the collection of consumer accounts.

Although we are not a credit originator, some of these laws directed toward credit originators, including the Fair Credit Billing Act and the Equal Credit Opportunity Act may occasionally affect our operations because our receivables were originated through credit transactions. Federal laws which regulate credit originators require, among other things, that credit card issuers disclose to consumers the interest rates, fees, grace periods and balance calculation methods associated with their credit card accounts. Consumers are entitled under current laws to have payments and credits applied to their accounts promptly, to receive prescribed notices and to require billing errors to be resolved promptly. Some laws prohibit discriminatory practices in connection with the extension of credit. Federal statutes further provide that, in some cases, consumers cannot be held liable for, or their liability is limited with respect to, charges to the credit card account that were a result of an unauthorized use of the credit card. These laws, among others, may give consumers a legal cause of action against us, or may limit our ability to recover amounts owing with respect to the receivables, whether or not we committed any wrongful act or omission in connection with the account. If the credit originator fails to comply with applicable statutes, rules and regulations, it could create claims and rights for consumers that could reduce or eliminate their obligations to repay the account and have a possible material adverse effect on us. Accordingly, while we seek to contractually obtain indemnification from creditor originators and others against losses caused by the failure to comply with applicable statutes, rules and regulations relating to the receivables before they are sold to us, we may not be able to do so.

The U.S. Congress and several states have enacted legislation concerning identity theft. Additional consumer protection and privacy protection laws may be enacted that would impose additional requirements on the enforcement of and recovery on consumer credit card or installment accounts. Any new laws, rules or regulations that may be adopted, as well as existing consumer protection and privacy protection laws, may adversely affect our ability to recover the receivables. In addition, our failure to comply with these requirements could adversely affect our ability to enforce the receivables.

If some of the receivables were established as a result of identity theft or unauthorized use of a credit card and, accordingly, we could not recover the amount of such defaulted consumer receivables. As a purchaser of defaulted consumer receivables, we may acquire receivables subject to legitimate defenses on the part of the consumer. Our account purchase contracts allow us to return to the debt owners certain defaulted consumer receivables that may not be collectible, due to these and other circumstances. Upon return, the debt owners are required to replace the receivables with similar receivables or repurchase the receivables. These provisions limit to some extent our losses on such accounts.

We currently hold a number of licenses issued under applicable credit laws. Certain of our current licenses and any licenses that we may be required to obtain in the future may be subject to periodic renewal provisions and/or other requirements. Our inability to renew licenses or to take any other required action with respect to such licenses could have a material adverse effect upon our results of operation and financial condition.

Employees

As of December 8, 2008, we had a total of twelve employees, of which ten are full time employees. Most of our collection activities are outsourced and managed by corporate officers. Each of our employees has signed a standard employee agreement, containing confidentiality and change of control provisions. None of our employees is covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Description of Properties

Both our executive/corporate offices at 48 Franklin Turnpike, 3rd Floor, Ramsey, NJ 07746 and our business office at 1800 Route 34 North, Building 4, Suite 404A, Wall, NJ, 07719 are located in leased space. The business office is approximately 2,450 square feet, is subject to a five year lease from an unrelated third party (expiring on July 1, 2012) and has an annual lease payment of $43,488. We also maintain office space of approximately 500 square feet, which is subject to a renewable two year lease (expiring on January 1,

2009) from an unrelated third party and has an annual lease payment of $8,400. We believe our property is adequate for our current needs.

Legal Proceedings

In the ordinary course of our business we are involved in numerous legal proceedings, usually as the plaintiff. We regularly initiate collection lawsuits against consumers using our network of third party law firms. Also, consumers may occasionally initiate litigation against us in which they allege that we have violated a Federal or state law in the process of collecting on their account. We do not believe that these ordinary course matters are material to our business and financial condition.

As of the date of this filing, there are presently no material pending legal proceedings to which we or any of our subsidiaries is a part or to which any of its property is the subject and, to the best of its knowledge, no such actions against us are contemplated or threatened.

EXECUTIVE OFFICERS AND DIRECTORS

Each of our executive officers and directors, his age, position with us and the year of his initial election or appointment are identified in the table below. All directors hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified.

		Year Became
		An Executive
		Officer or
Name	Age	Director	Positions

John C. Kleinert	49	2004	President, Chief Executive Officer and Director(1)
James J. Mastriani	38	2004	Chief Financial Officer, Chief Legal Officer, Treasurer and Secretary
W. Peter Ragan, Sr.	60	2004	Vice President and Director
W. Peter Ragan, Jr.	38	2004	President of VI, our wholly-owned subsidiary
Steven Marcus	48	2005	Independent Director(1)(2)
Dr. Michael Kelly	55	2005	Independent Director(1)
David Granatell	50	2005	Independent Director(1)(2)

(1)	Member of our Compensation Committee

(2)	Member of our Audit Committee and Nominating Committee

There are no material proceedings known to us to which any of our directors, officers or affiliates, or any owner of record or beneficially of more than 5% of any class of our voting securities, or any affiliate of such persons is a party adverse to us or has a material interest adverse to our interests. None of our directors received any additional compensation for his services as a director.

The following brief biographies contain information about our directors and our executive officers. The information includes each person’s principal occupation and business experience for at least the past five years. This information has been furnished to us by the individuals named. Except for the relationship of Mr. Ragan, Sr. and Mr. Ragan, Jr., who are father and son, there are no family relationships known to us between the directors and executive officers. We do not know of any legal proceedings that are material to the evaluation of the ability or integrity of any of the directors or executive officers.

John C. Kleinert earned a Bachelor of Science degree in Chemical Engineering from Princeton University in 1981. In 1982, Mr. Kleinert was hired by Goldman Sachs in New York and from 1982-1990, he traded various municipal products and was appointed head of the Municipal Trading Desk in 1991. In 1994, Mr. Kleinert was elected a general partner of the firm and served in that capacity until the end of 1997 when he retired and became a limited partner. Since retiring from Goldman Sachs and prior to his full-time employment by us as president and chief executive officer, Mr. Kleinert pursued several business ventures, including managing a trading operation, JCK Investments, which invested in equities, bonds, commodities and options. He is also a co-founder or our company.

James J. Mastriani earned a Bachelor of Arts degree in 1992 from Georgetown University and earned his juris doctorate from the Seton Hall University School of Law in 1997. After graduating from law school, Mr. Mastriani was in-house counsel for SBC Warburg Dillon Read Inc., providing legal advice and transactional support to the broker-dealer subsidiary of Swiss Bank Corporation. From 1998 to 2004, Mr. Mastriani practiced at the New York office of international law firm Skadden, Arps, Slate, Meagher and Flom LLP, where he was responsible for providing legal and regulatory advice to clients in the financial services and consumer finance industries.

W. Peter Ragan, Sr. received a Bachelor of Science in Marketing from LaSalle University in 1968 and earned his law degree from the Seton Hall University School of Law in 1974. Since his graduation he has practiced primarily in the area of creditor’s rights. Mr. Ragan practiced with the firm of Schaefer and Crawford in Ocean Township, New Jersey, from 1974 to 1979 where he specialized in municipal law and creditor’s rights. From 1979 through May of 1998, Mr. Ragan was a principal of Blankenhorn & Ragan, P.C., and its predecessor partnership. In May of 1998, the law firm of Ragan & Ragan, P.C. was created where Mr. Ragan is presently senior partner and continues with his focus upon creditor’s rights. Mr. Ragan has been a member of the New Jersey State Bar since 1974 and is also admitted to practice before the United States District Court for the District of New Jersey, United States Third Circuit Court of Appeals and the United States Supreme Court. Mr. Ragan is also a co-founder of our company.

W. Peter Ragan, Jr. earned a Bachelor of Science in Management and Marketing from Manhattan College 1992 and graduated, cum laude, from the Seton Hall University School of Law in May of 1996. In 2001, Mr. Ragan received a Masters Degree in Business Administration from Monmouth University. After Mr. Ragan’s graduation from Seton Hall he was employed by the law firm of Blankenhorn & Ragan, PC as a litigation associate. He has handled cases involving creditor’s rights, collection and bankruptcy litigation practice. In May of 1998, Mr. Ragan became a partner in the law firm of Ragan & Ragan, P.C. and now manages Ragan & Ragan, P.C.’s volume collection practice. Mr. Ragan is a member of the New York and New Jersey State Bars and is also admitted to practice before the United States District of New Jersey, the United States District Court for the Southern District of New York, and the United States Third Circuit Court of Appeals. Mr. Ragan is also a co-founder of our company.

Steven Marcus joined our board of directors in September 2005. Mr. Marcus is the founder and President of Rainbow Capital, LLC, a private equity firm that sponsors private equity transactions of mature middle market companies. He founded the firm in 2001. From 1999 through 2001, Mr. Marcus was a private equity investor, sourcing and evaluating investment opportunities in primarily internet start-ups. For the previous 14 years, Mr. Marcus worked in the high yield bond market for Donaldson, Lufkin & Jenrette, Smith Barney, Inc. and PaineWebber, Inc. Mr. Marcus has an M.B.A. in finance from the University of Duke and a B.S. in accounting from Syracuse University. Mr. Marcus is the Chairman of our Audit Committee and a member of our Nominating Committee and our Compensation Committee.

Dr. Michael Kelly joined our board of directors in September 2005. Mr. Kelly has been a Director of the Insal, Scott Kelly Institute of Orthopedic and Sports Medicine in New York, New York since 1991. In 2004, Dr. Kelly was named Chairman of the Department of Orthopedic Surgery at Hackensack University Medical Center. He is also Vice President of the U.S. Knee Society, an attending orthopedic surgeon at Lenox Hill Hospital in New York, New York and has served as team physician for the New Jersey Nets franchise of the National Basketball Association for the last five years. Mr. Kelly is a member of our Audit Committee, our Nominating Committee and our Compensation Committee.

David Granatell joined our board of directors in September 2005. Mr. Granatell is an Executive Director of the privately-owned Elmwood Park, NJ based Grant Industries, Inc., a specialty manufacturer of textile chemicals and personal care raw materials, with locations in Mexico, Romania, England, China and Korea. Mr. Granatell has worked for Grant Industries since graduating from Rutgers University in 1979 and became a Partner in 1982. Mr. Granatell is a member of our Audit Committee, our Nominating Committee and our Compensation Committee.

Director Independence

We believe that Steven Marcus, Dr. Michael Kelly and David Granatell qualify as independent directors in accordance with the standards set by NYSE Alternext and also as defined in Section 301 of the Sarbanes-Oxley Act of 2002 and Rule 10A(3)(b)(1) of the Securities Exchange Act, as amended. Accordingly, as required by the NYSE Alternext, our board of directors is comprised of a majority of independent directors.

Board Committees

The board of directors has established three standing committees: (1) the Audit Committee (2) the Compensation Committee and (3) the Nominating Committee. Each committee operates under a charter that has been approved by the board of directors. Copies of the Charters of the Audit Committee, Compensation Committee and Nominating Committee are posted on our website at www.velocitycollect.com. Messrs. Marcus,

Kelly and Granatell are the members of each of such committees. Mr. Marcus serves as the Chair of each of such committees.

Audit Committee

Our board of directors established an Audit Committee in September 2005, comprised of Steven Marcus, Dr. Michael Kelly and David Granatell, all of whom are independent directors as defined in Section 301 of the Sarbanes-Oxley Act of 2002 and Rule 10A(3)(b)(1) of the Securities Exchange Act, as amended. Mr. Marcus serves as chairman of the committee. Our board of directors has determined that Mr. Marcus is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee oversees our corporate accounting, financial reporting practices and the audits of financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the independence and performance of, and assesses the qualifications of and engages, our independent registered public accountants. The Audit Committee approves the plan and fees for the annual audit, review of quarterly reports, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent registered public accountants. The Audit Committee monitors the rotation of partners of the independent registered public accountants on our engagement team as required by law. The Audit Committee reviews the financial statements to be included in our Annual Report on Form 10-K and reviews with management and the independent registered public accountants the results of the annual audit and our quarterly financial statements. In addition, the Audit Committee oversees all aspects our systems of internal accounting control and corporate governance functions on behalf of the board of directors. The Audit Committee provides oversight assistance in connection with legal and ethical compliance programs established by management and the board of directors, including Sarbanes-Oxley implementation, and makes recommendations to the board of directors regarding corporate governance issues and policy decisions.

Nominating Committee

The board of directors has a Nominating Committee, comprised of Steven Marcus, Dr. Michael Kelly and David Granatell. Mr. Marcus serves as the chairman of the committee. The Nominating Committee is charged with the responsibility of reviewing our corporate governance policies and with proposing potential director nominees to the board of directors for consideration. The Nominating Committee has a charter. All members of the Nominating Committee are independent directors as defined by the rules of the NYSE Alternext. The Nominating Committee will consider director nominees recommended by security holders. To recommend a nominee, please write to the Nominating Committee c/o the Company Attn: James J. Mastriani. There are no minimum qualifications for consideration for nomination to be one of our directors. The nominating committee will assess all director nominees using the same criteria. All of the current nominees to serve as directors on our board of directors have previously served in such capacity. During 2007, we did not pay any fees to any third parties to assist in the identification of nominees. During 2007, we did not receive any director nominee suggestions from stockholders.

Compensation Committee

Our board of directors also has a Compensation Committee, which, either alone or in conjunction with the full board, as the case may be, reviews or recommends the compensation arrangements for our management and employees. The Compensation Committee has a charter and is comprised of three members: John C. Kleinert, Steven Marcus and David Granatell.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee had any relationships with us or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC.

There are no other board of directors committees at this time.

Code of Ethics

On January 20, 2006, our board of directors adopted a code of ethics that applies to our principal executive and financial officers. A copy of the Code of Ethics is attached as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2005. Additionally, a copy of our Code of Ethics is available on our website, www.velocitycollect.com. We intend to file any amendments, changes or waivers to the code of ethics as required by SEC rules.

Executive Compensation

Summary Compensation Table

The following table sets forth all annualized compensation paid to our named executive officers for the years ended December 31, 2007 and 2006. Individuals we refer to as our named executive officers” include our Chief Executive Officer and our most highly compensated executive officers whose salary and bonus for services rendered in all capacities exceeded $100,000 during the year ended December 31, 2007.

				Stock
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)		Total ($)

John C. Kleinert	2007	225,000	70,000			295,000
Chief Executive Officer	2006	215,000	25,000	—		240,000
James J. Mastriani	2007	200,000	65,000	110,000	(1)	375,000
Chief Financial Officer and Chief Legal Officer	2006	175,000	60,000	200,000	(1)	435,000
W. Peter Ragan, Jr.	2007	100,000	25,000	—		125,000
President, Velocity Investments	2006	60,000	40,000	—		100,000
W. Peter Ragan Sr.	2007	100,000	10,000	—		110,000
Vice President	2006	100,000	12,500	—		112,500

(1)	On August 26, 2006, the board of directors approved a grant to Mr. Mastriani for 10,000 restricted shares of our common stock. Of those shares, 6,250 shares were unvested as of December 31, 2006. As of September 30, 2007, all of such shares have vested. The $110,000 sum reflects the value of the 3,750 restricted shares that have vested as of December 31, 2007. The $200,000 sum reflects the value of the 6,250 restricted shares that have vested as of December 31, 2006. The value of the grants of restricted stock was based on the market price of our common stock on the date of grant. See Note 10 — Stock Based Compensation, to our audited financial statements for the fiscal year ended December 31, 2007. On March 14, 2008, Mr. Mastriani returned 6,800 of these shares for cancellation and retirement to offset a $115,146 withholding tax payment made by us on his behalf on December 28, 2007.

Narrative Disclosure to Summary Compensation Table

On January 1, 2006, we extended our employment contract with our President, John C. Kleinert, for a period of four years commencing from January 1, 2004 and renewable annually subject to the terms and conditions of the contract, at an annual salary of $215,000, which was increased to $225,000 for the year ended December 31, 2007. Mr. Kleinert devotes all of his business time to our affairs in accordance with the terms of his employment contract.

On September 8, 2004, we entered into an employment contract with James J. Mastriani in which we agreed to employ Mr. Mastriani as our Chief Financial Officer and our Chief Legal Officer for a period of three years ending September 1, 2007 at an annual base salary of not less than $150,000, with annual increases and annual bonuses determined at the discretion of our board of directors and calculated in same manner as other executives. In 2006, we agreed to grant Mr. Mastriani equity securities pursuant to our 2004 Equity Incentive Program. During 2006, Mr. Mastriani received a stock award for 10,000 restricted shares of common stock, all of which have vested to date. Mr. Mastriani devotes all of his business time to our affairs as provided under his employment contract. On December 28, 2007, we paid $115,146 in withholding taxes in connection with the vesting of 8,750 shares of restricted stock granted to James J. Mastriani. As of March 14, 2008, Mr. Mastriani has returned 6,800 of such shares for cancellation and retirement in order to offset such payment.

On January 1, 2006, we extended our employment contract with W. Peter Ragan, Jr. in which we agreed to employ Mr. Ragan, Jr. as President of our wholly owned subsidiary VI, for a period of four years, commencing from January 1, 2004 and renewable annually subject to the terms and conditions of the contract, at an annual salary of $100,000. Mr. Ragan, Jr. devotes approximately 50% of his business time to the affairs of VI in accordance with the terms of his employment contract.

Change in Control Arrangements and Severance Arrangements

We have agreed that in the event of a change in ownership of more than 25% of our outstanding stock, Messrs. Kleinert, Ragan, Sr. and Ragan, Jr. shall have the option, within 180 days of such change in ownership, to choose to terminate their employment and receive two years of severance pay in one lump sum. In addition, those employees are entitled to receive two years of severance pay in one lump sum if their employment is terminated without cause. Such severance amounts would entitle Messrs. Kleinert, Ragan, Sr. and Ragan, Jr. to payments of $450,000, $200,000 and $200,000, respectively, based on their respective salaries for the 2007 fiscal year and assuming such change in control occurred during the 2007 fiscal year. There are no other conditions or obligations applicable to the receipt of payments. Messrs. Kleinert and Ragan, Jr. have agreed to waive any rights that may be triggered under their respective change in control arrangements as a result of this offering.

Outstanding Equity Awards

There were no outstanding equity awards held by our named executive officers as of December 31, 2007.

Outstanding Equity Awards Narrative Disclosure

Incentive Program. On August 26, 2006, the board of directors approved a grant to Mr. Mastriani for 10,000 restricted shares of common stock of which, 6,250 shares vested during 2006, and the remaining 3,750 shares have vested as of September 30, 2007. On December 28, 2007, we paid $115,146 in withholding taxes in connection with the vesting of 8,750 shares of restricted stock granted to James J. Mastriani. As of March 14, 2008, Mr. Mastriani has returned 6,800 of such shares for cancellation and retirement in order to offset such payment.

Our board of directors presently consists of two of our executive officers and three independent directors. We are not currently providing any compensation to our two executive officers for serving on the board of directors.

Compensation Pursuant to Plans. In March 2004, we approved our 2004 Equity Incentive Program. The program provides for the grant of incentive stock options, nonqualified stock options, restricted stock grants, including, but not limited to, unrestricted stock grants, as approved by the board of directors or a committee of the board. Incentive stock options granted under the program are intended to qualify as incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Nonqualified stock options granted under the program are intended not to qualify as incentive stock options under the Internal Revenue Code.

The total number of shares of our common stock that may be issued under the program upon the exercise of all options granted under the program or the satisfaction by all recipients of all conditions necessary for the receipt of restricted stock awards and/or unrestricted stock awards may not exceed 50,000, of which 25,000 shares shall be available for issuance under incentive stock options and 25,000 shares shall be available for issuance under nonqualified stock options, restricted stock awards and/or unrestricted stock awards. A total of 11,600 shares have been issued under the program.

Director Compensation

The following table sets forth the compensation paid to our directors for the year ended December 31, 2007:

Total Fees Earned or
Name	Paid in Cash ($)

Steven Marcus	$2,000
David Granatell	$2,000
Dr. Michael Kelly	$2,000

Narrative to Director Compensation

Fees earned or paid in cash represent a per day meeting fee of $1,000 for attendance at the August 2, 2007 and December 5, 2007 board of directors meetings. No compensation is paid to our officers who are directors and attend board meetings. We expect to implement a director incentive plan in 2009. No compensation is paid to our directors with respect to their attendance to committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, no transactions have occurred since the beginning of our last two fiscal years or are proposed with respect to which a director, executive officer, security holder owning of record or beneficially more than 5% of any class of our securities or any member of the immediate families of the foregoing persons had or will have a direct or indirect material interest:

We engage Ragan & Ragan, P.C. to pursue legal collection of our receivable portfolios, interests in distressed real property and tax lien certificates. Messrs. Ragan, Sr. and Ragan, Jr. are the sole members of Ragan & Ragan, P.C. In May 2007, the fee arrangements between our subsidiaries and Ragan & Ragan, P.C. were approved by unanimous written consent of the board of directors other than Mr. Ragan, Sr. who abstained. During years 2007 and 2006, our subsidiary, VI, paid Ragan & Ragan, P.C. an aggregate of $1,128,107 and $1,225,577, respectively; our subsidiary, J. Holder, paid Ragan & Ragan, P.C. an aggregate of $6,000 and $10,139, respectively; and our subsidiary, VOM, paid Ragan & Ragan, P.C. an aggregate of $238 and $5,528, respectively. During the nine months ended September 30, 2008 and 2007, we paid Ragan and Ragan, P.C. an aggregate of $634,081 and $873,484, respectively. By virtue of their positions as sole members of Ragan & Ragan, P.C., Messrs. Ragan and Ragan retain the net proceeds paid by us to Ragan & Ragan, P.C.

We received a note receivable in the amount of $205,000 in partial payment of the $455,000 purchase price from an officer and related party, John C. Kleinert, for the assignment of membership interests in Ridgedale Avenue Commons, LLC, and Morris Avenue Commons, LLC, previously owned by J. Holder, Inc. As of December 31, 2007, the note has a balance of $100,000, along with interest at the rate of 12% which shall accrue only on and after December 26, 2007, by means of one lump sum payment of principal and accrued interest on August 25, 2008. As of March 14, 2008, Mr. Kleinert made a $100,000 lump sum payment to us and the promissory note was retired. We waived $2,630 in accrued interest on the prepayment.

On June 2, 2005, J. Holder acquired a residential property in Melbourne, Florida. Acquisition financing of $3,350,000 was provided by a group of investors that receive 10% per annum and 2% of the loaned amount along with a pro rata share of 20% of the net profit realized by J. Holder upon the sale of the property. Of the $3,350,000 in financing on this property, $1,400,000 was provided by Dr. Kelly and Mr. Granatell, who subsequently became members of our board of directors. Additionally, Mr. Robert Kleinert and Ms. Yoke, related parties of our President and CEO, provided $900,000 of this financing in connection with the acquisition. Interest on these related party notes with respect to this property accrued in the amounts of $175,056 and $164,559 for the nine months ended September 30, 2008 and 2007 and $242,273 and $216,528 as of the years ended December 31, 2007 and 2006.

On December 28, 2007, we paid $115,146 in withholding taxes in connection with the vesting of 8,750 shares of restricted stock granted to James J. Mastriani. As of March 14, 2008, Mr. Mastriani has returned 6,800 of these shares for cancellation and retirement in order to offset this payment.

On May 30, 2008 and October 29, 2008, we executed promissory notes in favor of Robert Kleinert, the brother of John C. Kleinert, our chief executive officer, with a principal amount of $500,000 and $200,000, respectively. The notes each bear interest at a rate of 14% per annum and mature on May 30, 2011 and October 29, 2011, respectively. The notes grant the holder a subordinated lien upon all of the assets of our VI subsidiary. Mr. Robert Kleinert is a principal of Sandler O’Neill & Partners, L.P., one of the representatives of the underwriters in this offering. Sandler O’Neill & Partners, L.P. will receive proceeds in an amount equal to the underwriting discount listing in the section entitled “Underwriting” for each share of common stock underwritten by it, plus reimbursement of a portion of the expenses of the offering up to $200,000. In addition, Robert Kleinert and other principals of Sandler O’Neill & Partners, L.P. own an aggregate of approximately 1.3% of our outstanding common stock as of December 8, 2008 and warrants to purchase 6,200 shares of our common stock at an exercise price of $50.00 per share.

On October 29, 2008, our VI subsidiary executed a promissory note in favor of John C. Kleinert, our chief executive officer, with a principal amount of $160,000. The note grants the holder a subordinated lien upon all of the assets of our VI subsidiary.

It is our policy, with respect to insider transactions, that all transactions between us, our officers, directors and principal stockholders and our affiliates be on terms no less favorable to us than could be obtained from an unrelated third parties in arms-length transactions, and that all such transactions shall be approved by a majority of the disinterested members of the board of directors. We believe that the transactions described above comply with such policy.

Except for the relationship of W. Peter Ragan, Sr. and W. Peter Ragan, Jr. who are father and son, none of our officers or directors are related.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information available to us, as of December 8, 2008 with respect to the beneficial ownership of the outstanding shares of our common stock, and as adjusted to reflect the sale of the common stock in this offering, by (i) any holder of more than five percent (5%) of our outstanding shares of common stock; (ii) our officers and directors; and (iii) our officers and directors as a group:

	Amount and
	Nature of	Percentage of	Percentage of
Name and Address of	Beneficial	Class Prior to	Class Subsequent to
Beneficial Owner(1)	Ownership	Offering	Offering(8)

John C. Kleinert(2)(3)(6)	464,766	47.44%	5.82%
James J. Mastriani(2)	3,200	*	*
W. Peter Ragan, Sr.(2)(4)	117,183	12.89%	1.48%
W. Peter Ragan, Jr.(2)(4)(7)	117,246	12.90%	1.48%
Steven Marcus(2)	0	*	*
Dr. Michael Kelly(2)	17,221	1.93%	*
David Granatell(2)(5)	56,250	6.10%	*
All directors and executive officers as a group (seven individuals)(4)(5)(6)(7)	775,865	81.61%	9.76%

*	Less than one percent.

(1)	The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security at any time within 60 days of December 8, 2008. Unless otherwise indicated below, each beneficial owner named in this table has sole voting and sole investment power with respect to all shares beneficially owned.

(2)	The business address is 1800 Route 34 North, Building 4, Suite 404A, Wall, NJ, 07719.

(3)	Includes 85,926 shares of common stock issuable upon the exercise of warrants issued to Mr. Kleinert in connection with the merger with STB.

(4)	Includes 15,463 shares of common stock issuable upon the exercise of warrants issued to each of Mr. Ragan Sr. and Mr. Ragan Jr. in connection with the merger with STB.

(5)	Includes 28,125 shares of common stock issuable upon the exercise of warrants at $20.80 per share which expire on February 3, 2009.

(6)	Includes 2,000 shares of common stock which are convertible from the 10,000 shares of Series A Preferred Stock that Mr. Kleinert owns.

(7)	Includes 63 shares of common stock which are convertible from the 315 shares of Series A Preferred Stock that Mr. Ragan Jr. owns.

(8)	Assumes the full amount of shares offered hereby are sold (excluding the underwriter’s over-allotment option).

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 40,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. No other classes of capital stock are authorized. As of December 8, 2008, we had 893,799 shares of common stock and 1,380,000 shares of our Series A Preferred Stock outstanding. No other preferred stock has been issued. After this offering, we will have 7,893,799 shares of common stock outstanding, assuming the entire offering is sold. If the over-allotment option is exercised in full, we will have 8,943,799 shares outstanding.

The following is a summary of the rights of our capital stock as provided in our Certificate of Incorporation and Bylaws, as they will be in effect upon the closing of this offering. For more detailed information, please see our Certificate of Incorporation and Bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Holders of common stock are entitled to one vote per share on matters acted upon at any stockholders’ meeting, including the election of directors, and to dividends when, as and if declared by the board of directors out of funds legally available for the payment of dividends. There is no cumulative voting and the common stock is not redeemable. In the event of any liquidation, dissolution or winding up of our business, each holder of common stock is entitled to share ratably in all of our assets remaining after the payment of liabilities and liquidation preferences of our holders of preferred stock. Holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessments by us. All shares of common stock now outstanding, and all shares to be outstanding upon the completion of this offering, are and will be fully paid and nonassessable.

Dividend Policy on Common Stock

We have not declared or paid any dividends on our common stock. We do not intend to declare or pay any dividends on our common stock in the foreseeable future, but rather to retain any earnings to finance the growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual and legal restrictions and other factors the board of directors deems relevant.

Series A Preferred Stock

The Series A Preferred Stock, has no stated maturity and is not subject to any sinking fund or mandatory redemption. The Series A Preferred Stock has a liquidation preference of $10.00 per share, plus any accumulated but unpaid dividends. Dividends on the Series A Preferred Stock are cumulative from the date of original issue and are payable monthly in arrears on the last day of each month, at the annual rate of 10% of the $10.00 liquidation preference per share, equivalent to a fixed annual amount of $1.00 per share. Dividends on the Series A Preferred accrue regardless of whether we have earnings, whether there are funds legally available for the payment of such dividends or whether such dividends are declared. Unpaid dividends accumulate and earn additional dividends at 10%, compounded monthly. Holders of our Series A Preferred Stock do not have voting rights except in limited circumstances.

Each of the Series A Preferred shares is convertible into 0.2 shares of our common stock at the option of the holder; provided, however, if after May 18, 2009 (a) the price of our common stock exceeds the conversion price of the Series A Preferred Stock by more than 35%, and (b) our common stock is traded on a national securities exchange, we may terminate the conversion right. We have the right to redeem the Series A Preferred Stock, subject to certain conditions; however, the Series A Preferred Stock is not redeemable prior to May 18, 2009.

14% Notes

As of December 8, 2008, our VI subsidiary has outstanding notes in the aggregate principal amount of $1,300,000. Interest is payable quarterly in arrears beginning on the last day of the month that is four months from the date of the notes. VI will pay the principal amount of the notes upon the earlier of maturity or redemption. The notes are subordinated to all of our existing debt but will be senior to any future “long term” debt of VI. Upon an event of default, VI will pay the note holder a late charge computed at the rate of 18% per annum of the amount not paid.

Warrants and Options

As of December 8, 2008, warrants to purchase 263,391 shares of our common stock and 100,000 shares of our Series A Preferred Stock were issued and outstanding. Our warrants are exercisable for shares of our common stock or Series A Preferred Stock at the exercise price stated thereon. In all cases the exercise price of our warrants shall be adjusted for stock splits, reorganization, mergers, and the like. One of our warrants to purchase 43,056 shares of our common stock contains “full-ratchet” anti-dilution protection. In addition, we may redeem certain of our warrants if the price of our common stock exceeds a certain level for a specified period of time. Certain of our warrants contain a “net share settlement” feature.

The following table summarizes information on all common share purchase options and warrants issued by us for the nine months and years ended September 30, 2008 and December 31, 2007 and 2006, including common share equivalents relating to convertible debenture share warrants.

	September 30,		December 31,		December 31,
	2008		2007		2006
	Shares	Price	Shares	Price	Shares	Price

Outstanding at the beginning of the year	229,521	$25.80	218,833	$29.40	216,333	$29.00
Granted during period	58,870	43.60	10,688	50.00	2,500	62.00
Exercised during period	—	—	—	—	—	—
Terminated, replaced or expired during the period	(25,000)	—	—	—	—	—
Outstanding at the end of the period	263,391	$28.40	229,521	$29.80	218,833	$29.40
Exercisable at the end of the period	263,391	$28.40	229,521	$29.80	218,833	$29.40

The number and weighted average exercise prices of all common shares and common share equivalents issuable and stock purchase options and warrants outstanding as of September 30, 2008 is as follows:

	Remaining	Weighted
	Number	Average
Range of Exercise Prices	Outstanding	Exercise Price

$0 - 40	218,845	$21.14
$40 - 80	44,546	50.00

As a result of certain anti-dilution provisions, warrants to purchase 12,500 shares of our common stock at an exercise price of $62.00 per share that were issued in connection with an October 2005 convertible debt financing were exchanged for 43,056 warrants at a reset exercise price of $18.00 per share. The warrants expire in April 2011. On December 8, 2008, the closing price of our common stock on the NYSE Alternext was $5.24. If we were to issue additional common stock in this offering at an offering price of $5.24 per share, the 43,056 warrants could be exchanged for 147,902 warrants, exercisable at the offering price.

Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law, which restricts certain transactions and business combinations between a corporation and an “interested stockholder” (as defined in Section 203) owning 15% or more of the corporation’s outstanding voting stock, for a period of three years from the date the stockholder becomes an interested stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of our outstanding voting stock (excluding shares held by the interested stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of the corporation’s stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).

Transfer Agent and Registrar

Continental Stock Transfer & Trust Co. is the transfer agent and registrar for our common stock and Series A Preferred Stock.

SHARES ELIGIBLE FOR FUTURE SALE

As of September 8, 2008, there were 755 holders of record of our common stock, including shares held in street name. As of December 8, 2008, there were 893,799 shares of our common stock outstanding. Of these shares, approximately 149,700 shares of common stock are freely tradable without restriction. 744,106 shares are restricted securities under Rule 144 of the Securities Act, in that they were issued in private transactions not involving a public offering. 155,003, 68,200 and 53,813 shares may be sold pursuant to current registration statements, respectively. All but approximately 634,408 of those shares are currently eligible for sale under Rule 144.

The 712,386 shares of restricted stock may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration afforded by Rule 144.

The 7,000,000 shares of common stock issued in this offering will be freely tradable, except by any of our “affiliates” as defined in Rule 144 under the Securities Act.

Rule 144

In general, under Rule 144, an affiliate who has beneficially owned restricted shares of our common stock for at least six months, as well as any affiliate who owns shares acquired in the public market, is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, or approximately 79,000 shares immediately after this offering, assuming no exercise by the underwriters of their option to purchase additional shares; and

•	the average weekly trading volume of the common stock on all national securities exchanges during the four calendar weeks preceding the sale.

These sales may commence beginning 90 days after the date of this prospectus, subject to continued availability of current public information about us and to the lock-up agreements described below. They also are subject to certain manner of sale and notice requirements of Rule 144.

A person who is not one of our affiliates, and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, may sell shares according to the following conditions:

•	If the person has beneficially owned the shares for at least six months, including the holding period of any prior owner other than an affiliate, the shares may be sold subject to continued availability of current public information about us.

•	If the person has beneficially owned the shares for at least one year, including the holding period of any prior owner other than an affiliate, the shares may be sold without any Rule 144 limitations.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares of common stock being offered. Subject to the terms and conditions contained in the underwriting agreement, each underwriter has agreed to purchase from us the respective number of shares of common stock set forth opposite its name below. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specific number of shares, but it is not responsible for the commitment of any other underwriter to purchase shares. Sandler O’Neill & Partners, L.P. and Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC are acting as the representatives of the underwriters.

Name	Number of Shares

Sandler O’Neill & Partners, L.P.
Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC

Total	7,000,000

The underwriters are committed to purchase and pay for all such shares of common stock if any are purchased.

We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 1,050,000 additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock in proportion to their respective initial purchase amounts.

The underwriters propose to offer the shares of common stock directly to the public at the offering price set forth on the cover page of this prospectus and to certain securities dealers at the public offering price less a concession not in excess of $      per share. The underwriters may allow, and these dealers may re-allow, a concession not in excess of $      per share on sales to other dealers. After the public offering of the common stock, the underwriters may change the offering price and other selling terms.

The following table shows the per share and total underwriting discount that we will pay to the underwriters and the proceeds we will receive before expenses. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

		Total Without	Total With
	Per Share	Over-Allotment	Over-Allotment

Price to public	$	$	$
Underwriting discount
Proceeds to us, before expenses

We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $725,000 and are payable by us. We have agreed to reimburse the underwriters for their actual out-of-pocket expenses incurred in connection with the offering, including certain fees and disbursements of underwriters’ counsel, up to $200,000.

In connection with its participation in several of our prior financings, Anderson & Strudwick, Incorporated received aggregate cash compensation of approximately $1.5 million, four year warrants to acquire 120,000 shares of our Series A Convertible Preferred Stock at an exercise price of $12.00 per share, three year warrants to acquire 4,000 shares of our common stock at an exercise price of $22.60 per share and three warrants to acquire 726 shares of our common stock at an exercise price of $23.20 per share. Anderson & Strudwick, Incorporated may be part of the selling group of this offering.

The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

The underwriting agreement provides that the obligations of the underwriters are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of the events specified in the underwriting agreement. The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described above.

Lock-up Agreement.  We, and each of our executive officers and directors, have agreed, for a period of 180 days after the date of this prospectus, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to sell, make any short sale, or otherwise dispose of or hedge, directly or indirectly, any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock or warrants or other rights to purchase shares of our common stock or other similar securities without, in each case, the prior written consent of Sandler O’Neill & Partners, L.P. and Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC. These restrictions are expressly agreed to preclude us, and our executive officers and directors, from engaging in any hedging or other transaction or arrangement that is designed to, or which reasonably could be expected to, lead to or result in a sale, disposition or transfer, in whole or in part, of any of the economic consequences of ownership of our common stock, whether such transaction would be settled by delivery of common stock or other securities, in cash or otherwise. The 180-day restricted period will be automatically extended if (1) during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results or become aware that material news or a material event relating to us will occur during the 16-day-period beginning on the last day of the 180-day restricted period, in which case the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Indemnity.  We have agreed to indemnify the underwriters, and persons who control the underwriters, against certain liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

Our common stock is quoted on the NYSE Alternext under the symbol “PGV.’’

Stabilization.  In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

•	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•	Over-allotment transactions involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the NYSE Alternext, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making.  In connection with this offering, the underwriters and selected dealers, if any, who are qualified market makers on the NYSE Alternext, may engage in passive market making transactions in our common stock on the NYSE Alternext in accordance with Rule 103 of Regulation M under the Securities Act of 1933. Rule 103 permits passive market making activity by the participants in our common stock offering. Passive market making may occur before the pricing of our offering, or before the commencement of offers or sales of our common stock. Each passive market maker must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security. If all independent bids are lowered below the bid of the passive market maker, however, the bid must then be lowered when purchase limits are exceeded. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. The underwriters and other dealers are not required to engage in passive market making and may end passive market making activities at any time.

Robert Kleinert, a principal of Sandler O’Neill & Partners, L.P., and John C. Kleinert, our chief executive officer, are brothers. On May 30, 2008 and October 29, 2008, we issued to Robert Kleinert promissory notes in the principal amounts of $500,000 and $200,000, which each bear interest at a rate of 14% per annum and mature on May 30, 2011 and October 29, 2011, respectively. In addition, Robert Kleinert and other principals of Sandler O’Neill & Partners, L.P. own an aggregate of approximately 1.3% of our outstanding common stock and warrants to purchase 6,200 shares of our common stock at an exercise price of $50.00 per share.

In connection with this offering, the underwriters may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe.PDF format will be used in connection with this offering.

Certain of the underwriters and selling group members may have and may in the future, from time to time, engage in transactions with and perform services for us or our affiliates in the ordinary course of their business for which they will receive fees and commissions.

United Kingdom

Each underwriter has severally represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York. The statements in this prospectus under “Risk Factors — Governmental regulations may limit our ability to recover and enforce the collection of our receivables” and

“Our Business — Governmental Regulation” will be passed upon by Barron, Newburger, Sinsley & Wier, PLLC. Certain legal matters regarding the offering will be passed upon for the underwriters by Lowenstein Sandler PC.

EXPERTS

Our consolidated annual financial statements appearing in this prospectus and the registration statement on Form S-1 have been audited by Weiser LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing elsewhere herein and are included in reliance on such report upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, to register the common stock to be sold in the offering. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. You may read and copy the registration statement at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at “http://www.sec.gov.”

INDEX TO FINANCIAL STATEMENTS

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Velocity Portfolio Group, Inc.

We have audited the accompanying consolidated balance sheets of Velocity Portfolio Group, Inc. (formerly Velocity Asset Management, Inc.) and subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Velocity Portfolio Group, Inc. and subsidiaries as of December 31, 2007 and 2006, and the consolidated results of their operations and cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of presenting the change in consumer receivables in the consolidated statements of cash flows.

/s/  Weiser LLP

New York, NY
March 17, 2008, except for the effects of discontinued operations discussed in Note 5 as to which the date is September 17, 2008, and the reverse stock split discussed in Note 1 as to which the date is November 17, 2008

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

CONSOLIDATED BALANCE SHEETS (As Restated)

	September 30,	December 31,	December 31,
	2008	2007	2006
	(Unaudited)

ASSETS
Cash and cash equivalents	$33,992	$162,180	$2,444,356
Consumer receivables, net	46,152,417	46,971,014	38,327,926
Property and equipment, net of accumulated depreciation	47,347	64,420	68,619
Deferred income tax asset, net	83,600	98,600	205,900
Security deposits	30,224	30,224	30,100
Other assets (including $0, $115,146 and $0 employee loan to a related party at September 30, 2008 and December 31, 2007 and 2006, respectively)	351,035	487,071	195,198
Assets of discontinued operations	5,730,328	6,793,319	7,162,060

Total assets	$52,428,943	$54,606,828	$48,434,159

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued expenses	$477,590	$552,269	$266,756
Estimated court and media costs	5,742,939	7,374,212	8,446,319
Line of credit	9,792,567	14,429,138	13,791,388
Notes payable	400,000	—	—
Notes payable to related parties	740,000	200,000	200,000
Convertible subordinated notes	2,350,000	2,350,000	—
Income taxes payable	1,605,919	820,222	600,974
Liabilities from discontinued operations (including notes payable to related parties of $2,300,000)	5,490,675	4,374,441	3,556,751

Total liabilities	26,599,690	30,100,282	26,862,188

STOCKHOLDERS’ EQUITY
Series A 10% convertible preferred stock, $0.001 par value, 10,000,000 shares authorized, 1,380,000 shares issued and outstanding (liquidation preference of $13,800,000)	1,380	1,380	1,380
Common stock, $0.001 par value, 40,000,000 shares authorized, 893,799, 853,341 and 806,466 shares issued and outstanding, respectively	894	853	806
Additional paid-in-capital	25,938,620	25,260,157	23,517,704
Accumulated deficit	(111,641)	(755,844)	(1,947,919)

Total stockholders’ equity	25,829,253	24,506,546	21,571,971

Total liabilities and stockholders’ equity	$52,428,943	$54,606,828	$48,434,159

See accompanying notes to the consolidated financial statements.

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

CONSOLIDATED STATEMENTS OF INCOME (As Restated)

	For the Nine Months		For the Years
	Ended		Ended
	September 30,		December 31,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)

REVENUES
Income on consumer receivables	$10,942,757	$9,901,507	$13,863,538	$8,431,259
Other income	3,334	27,176	27,847	208,405

Total revenues	10,946,091	9,928,683	13,891,385	8,639,664

OPERATING EXPENSES
Professional fees (including fees paid to related parties of $634,081 and $868,761 for the nine months ended September 30, 2008 and 2007, respectively and $1,128,107 and $1,225,577 for the years ended December 31, 2007 and 2006, respectively)	3,817,408	3,438,740	4,791,224	2,888,643
General and administrative expenses	1,557,351	2,156,741	2,479,608	2,205,211

Total operating expenses	5,374,759	5,595,481	7,270,832	5,093,854

Income from operations	5,571,332	4,333,202	6,620,553	3,545,810
Interest expense (including interest incurred to related parties of $28,435 and $10,500 for the nine months ended September 30, 2008 and 2007, respectively and $14,000 and $18,269 for the years ended December 31, 2007 and 2006, respectively)	(880,064)	(1,196,045)	(1,623,520)	(908,147)

Income from continuing operations before provision for income taxes	4,691,268	3,137,157	4,997,033	2,637,663
Provision for income taxes	1,888,038	1,307,720	2,090,143	1,102,638

Income from continuing operations	2,803,230	1,829,437	2,906,890	1,535,025
Loss from discontinued operations (including fees paid and interest incurred to related parties of $-0- and $4,723 and $6,238 and $15,667 and $175,056 and $164,559 and $233,194 and $216,528 for the nine months ended September 30, 2008 and 2007, respectively and the years ended December 31, 2007 and 2006, respectively and net of tax benefit of $442,430 and $195,330 and $244,808 and $130,597 for the nine months ended September 30, 2008 and 2007, respectively and years ended December 31, 2007 and 2006, respectively	(1,124,027)	(269,288)	(334,815)	(216,335)

Net income	1,679,203	1,560,149	2,572,075	1,318,690
Preferred dividends	(1,035,000)	(1,035,000)	(1,380,000)	(851,005)

Net income attributable to common stockholders	$644,203	$525,149	$1,192,075	$467,685

Earnings (loss) per common share:
Income from continuing operations:
Basic	$2.02	$0.98	$1.86	$0.85
Diluted	$2.02	$0.89	$1.69	$0.79
Discontinued operations:
Basic	$(1.29)	$(0.33)	$(0.41)	$(0.27)
Diluted	$(1.28)	$(0.30)	$(0.37)	$(0.25)
Net income:
Basic	$0.74	$0.65	$1.45	$0.58
Diluted	$0.73	$0.59	$1.32	$0.54
Average common shares — basic	873,606	808,811	819,752	800,433
Average common shares — diluted	876,511	893,462	903,788	863,844

See accompanying notes to the consolidated financial statements.

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (As Restated)

	Preferred Stock		Common Stock		Additional		Total
	Number of		Number of		Paid in	Accumulated	Stockholders’
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Equity

BALANCES, December 31, 2005	—	$—	798,616	$798	$10,853,825	$(2,415,604)	$8,439,019
Preferred stock offering of 1,200,000 shares of Series A convertible preferred stock	1,200,000	1,200	—	—	11,998,800	—	12,000,000
Preferred stock sale to underwriter in conjunction with preferred stock offering of 180,000 shares of Series A convertible preferred stock	180,000	180	—	—	1,799,820	—	1,800,000
Commissions and expenses related to preferred stock offering	—	—	—	—	(1,404,000)	—	(1,404,000)
Sale of warrants pursuant to preferred stock offering	—	—	—	—	120	—	120
Dividends paid on preferred stock	—	—	—	—	—	(851,005)	(851,005)
Issuance of warrants pursuant to secured debenture	—	—	—	—	12,347	—	12,347
Stock-based compensation			7,850	8	256,792	—	256,800
Net income	—	—	—	—	—	1,318,690	1,318,690

BALANCES, December 31, 2006	1,380,000	1,380	806,466	806	23,517,704	(1,947,919)	21,571,971
Dividends paid on preferred stock	—	—	—	—	—	(1,380,000)	(1,380,000)
Stock-based compensation	—	—	3,750	4	109,996	—	110,000
Private placement offering of 33,750 shares of common stock and warrants to purchase 8,250 shares of common stock (net of issuance costs of $60,000)	—	—	33,750	34	1,289,966	—	1,290,000
Private placement offering of 9,375 shares of common stock and warrants to purchase 2,438 shares of common stock (net of issuance costs of $32,500)	—	—	9,375	9	342,491	—	342,500
Net income	—	—	—	—	—	2,572,075	2,572,075

BALANCES, December 31, 2007	1,380,000	1,380	853,341	853	25,260,157	(755,844)	24,506,546
Dividends paid on preferred stock	—	—	—	—	—	(1,035,000)	(1,035,000)
Retirement of common stock	—	—	(6,800)	(7)	(115,139)	—	(115,146)
Private placement offering of 47,258 shares of common stock and warrants to purchase 11,815 shares of common stock (net of issuance costs of $61,350)	—	—	47,258	48	793,602	—	793,650
Net income	—	—	—	—	—	1,679,203	1,679,203

BALANCES, September 30, 2008 (Unaudited)	1,380,000	$1,380	893,799	$894	$25,938,620	$(111,641)	$25,829,253

See accompanying notes to the consolidated financial statements.

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

CONSOLIDATED STATEMENTS OF CASH FLOWS (As Restated)

	For the Nine Months		For the Years
	Ended		Ended
	September 30,		December 31,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,679,203	$1,560,149	$2,572,075	$1,318,690
Loss from discontinued operations	1,124,027	269,288	334,815	216,335

Income from continuing operations	2,803,230	1,829,437	2,906,890	1,535,025
Adjustments to reconcile net income to net cash provided by operating activities
Stock compensation	—	110,000	110,000	256,800
Depreciation and amortization	120,861	140,281	190,556	44,865
Deferred income tax	15,000	86,800	107,300	(96,100)
Increase (decrease) in:
Security deposit	—	(124)	(124)	(3,600)
Other assets	12,622	(43,835)	(138,968)	(71,941)
Accounts payable and accrued expenses	(74,681)	256,925	285,513	119,126
Estimated court and media costs	(1,631,273)	(1,136,414)	(1,072,107)	4,646,673
Income taxes payable	785,697	(108,069)	219,248	449,197

Net cash provided by operating activities	2,031,456	1,135,001	2,608,308	6,880,045

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(1,122)	(24,242)	(27,309)	(13,915)
Acquisition of consumer receivables	(1,903,802)	(11,491,502)	(12,799,459)	(22,915,748)
Collections applied to principal on consumer receivables	2,678,002	3,156,608	4,097,175	2,346,483

Net cash provided by (used in) investing activities	773,078	(8,359,136)	(8,729,593)	(20,583,180)

CASH FLOWS FROM FINANCING ACTIVITIES
(Repayments) borrowings under lines of credit, net	(4,686,571)	2,982,113	609,493	7,696,926
Proceeds of notes payable	400,000	—	—	(210,000)
Proceeds of note payable from a related party	540,000	—	—	—
Net proceeds from private placement	793,650	1,290,000	1,632,500	13,800,120
Commissions and related expenses paid on stock offering	—	—	—	(1,404,000)
Net proceeds from convertible subordinated notes	—	2,125,500	2,125,500	—
Payment of preferred dividends	(1,035,000)	(1,035,000)	(1,380,000)	(851,005)

Net cash (used in) provided by financing activities	(3,987,921)	5,362,613	2,987,493	19,032,041

CASH FLOWS FROM DISCONTINUED OPERATIONS, NET
Operating activities	58,207	(581,002)	244,975	294,826
Investing activities	100,000	(229,486)	55,641	—
Financing activities	896,992	876,000	551,000	(3,270,000)

Net cash provided by (used in) discontinued operations	1,055,199	65,512	851,616	(2,975,174)

Net increase (decrease) in cash and cash equivalents	(128,188)	(1,796,010)	(2,282,176)	2,353,732
Cash and cash equivalents, beginning of period	162,180	2,444,356	2,444,356	90,624

Cash and cash equivalents, end of period	$33,992	$648,346	$162,180	$2,444,356

Supplemental disclosure of cash flow information:
Cash paid for interest — continuing operations	$912,107	$1,180,777	$1,636,437	$1,018,573
Cash paid for income taxes — continuing operations	$785,711	$1,170,714	$1,333,958	$680,836
Non-cash item:
Retirement of common stock in satisfaction of employee receivable	$115,146	$—	$—	$—

See accompanying notes to the consolidated financial statements.

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited for the information related to September 30, 2008 and 2007)

NOTE 1 —	ORGANIZATION AND BUSINESS

Nature of Operations

On February 3, 2004, Velocity Portfolio Group, Inc. (formerly known as Velocity Asset Management, Inc.), (the “Company”), through its wholly-owned subsidiary TLOP Acquisition Company, L.L.C. (“TLOP”), entered into a reverse acquisition (the “Reverse Merger”) with STB, Inc. and its subsidiaries. On February 3, 2004, STB, Inc. became a wholly-owned subsidiary of TLOP. As a result of the Reverse Merger, the Company operates all of its current business activities through its wholly-owned subsidiary TLOP.

The Company was incorporated in the state of Delaware on December 31, 1986. In 1987, the Company issued shares of its common stock pursuant to a public offering. The Company was engaged in the manufacture of optical products until 1991 when all assets and operations were sold.

Effective April 8, 2004, the Company changed its name from Tele-Optics, Inc. to Velocity Asset Management, Inc. and then on November 14, 2008 to Velocity Portfolio Group, Inc. The entities that are included in these consolidated financial statements are as follows:

TLOP Acquisition Company, L.L.C. was incorporated in New Jersey as a limited liability company. TLOP is a wholly-owned subsidiary of the Company and pursuant to the Reverse Merger owns 100% of STB, Inc.

STB, INC. (“STB”) was incorporated in New Jersey in 2003. Its primary purpose was to act as a holding company for three subsidiaries, namely, J. Holder, Inc., VOM, LLC and Velocity Investments, LLC.

J. Holder, Inc. (“J. Holder”) was formed in 1998 to invest in, and maximize the return on real property being sold at sheriff’s foreclosure sales and judgment execution sales, defaulted mortgages, partial interests in real property and the acquisition of real property with clouded title.

VOM, L.L.C. (“VOM”) was formed in 2002 to invest in and maximize the return on New Jersey municipal tax liens. VOM focuses on maximization of profit through legal collections and owned real estate opportunities presented by the current tax lien environment.

Velocity Investments, L.L.C. (“Velocity”) was established in 2002 to invest in, and maximize the return on, consumer debt purchased in the secondary market. Velocity purchases consumer receivable portfolios at a discount and then liquidates these portfolios through legal collection means.

On September 29, 2008, our stockholders approved an amendment to our Certificate of Incorporation to effect a reverse stock split of our issued and outstanding common stock, par value $0.001 per share of between one-for-ten (1-10) and one-for-twenty (1-20) reverse stock split in the discretion of our board of directors. On September 29, 2008, our stockholders also approved an amendment to our Certificate of Incorporation to change the name of the company from Velocity Asset Management, Inc. to Velocity Portfolio Group, Inc.

On November 14, 2008, the Company amended its Certificate of Incorporation to (a) effect a 1 for 20 reverse stock split of the Company’s then issued and outstanding shares of common stock and (b) change the name of the Company to Velocity Portfolio Group, Inc. The 1-for-20 reverse stock split took effect on November 17, 2008. All references to share numbers or earnings or loss per share contained in the consolidated financial statements to which these notes relate give retroactive effect to the reverse split.

After careful consideration of trends in revenues and future opportunities for growth, management has made the determination that the consumer receivables business will be the sole operating focus of the Company in fiscal 2008. As a result, the Company is currently considering all strategic alternatives for J.

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited for the information related to September 30, 2008 and 2007)

Holder and VOM, including, but not limited to, the sale of some or all of each entity’s assets, partnering or other collaboration agreements, or a merger, spin-off or other strategic transaction. On December 31, 2007, the board of directors of the Company unanimously approved management’s plan to discontinue the operations of the Company’s J. Holder and VOM subsidiaries and to sell and dispose of the assets or membership interests/capital stock of such subsidiaries. Accordingly, these operations have been presented as discontinued operations.

The Company has one continuing industry segment — the acquisition, management, collection and servicing of consumer receivables.

NOTE 2 —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany payables, receivables, revenues and expenses have been eliminated in consolidation.

Unaudited Interim Financial Statements

The accompanying balance sheet as of September 30, 2008, the statements of income, changes in stockholders’ equity and cash flows for the nine months ended September 30, 2008 and 2007 are unaudited. In the opinion of management, such information includes all adjustments consisting of normal recurring adjustments necessary for a fair presentation of this interim information when read in connection with the audited financial statements and notes hereto. Results for the nine months ended September 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Concentrations of Credit Risk

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and consumer receivables. The Company places its cash and cash equivalents principally with one financial institution. At times, cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation. As of September 30, 2008 and December 31, 2007, the Company had cash deposits in excess of federally-insured amounts totaling $0 and $21,558. Management considers the risk of loss to be minimal.

Properties Held for Sale

Properties held for sale consists of real property purchased by the Company for resale and are carried at the lower of cost or market value. This includes the cost to purchase the property and repairs or other costs required to present the property ready for resale. The Company recognizes income and related expenses from the sale of real property at the date the sale closes. These properties are maintained by the Company’s subsidiary, J. Holder, and are reflected as a part of discontinued operations.

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited for the information related to September 30, 2008 and 2007)

Tax Certificates Held and Accrued Interest Receivable

The Company records its New Jersey municipal tax liens at cost plus accrued interest. Interest income is recognized using the effective interest method (“interest method”). These assets are maintained by the Company’s subsidiary, VOM and are reflected as a part of discontinued operations.

Consumer Receivables

The Company purchases consumer receivable portfolios at a substantial discount from their face amount due to a deterioration of credit quality between the time of origination and the Company’s acquisition of the portfolios. Income is recognized using either the interest method or cost recovery method. Upon acquisition, the Company reviews each consumer receivable portfolio to determine whether each such portfolio is to be accounted for individually or whether such portfolio will be assembled into static pools of consumer receivable portfolios based on common risk characteristics. Once the static portfolio pools are created, management estimates the future anticipated cash flows for each pool. If management can reasonably estimate the expected timing and amount of future cash flows, the interest method is applied. However, if the expected future cash flows cannot be reasonably estimated, the Company uses the cost recovery method.

The Company accounts for its investment in consumer receivable portfolios using the interest method under the guidance of American Institute of Certified Public Accountants Statement of Position (“SOP”) 03-3, “Accounting for Loans or Certain Securities Acquired in a Transfer.” SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt if those differences are attributable, at least in part, to credit quality. Increases in expected cash flows are recognized prospectively through adjustment of the internal rate of return (“IRR”) while decreases in expected cash flows are recognized as impairments.

Under the guidance of SOP 03-3, when expected cash flows are higher than prior projections, the increase in expected cash flows results in an increase in the IRR and therefore, the effect of the cash flow increase is recognized as increased revenue prospectively over the remaining life of the affected pool. However, when expected cash flows are lower than prior projections, SOP 03-3 requires that the expected decrease be recognized as an impairment by decreasing the carrying value of the affected pool (rather than lowering the IRR) so that the pool will amortize over its expected life using the original IRR. A pool can become fully amortized (zero carrying balance on the balance sheet) while still generating cash collections. In this case, all cash collections are recognized as revenue when received.

Under the cost recovery method, no revenue is recognized until the Company has fully collected the cost of the portfolio, or until such time that the Company considers the collections to be probable and estimable and begins to recognize income based on the interest method as described above. The Company currently has no consumer receivable portfolios accounted for under the cost recovery method.

The Company estimates and capitalizes certain fees paid and to be paid to third parties related to the direct acquisition and collection of a portfolio of accounts. These fees are added to the cost of the individual portfolio and amortized over the life of the portfolio using the interest method. An offsetting liability is included as “Estimated court and media costs” on the balance sheet.

The Company establishes valuation allowances for all acquired loans subject to SOP 03-3 to reflect only those losses incurred after acquisition (that is, the present value of cash flows initially expected at acquisition that are no longer expected to be collected). Valuation allowances are established only subsequent to acquisition of the loans, if necessary. At September 30, 2008 and December 31, 2007 and 2006, the Company had no valuation allowances on its consumer receivables.

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited for the information related to September 30, 2008 and 2007)

Property and Equipment

Property and equipment, including improvements that significantly add to the productive capacity or extend useful life, are recorded at cost, while maintenance and repairs are expensed currently. Property and equipment are depreciated over their estimated useful lives using the straight-line method of depreciation. Software and computer equipment are depreciated over three to five years. Furniture and fixtures are depreciated over five years. Office equipment is depreciated over five to seven years. Leasehold improvements are depreciated over the lesser of the estimated useful life or the remaining life of the lease, which ranges from three to ten years. When property is sold or retired, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is included in the consolidated statement of income.

Income Taxes

The Company follows the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company records a valuation allowance against any portion of the deferred income tax asset when it believes, based upon the weight of available evidence, it is more likely than not that some portion of the deferred asset will not be realized.

Stock Based Compensation

The Company follows the provisions of SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), which addresses the accounting for share-based payment transactions with employees and other third parties and requires that the compensation costs relating to such transactions be recognized in the consolidated financial statements. SFAS No. 123R requires additional disclosures relating to the income tax and cash flow effects resulting from share-based payments. Additionally, regarding the treatment of non-employee stock based compensation, the Company follows the guidance of the Emerging Issues Task Force 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services”.

Change in Presentation and Reclassifications

Certain reclassifications, which have no effect on net income, have been made to the prior period financial statements to conform to the current presentation. The operations of J. Holder and VOM have been reclassified as discontinued operations for all periods presented.

Acquisitions of and collections applied to principal of consumer receivables were previously reflected at net as adjustments to reconcile net income to net cash provided by operating activities. To conform with industry practices and to provide a more meaningful presentation, these items are reflected as cash flows from investing activities at gross. This change had no effect on net income or retained earnings.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited for the information related to September 30, 2008 and 2007)

statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

With respect to income recognition under the interest method, significant estimates have been made by management with respect to the collectability of future cash flows of portfolios. The Company takes into consideration the relative credit quality of the underlying receivables constituting the portfolio acquired, the strategy implemented to maximize collections thereof as well as other factors to estimate the anticipated cash flows. Actual results could differ from these estimates making it reasonably possible that a change in these estimates could occur within one year. On a quarterly basis, management reviews the estimate of future cash collections, and whether it is reasonably possible that its assessment of collectability may change based on actual results and other factors, including the current economic crisis.

Properties held for sale as discontinued operations are carried at fair value. The Company utilizes the appraisals of third party experts in determining fair value; however, the current economic and housing crisis may have a material impact on the fair value of the property.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures About Fair Value of Financial Instruments,” requires that the Company disclose estimated fair values for its financial instruments. The fair value of consumer receivables, tax certificates held, accounts payable, accrued expenses, borrowings and other assets are considered to approximate their carrying amount because they are (i) short term in nature and/or (ii) carry interest rates which are comparable to market based rates.

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value to be the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and emphasizes that fair value is a market-based measurement, not an entity-specific measurement. It establishes a fair value hierarchy and expands disclosures about fair value measurements in both interim and annual periods. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. FASB Staff Position No. FAS 157-2 (as amended) defers the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities on a non-recurring basis to fiscal years beginning after November 15, 2008. With the exception of nonfinancial assets and nonfinancial liabilities, the Company adopted SFAS 157 on January 1, 2008 which did not have an impact on its consolidated financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115 (“SFAS No. 159”).” This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities with available-for-sale and trading securities SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Management has not made an election to adopt this pronouncement.

In December 2007, FASB issued Statement of Financial Accounting Standards No. 141(R), Business Combinations (“SFAS 141(R)”), and Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS No. 160”). These new

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited for the information related to September 30, 2008 and 2007)

standards significantly change the accounting for and reporting of business combination transactions and noncontrolling interests (previously referred to as minority interests) in consolidated financial statements. Both standards are effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. These Statements are effective for the Company beginning on January 1, 2009. The Company is currently evaluating the provisions of SFAS 141(R) and SFAS 160.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures About Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133. This new standard enhances the disclosure requirements related to derivative instruments and hedging activities required by FASB Statement No. 133. This standard is effective for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 161 and does not believe that it will have a significant impact on its consolidated financial position and results of operations.

In May 2008, the FASB issued SFAS No. 162 “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles generally accepted in the United States. SFAS 162 is effective sixty days following the SEC’s approval of PCAOB amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The Company expects that the adoption of this standard would have no impact on its consolidated financial position and results of operations.

NOTE 3 — CONSUMER RECEIVABLES

Consumer receivable activity for the nine months ended September 30, 2008 and 2007 and the years ended December 31, 2007 and 2006 were as follows:

	For the Nine Months Ended		For the Years Ended
	September 30,	September 30,	December 31,	December 31,
	2008	2007	2007	2006

Balance at beginning of period	$46,971,014	$38,327,926	$38,327,926	$17,758,661

Acquisitions and capitalized costs, net of returns	1,903,802	11,491,501	12,799,459	22,915,748
Amortization of capitalized costs	(44,397)	(44,397)	(59,196)	—

	1,859,405	11,447,104	12,740,263	22,915,748

Cash collections(1)	(13,553,840)	(13,058,115)	(17,960,713)	(10,777,742)
Income recognized on consumer receivables(1)	10,875,838	9,901,507	13,863,538	8,431,259

Cash collections applied to principal	(2,678,002)	(3,156,608)	(4,097,175)	(2,346,483)

Balance at end of period	$46,152,417	$46,618,422	$46,971,014	$38,327,926

(1)	Excludes $66,919 derived from fully amortized pools for the nine months ended September 30, 2008.

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited for the information related to September 30, 2008 and 2007)

As of September 30, 2008, based upon management’s current estimate of projected future collections, principal reductions will be as follows:

September 30,

2009	$11,339,926
2010	12,578,402
2011	15,413,249
2012	6,086,986
2013	733,854

$46,152,417

As of December 31, 2007, based upon management’s current estimate of projected future collections, principal reductions will be as follows:

December 31,

2008	$9,543,836
2009	11,534,414
2010	14,443,248
2011	8,382,696
2012	3,048,566
Thereafter	18,254

$46,971,014

The accretable yield represents the amount of income the Company can expect to generate over the remaining lives of its existing portfolios based on estimated cash flows as of the nine months ended September 30, 2008 and 2007 and the years ended December 31, 2007 and 2006. Changes in the accretable yield are as follows:

	For the Nine Months Ended		For the Years Ended
	September 30,	September 30,	December 31,	December 31,
	2008	2007	2007	2006

Balance at beginning of period	$31,442,803	$29,643,803	$29,643,803	$15,618,641
Income recognized on consumer receivables(1)	(10,875,838)	(9,901,507)	(13,863,538)	(8,431,259)
Additions	551,926	15,214,460	15,662,538	22,456,421

Balance at end of period	$21,118,891	$34,956,756	$31,442,803	$29,643,803

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited for the information related to September 30, 2008 and 2007)

NOTE 4 —	PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	September 30,	December 31,	December 31,
	2008	2007	2006

Office Equipment	$110,896	$111,444	$103,889
Furniture and Fixtures	29,833	28,163	12,587
Leasehold Improvements	20,274	20,273	16,095

	161,003	159,880	132,571
Less: Accumulated Depreciation and amortization	(113,656)	(95,460)	(63,952)

	$47,347	$64,420	$68,619

Depreciation and amortization expense for the nine months and years ended September 30, 2008 and December 31, 2007 and 2006 was $18,196, $31,508 and $32,518, respectively.

NOTE 5 —	DISCONTINUED OPERATIONS

On December 31, 2007, the Board of Directors voted to discontinue operations of its wholly-owned subsidiaries J. Holder and VOM. The operations of J. Holder will cease upon the liquidation of all real properties, assignments and judgments. The Company is currently liquidating all of VOM’s tax certificates and is accepting proposals for the sale of VOM. The Company expects the liquidation or sale to be completed within the next twelve months.

The divestiture of the businesses is consistent with the Company’s strategy of concentrating resources in the core product area of consumer receivables.

Revenues and net loss for the discontinued operations were as follows:

	For the Nine Months Ended		For the Years Ended
	September 30,	September 30,	December 31,	December 31,
	2008	2007	2007	2006

Revenues	$387,902	$810,437	$1,475,662	$1,644,818

Loss from discontinued operations before income taxes	$(1,566,457)	$(464,618)	$(579,623)	$(346,932)

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited for the information related to September 30, 2008 and 2007)

Assets and liabilities of the discontinued businesses were as follows:

	September 30,	December 31,	December 31,
	2008	2007	2006

Notes receivable	$25,000	$25,000	$—
Notes receivable from related party	—	100,000	—
Deposits on properties	10,000	10,000	240,000
Properties held for sale	4,868,052	5,962,739	6,314,346
Tax certificates held and accrued interest receivable, net	253,353	325,339	472,071
Deferred income tax asset, net	572,000	325,000	101,000
Other assets	1,923	45,241	34,643

Total assets	$5,730,328	$6,793,319	$7,162,060

Accounts payable and accrued expenses	$1,092,683	$873,441	$606,751
Line of credit	212,992	316,000	—
Notes payable	1,885,000	885,000	650,000
Notes payable to related parties	2,300,000	2,300,000	2,300,000

Total liabilities	$5,490,675	$4,374,441	$3,556,751

NOTE 6 —	LINES OF CREDIT

On January 27, 2005 (the “Closing Date”), Velocity entered into a Loan and Security Agreement (the “Loan Agreement”) with Wells Fargo, Inc., a California corporation (the “Lender”), pursuant to which the Lender agreed to provide Velocity with a $12,500,000 credit facility to finance the acquisition of individual pools of unsecured consumer receivables that are approved by the Lender under specific eligibility criteria set forth in the Loan Agreement.

On the Closing Date, the following agreements were also entered into with the Lender: a Continuing Guaranty, under which the Company provides a secure guaranty of Velocity’s obligations under the Loan Agreement; a Security and Pledge Agreement, by and among the Company and the Lender, under which the Company pledged all of the Company’s assets to secure the credit facility; and a Subordination Agreement, by and among the Company and the Lender. In addition, three of our executive officers provided joint and several limited guarantees of Velocity Investment’s obligations under the Loan and Security Agreement.

Use of the senior credit facility is subject to Velocity complying with certain restrictive covenants under the Loan and Security Agreement, including but not limited to: a restriction on incurring additional indebtedness or liens; a change of control; a restriction on entering into transactions with affiliates outside the course of Velocity Investments ordinary business; and a restriction on making payments to Velocity Portfolio Group, Inc. In addition, Velocity has agreed to maintain certain ratios with respect to outstanding advances on the credit facility against the estimated remaining return value on Wells Fargo financed portfolios, and Velocity has agreed to maintain at least $6,000,000 in member’s equity and subordinated debt. The Company has also agreed to maintain at least $21,000,000 in stockholder’s equity and subordinated debt for the duration of the facility.

Pursuant to the Loan Agreement, the Lender agreed to advance to Velocity up to $12,500,000 to be used to finance up to 60% of the purchase price of individual pools of unsecured consumer receivables that are approved by the Lender under specific eligibility criteria set forth in the Loan Agreement. The interest rate on

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited for the information related to September 30, 2008 and 2007)

the loan was 3.50% above the prime rate of Wells Fargo Bank, N.A. Amounts borrowed under the credit facility had been due and payable ratably over a twenty-four month period.

In February 2006, Velocity entered into a First Amendment to the Loan Agreement with the Lender which amended the Loan Agreement dated January 27, 2005. As of December 31, 2007, based upon the minimum equity requirements, Velocity must maintain approximately $8.7 million of its $14.7 million in equity. In February 2008, the minimum requirement was increased to $14.0 million including any subordinated debt (see below). Pursuant to the Amended and Restated Loan Agreement, the Lender extended the credit facility until January 27, 2009 and increased the advance rate under the credit facility to 67.5% of the purchase price of individual pools of unsecured consumer receivables that are approved by the Lender. The interest rate on the loan was reduced from 3.50% above the prime rate of Wells Fargo Bank, N.A. to 2.50% above such prime rate. In addition, repayment terms under the credit facility were extended to thirty months.

In May 2006, as a result of the Series A 10% Convertible Preferred Stock Offering (the “offering”), the Lender agreed to reduce the interest rate on Velocity’s credit facility from 2.50% to 1.50% above the prime rate of Wells Fargo Bank, N.A. immediately and increase the advance rate on the credit facility to 75.0% effective June 1, 2006.

In December 2006, Velocity entered into a Second Amendment to the Loan Agreement with the Lender which amended the Loan Agreement dated January 27, 2005. Pursuant to the Amended and Restated Loan Agreement, the Lender agreed to temporarily increase the credit facility up to $14,500,000 until March 8, 2007.

On February 23, 2007, Velocity entered into a Third Amendment to the Loan Agreement with the Lender, dated January 27, 2005. Pursuant to the Loan Agreement, as amended and restated, the Lender agreed to permanently increase the credit facility up to $17,500,000 which matures on January 27, 2009. In addition, Velocity agreed to maintain certain ratios with respect to outstanding advances on the credit facility against the estimated remaining return value on the Lender’s financed portfolios, and to maintain at least $6,500,000 in member’s equity plus 50% of Velocity’s net income for each calendar quarter that ends on or after September 30, 2007. The Company has also agreed to maintain at least $21,000,000 in stockholder’s equity plus 50% of the net income of the Company for each calendar quarter that ends on or after June 30, 2007.

In February 2008, Velocity entered into a Fourth Amendment to the Loan and Security Agreement (the “Fourth Amendment to the Loan Agreement”) with the Lender pursuant to amend the Loan and Security Agreement dated January 27, 2005 (the “Original Loan Agreement”). Pursuant to the Fourth Amendment to the Loan Agreement, the Lender increased the amount of credit available under the credit facility from $17,500,000 to $22,500,000 and extended the maturity date until January 27, 2011. The Lender has agreed to eliminate the requirement that certain executive officers of the Company provide the Lender with joint and several limited guarantees of Velocity’s obligations under the Original Loan Agreement.

Use of the credit facility is subject to certain restrictive covenants under the Fourth Amendment to the Loan Agreement including but not limited to: a restriction on incurring additional indebtedness or liens; a change of control of Velocity; and a restriction on entering into transactions with affiliates outside the course of Velocity’s ordinary business. Velocity has agreed to maintain at least $14,000,000 in member’s equity and subordinated debt. The Company has also agreed to maintain at least $25,000,000 in stockholder’s equity and subordinated debt for the duration of the facility. In addition, Velocity and the Company have agreed that net income for each subsequent quarter shall not be less than $375,000 and $200,000, respectively.

As of September 30, 2008 and December 31, 2007 and 2006, the Company had $9,792,567, $14,429,138 and $13,791,388 outstanding on the credit facility, respectively. The rate of interest at September 30, 2008 was 6.50%.

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited for the information related to September 30, 2008 and 2007)

On June 14, 2007, the Company entered into an agreement for a revolving credit line for $800,000 with Northern State Bank. Interest on the outstanding principal balance is equal to the bank’s prime rate plus one-half percent per annum. Any sums loaned under the line may be repaid at any time, without premium or penalty, and reborrowed from time to time, until July 1, 2008. Payments of interest only are due on the 1st day of each and every month until July 1, 2008, on which date the entire balance or principal, interest and fees then unpaid was due and payable. The credit line is secured by various mortgages of real property held by the Company’s subsidiary, J. Holder. The Company had $212,992 and $316,000 outstanding on the credit line as of September 30, 2008 and December 31, 2007, respectively, which is reported in net liabilities of discontinued operations. On July 1, 2008, the Company extended the maturity date of the line until January 1, 2009 and reduced the maximum principal amount of the line to $212,992.

NOTE 7 —	NOTES PAYABLE

	September 30,	December 31,	December 31,
	2008	2007	2006

On June 2, 2005, J. Holder. acquired a residential property in Melbourne, Florida (the “Melbourne Property”). Acquisition financing of $3,350,000 was provided by a group of investors (“Investors Group”) that receive 10% per annum and 2% of the loaned amount along with a pro rata share of 20% of the net profit realized by J. Holder upon the sale of the property. Of the $3,350,000 in financing, $2,300,000 was obtained from related parties See NOTE 9 — RELATED PARTY TRANSACTIONS	$2,950,000	$2,950,000	$2,950,000
On April 15, 2005, the Company issued three promissory notes in the principal amounts of $100,000, $150,000 and $100,000 to accredited investors which are related parties in a private placement. The notes with interest at 7% per annum were payable in quarterly installments commencing September 30, 2005. On May 14, 2006, the $150,000 promissory note was redeemed at the Company’s option. As of December 31, 2006, the remaining notes in the aggregate amount of $200,000 were held by a related party to the president/CEO. These notes were extended through April 15, 2009.	200,000	200,000	200,000
On April 25, 2007, the Company issued two promissory notes of $35,000 and $200,000 to investors in a private placement. The notes bear interest at 10% per annum plus 15% of the net profit related to the sale of specified real property owned by the Company’s subsidiary, J. Holder. All amounts owed are due no later than April 25, 2008 and may be redeemed at any time before the due date. This was extended through April 25, 2009.	235,000	235,000

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited for the information related to September 30, 2008 and 2007)

	September 30,	December 31,	December 31,
	2008	2007	2006

On January 25, 2008, the Company issued a promissory note for $1,000,000 with a financial institution. The note bears interest at a rate of 7% per annum, payable monthly in arrears, on the first day of each month with the original principal amount plus accrued interest due October 25, 2008. The note is collateralized by specified real property owned by the Company’s subsidiary, J. Holder. The note is guaranteed by the Company and personally by certain executive officers of the Company. J. Holder has agreed to maintain a loan to value ratio of 33% at all times. This is reported in net liabilities of discontinued operations.
	1,000,000	—
On May 30, 2008 and June 10, 2008, Velocity consummated the closings of its private placement offering of 14% Subordinated Notes (the “Notes”) due 2011 (the “Offering”) to accredited investors (“Investors”). The Notes were offered and sold pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). Velocity issued the Notes in the aggregate principal amount of $940,000. Interest is payable quarterly in arrears beginning on the last day of the month that is four months from the date of the Notes. Velocity will pay the principal amount of the Notes upon the earlier of maturity or redemption. The Notes will be subordinated in liquidation preference and in right of payment to all of the Company’s existing debt. The Notes will be senior in right of payment and in liquidation preference to any future “long term” debt of the Company. Upon an event of default, Velocity will pay the Note holder a late charge computed at the rate of 18% per annum of the amount not paid. $540,000 of the Notes are being held by a related party of the Company.
	940,000	—

	5,325,000	3,385,000	3,150,000
Notes payable included in discontinued operations	4,185,000	3,185,000	2,950,000

Notes payable included in continuing operations	$1,140,000	$200,000	$200,000

NOTE 8 —	CONVERTIBLE SECURED DEBENTURES AND NOTES

On October 27, 2005, the Company issued a 10% Secured Convertible Debenture, due April 27, 2007, in the aggregate principal amount of $1.8 million (the “Debenture”) and a warrant to purchase 10,000 shares of the Company’s common stock at an exercise price of $62.00 per share which expires in October 2008.

The Debenture was convertible at $80.00 per share. The Debenture bore interest at 10% per annum, payable monthly on the first day of each calendar month, beginning on November 1, 2005. Interest was payable in cash or, at the Company’s option, in shares of common stock provided that certain conditions were satisfied. The holder of the Debenture was granted (i) a security interest in the assets of the Company, and (ii) a pledge of the Company’s ownership of its subsidiaries, which is subject to existing liens, existing indebtedness, permitted liens and permitted indebtedness. Additionally, the subsidiaries guaranteed the obligations of the Company under the Debenture. The Debenture was also guaranteed personally by John C.

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited for the information related to September 30, 2008 and 2007)

Kleinert, the Company’s President and Chief Executive Officer, W. Peter Ragan, Sr., the Company’s Vice President and W. Peter Ragan, Jr., President of Velocity.

On April 1, 2006, the holder extended the initial payment due date of the Debenture to June 1, 2006, and in consideration thereof, the Company issued an additional warrant to purchase 2,500 shares of the Company’s common stock at an exercise price of $62.00 per share which expires in April 2009. On May 19, 2006, the Company used $1,823,000 of the proceeds from its preferred stock offering to repay the interest and principal under the Debenture.

On June 29, 2007 and July 27, 2007, the Company closed on its private placement offering of 10% Convertible Subordinated Notes (the “Notes”) due 2017 (the “Offering”) to accredited investors (“Investors”). The Notes were offered and sold pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Notes were sold by the Company through an NASD member firm which served as placement agent. In connection with the Offering, the Company issued the Notes and also entered into a Subscription Agreement with each of the Note holders.

Pursuant to the Offering, the Company issued Notes in the aggregate principal amount of $2,350,000. Interest on the notes is payable monthly in arrears commencing September 30, 2007. The Notes are subordinated in liquidation preference and in right of payment to all of the Company’s existing debt. The Notes are senior in right of payment and in liquidation preference to any future long-term debt of the Company. To the extent the Company were to complete a subsequent financing with the placement agent on or before March 29, 2008 (“Subsequent Financing”), the Notes will automatically convert into the underlying securities (either convertible debt or preferred stock) sold in the Subsequent Financing. To the extent the new issue in the Subsequent Financing contains an interest rate less than 10% per annum; the exchange ratio of the Notes will automatically adjust to maintain a 10.0% yield. To the extent the Company does not complete a Subsequent Financing; the Notes may be converted, at the option of the holder, into shares of the Company’s common stock at a price of $50.00 per share, subject to certain adjustments.

The Company used the net proceeds from the Offering primarily for the purchase of portfolios of consumer receivables and for general corporate purposes.

For its services in connection with the Offering, the placement agent received a fee of 7% of the principal amount of the Notes sold. In addition, the Company paid an unaccountable expense allowance of 1% of the principal amount of the Notes sold. As a result, after other Offering expenses of approximately $41,500, the Company received net proceeds of approximately $2,125,500. Total costs of $224,500 related to this offering have been capitalized and are being amortized over the life of the notes.

NOTE 9 —	RELATED PARTY TRANSACTIONS

In 2007, the Company received a note receivable in the amount of $205,000 in partial payment of the $455,000 purchase price from an officer and related party, John C. Kleinert for the assignment of membership interests in Ridgedale Avenue Commons, LLC, and Morris Avenue Commons, LLC, previously owned by J. Holder, Inc. As of December 31, 2007, the note has a balance of $100,000, along with interest at the rate of 12% which shall accrue only on and after December 26, 2007, and is payable by means of one lump sum payment of principal and accrued interest on August 25, 2008. As of March 14, 2008, Mr. Kleinert made a $100,000 lump sum payment to the Company and the promissory note was retired. The Company waived $2,630 in accrued interest on the prepayment.

On December 28, 2007, the Company paid $115,146 in withholding taxes in connection with the vesting of 8,750 shares of restricted stock granted to James J. Mastriani. As of March 14, 2008, Mr. Mastriani has returned 6,800 of such shares for cancellation and retirement to offset this payment.

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited for the information related to September 30, 2008 and 2007)

Of the $3,350,000 in acquisition financing on the Melbourne Property, $1,400,000 was provided by Dr. Kelly and Mr. Granatell, who subsequently became members of the Company’s Board of Directors. Additionally, Mr. Robert Kleinert and Ms. Yoke, related parties of the President and CEO of the Company, provided $900,000 of this financing in connection with the acquisition. The $2,300,000 is reported in net liabilities of discontinued operations. Interest on these related party notes with respect to the Melbourne Property accrued in the amounts of $123,278 and $116,103 for the nine months ended September 30, 2008 and 2007 and $242,273 and $216,528 as of the years ended December 31, 2007 and 2006 which is included in accounts payable and accrued expenses of the discontinued operations. Interest paid to other related parties as referenced in NOTE 7 totaled $28,435 and $10,500 for the nine months ended September 30, 2008 and 2007 and $14,000 and $18,269 and years ended December 31, 2007 and 2006.

Total interest to related parties for the nine months ended September 30, 2008 and 2007 and the years ended December 31, 2007 and 2006 was $203,491 and $175,059 and $247,194 and $216,528, respectively. Of the total interest to related parties for the nine months ended September 30, 2008 and 2007 and the years ended December 31, 2007 and 2006, $175,056 and $164,559 and $233,194 and $216,528, respectively, are included in the results of operations of discontinued operations.

The Company engages Ragan & Ragan, PC, an entity owned by Messrs. Ragan & Ragan, to pursue legal collection of its receivable portfolios with respect to obligors and properties located in the State of New Jersey. The fee arrangements between the Company’s subsidiaries Velocity, J. Holder and VOM and Ragan & Ragan, P.C., each dated as of January 1, 2005, have been reviewed and approved by all the members of a committee appointed by the board of directors other than Mr. Ragan, Sr. who abstained. In May 2007, the fee arrangements were approved by Unanimous Written Consent of the board of directors other than Mr. Ragan, Sr. who abstained.

Ragan and Ragan, P.C. routinely advances court costs associated with their servicing of consumer receivable portfolios, which are subsequently reimbursed by the Company. These costs are included in the estimated court and media costs in the consolidated balance sheets.

Legal fees paid to Ragan & Ragan, P.C., by the Company’s subsidiaries were as follows:

	For the Nine Months Ended		For the Years Ended
	September 30,	September 30,	December 31,	December 31,
	2008	2007	2007	2006

Velocity Investments, LLC	$634,081	$868,761	$1,128,107	$1,225,577
J. Holder, Inc.	—	4,500	6,000	10,139
VOM, LLC	—	223	238	5,528

	$634,081	$873,484	$1,134,345	$1,241,244

NOTE 10 —	STOCK BASED COMPENSATION

Stock Based Consideration to Employees

The 2004 Equity Incentive Program of the Company, (the “Employee Plan”) authorizes the issuance of up to 50,000 shares of common stock in connection with the grant of options or issuance of restricted stock awards. To the extent that the Company derives a tax benefit from options exercised by employees, if any, such benefit will be credited to additional paid-in capital when realized on our income tax return. There were no tax benefits realized by the Company. No options have been granted to date.

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited for the information related to September 30, 2008 and 2007)

The Company did not make any awards under the Employee Plan during the year ended December 31, 2007. During the year ended December 31, 2006, the Company issued restricted stock awards. The following summarizes shares of common stock under the Employee Plan:

	Number of	Number of		Expenses Recorded
	Shares	Shares	Date of Grant	December 31,	December 31,
Employee	Granted	Vested	Market Value	2007	2006

James J. Mastriani	10,000	10,000	31.00	$110,000	$200,000
Craig Buckley	1,250	1,250	30.00 to 38.00	—	44,300
Adam Atkinson	150	150	30.00 to 38.00	—	5,300
Lisa Cullen	150	150	30.00 to 38.00	—	5,300
Kristina Vingara	50	50	38.00	—	1,900

				$110,000	$256,800

The stock based compensation expense of $110,000 pertained to 3,750 shares of common stock which vested to James J. Mastriani in 2007. For the year ended December 31, 2007, there was no tax benefits realized related to stock based compensation issued to employees in 2006.

NOTE 11 —	COMMON STOCK OFFERING

On September 26, 2007, the Company consummated a closing of its private placement offering (the “Offering”) of shares of common stock (the “Shares”) and warrants to purchase shares of common stock (the “Warrants”, together with the Shares, the “Securities”) to accredited investors (“Investors”). The Securities were offered and sold pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). In connection with the Offering, the Company also entered into a Securities Purchase Agreement and a Registration Rights Agreement with the investors in the Offering. The Company sold an aggregate of 33,750 shares at a purchase price of $40.00 per share and delivered Warrants to purchase an aggregate of 8,250 shares.

On October 11, 2007, the Company closed on its second offering of shares of common stock and warrants to purchase shares of common stock to accredited investors under the same terms described above. Together with the first closing, the Company sold an aggregate of 43,125 shares at a purchase price of $40.00 per share and delivered Warrants to purchase an aggregate of 8,625 shares of the Company’s common stock. Net proceeds from the financing were used for working capital purposes including the purchase of distressed consumer receivable portfolios.

The Company received net proceeds of $1,632,500 from these placements, after offering expenses of approximately $10,000 and commissions of approximately $82,500. In addition, the placement agent received 2 year warrants to acquire 2,063 shares of the Company’s common stock.

The Warrants entitle the holders to purchase shares of the Company’s common stock (the “Warrant Shares”) for a period of three years commencing on April 4, 2008 at an exercise price of $50.00 per share. The Warrants contain certain anti-dilution rights. In addition, the Investors are entitled to additional shares of common stock if, during the six month period after the Initial Closing, the Company sells or issues additional shares of Common Stock, or securities (debt and/or equity) convertible into common stock, with a purchase, exercise or conversion price of less than $40.00.

Pursuant to the Registration Rights Agreement, the Company agreed to file a registration statement providing for the resale of the Shares and the Warrant Shares. The Company agreed to file the registration statement within 45 days of the initial closing and to use its best efforts to cause the registration statement to

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited for the information related to September 30, 2008 and 2007)

become effective within 90 or 120 days, The Company met its obligations under the registration rights arrangement and therefore, the carrying amount of the liability representing the Company’s registration rights obligations was $0. The registration statement for the Offering was filed on November 9, 2007 and declared effective on November 21, 2007.

On May 6, 2008, the Company consummated an initial closing of its private placement offering of units comprised of shares of common stock and warrants to purchase shares of common stock to accredited investors. The Company sold an aggregate of 40,000 shares at a purchase price of $18.00 per share with three year warrants to purchase an aggregate of 10,000 shares of the Company’s common stock at an exercise price of $22.50 per share.

On May 19, 2008, the Company consummated its second and final closing of its private placement offering of Units comprised of shares of common stock and warrants to purchase shares of common stock to accredited investors. Together with the first closing, the Company sold an aggregate of 47,258 shares, 40,000 of which were at a purchase price of $18.00 per share and 7,258 of which were at a purchase price of $18.60 per share and delivered three-year warrants to purchase an aggregate of 11,815 shares of the Company’s common stock. The Company used the net proceeds from the offering primarily for the purchase of portfolios of unsecured consumer receivables and for general corporate purposes, including working capital.

The warrants entitle the holders to purchase shares of the Company’s common stock reserved for issuance thereunder for a period of three years from the date of issuance. 10,000 of the warrants have an exercise price of $22.50 per share and 1,815 of the warrants have an exercise price of $23.20 per share, or the holders may receive shares pursuant to a net settled stock appreciation right provision. The warrants contain certain anti-dilution rights on terms specified in the Warrants.

The Company received net proceeds of $793,650 from the placement, after commissions of approximately $61,350. The Company retained a registered FINRA broker dealer to act as placement agent. In addition, the placement agent receives three-year warrants to acquire 4,000 shares of the Company’s common stock at an exercise price of $22.60 per share and three-year warrants to acquire 726 shares of the Company’s common stock at an exercise price of $23.20 per share.

NOTE 12 —	PREFERRED STOCK OFFERING

On May 18, 2006, the Company sold 1,200,000 shares of Series A 10% Convertible Preferred Stock (“Preferred Stock”) at $10 per share resulting in gross proceeds of $12,000,000. The underwriters were granted an over allotment option to purchase up to an additional 180,000 shares of Preferred Stock. The underwriters were also issued a warrant to purchase 120,000 shares of Preferred Stock at $10 per share. On May 31, 2006, the underwriters exercised their overallotment option to purchase 180,000 shares of the Preferred Stock. The shares of Series A Convertible Preferred Stock are listed on the American Stock Exchange under the symbol JVI.PR.

Each share of Preferred Stock is convertible into one-fifth of one share of the Company’s Common Stock. If after May 18, 2009, the Company’s common stock exceeds the conversion price of the Preferred Stock by more than 35% and is traded on a national exchange, the Company may terminate the conversion right. If the Company issues a conversion cancellation notice, the Company will have the right to redeem the stock after May 18, 2008 for cash, at the Company’s option, at $10 per share, plus accrued and unpaid dividends to the redemption date.

NOTE 13 —	OUTSTANDING WARRANTS AND OPTIONS

At December 31, 2006, the Company had outstanding warrants and options to purchase 218,833 shares of its common stock at prices ranging from $20.80 to $62.00 per share. The first warrants (159,975 shares of

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited for the information related to September 30, 2008 and 2007)

common stock) expire in February 2009. The second warrants for 33,858 shares of common stock were granted pursuant to a private offering as compensation for services rendered and expire on September 30, 2009. A third warrant for 10,000 shares of common stock was granted in connection with the October 2005 convertible debt financing and expires on October 10, 2010. On May 19, 2006, the Company entered into an amendment to the Securities Purchase Agreement, effective April 1, 2006, for the October 2005 convertible debt financing, pursuant to which it extended the initial payment due date of its outstanding convertible secured debenture and issued to the holder an additional warrant to purchase 2,500 shares of the Company’s common stock at an exercise price of $62.00 per share which expires on April 1, 2011. In May 2008, under the full ratchet anti-dilution provision of the 12,500 in outstanding warrants exercisable at $62.00 a share, such warrants were exchanged for 43,056 warrants at a reset strike price of $18.00 per share.

At December 31, 2007, the Company had issued three year warrants to purchase an aggregate of 8,625 shares of the Company’s common stock at $50.00 and 2,063 of two year warrants of the Company’s common stock at $50.00 in conjunction with the private offering discussed in NOTE 11 — COMMON STOCK OFFERING.

At December 31, 2007, the Company had an option outstanding to an independent consultant (issued in 2005) in exchange for services rendered for 12,500 shares of common stock at an exercise price per share of $50.00 which expired on September 1, 2008.

The following table summarizes information on all common share purchase options and warrants issued by the Company for the nine months and years ended September 30, 2008 and December 31, 2007 and 2006, respectively, including common share equivalents relating to convertible debenture share warrants.

	September 30, 2008		December 31, 2007		December 31, 2006

Outstanding at the beginning of the period	229,521	$29.80	218,833	$29.40	216,333	$29.00
Granted during period	58,870	43.60	10,688	50.00	2,500	62.00
Exercised during period	—	—	—	—	—	—
Terminated, replaced or expired during the period	(25,000)	—	—	—	—	—

Outstanding at the end of the period	263,391	$28.40	229,521	$29.80	218,833	$29.40

Exercisable at the end of the period	263,391	$28.40	229,521	$29.80	218,833	$29.40

The number and weighted average exercise prices of all common shares and common share equivalents issuable and stock purchase options and warrants outstanding as of September 30, 2008 is as follows:

	Remaining	Weighted
	Number	Average
Range of Exercise Prices	Outstanding	Exercise Price

$0 - 40	218,845	$21.14
$40 - 80	44,546	50.00

The number and weighted average exercise prices of all common shares and common share equivalents issuable and stock purchase options and warrants outstanding as of December 31, 2007 is as follows:

	Remaining	Weighted
	Number	Average
Range of Exercise Prices	Outstanding	Exercise Price

$0 - 40	159,975	$20.80
$40 - 80	69,546	54.00

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited for the information related to September 30, 2008 and 2007)

NOTE 14 —	EARNINGS PER SHARE

Basic earnings per share are computed using the weighted average number of shares outstanding during each period. Diluted earnings per share are computed using the weighted average number of shares outstanding during each period, plus the dilutive effects of potential convertible securities related to preferred stock, convertible notes, options and warrants. Outstanding options and warrants to non-employees convertible into 263,391 and 67,108 and 69,546 and 58,858 shares of common stock; convertible preferred stock, convertible into 276,000 shares of common stock; and convertible notes, convertible into 47,000 and 15,659 and 23,365 and 10,423 shares for the nine months ended September 30, 2008 and 2007 and the years ended December 31, 2007 and 2006, respectively, were not included in the dilutive per share calculations because their effect would have been anti-dilutive.

	For the Nine Months Ended		For the Years Ended
	September 30,	September 30,	December 31,	December 31,
	2008	2007	2007	2006

Numerator:
Income from continuing operations	$2,803,230	$1,829,437	$2,906,890	$1,535,025
Preferred stock dividends	(1,035,000)	(1,035,000)	(1,380,000)	(851,005)

Income from continuing operations available to common stockholders	1,768,230	794,437	1,526,890	684,020
Discontinued operations, net of tax	(1,124,027)	(269,288)	(334,815)	(216,335)

Net income attributable to common stockholders — Basic and Diluted	$644,203	$525,149	$1,192,075	$467,685

Denominator:
Average shares of common stock outstanding — Basic	873,606	808,810	819,752	800,433
Effect of dilutive instruments:
Stock options	2,905	84,652	84,036	63,411

Weighted average shares — Diluted	876,511	893,462	903,788	863,844

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited for the information related to September 30, 2008 and 2007)

NOTE 15 —	INCOME TAXES

The provision for corporate income taxes consists of the following:

	For the Nine Months Ended		For the Years Ended
	September 30,	September 30,	December 31,	December 31,
	2008	2007	2007	2006

Current
Continuing operations before discontinued operations
Federal	$1,407,947	$878,418	$1,417,070	$841,245
State	465,091	342,502	565,773	357,793

	1,873,038	1,220,920	1,982,843	1,199,038

Discontinued operations
Federal	(197,766)	(56,866)	(26,382)	(76,173)
State	2,336	2,536	5,574	8,276

	(195,430)	(54,330)	(20,808)	(67,897)

Total current tax expense	1,677,608	1,166,590	1,962,035	1,131,141

Deferred tax (benefit) expense
Continuing operations before discontinued operations
Federal	14,100	70,500	87,300	(73,000)
State	900	16,300	20,000	(23,400)

	15,000	86,800	107,300	(96,400)

Discontinued operations
Federal	(335,500)	(99,500)	(168,500)	(30,000)
State	88,500	(41,500)	(55,500)	(32,700)

	(247,000)	(141,000)	(224,000)	(62,700)

Total deferred tax (benefit) expense	(232,000)	(54,200)	(116,700)	(159,100)

Total current and deferred tax expense	$1,445,608	$1,112,390	$1,845,335	$972,041

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited for the information related to September 30, 2008 and 2007)

The tax effect of temporary differences that make up the significant components of the deferred tax assets and liability for financial reporting purposes for the nine months and year ended September 30, 2008 and December 31, 2007 are as follows:

	For the Nine	For the	For the
	Months Ended	Year Ended	Year Ended
	September 30,	December 31,	December 31,
	2008	2007	2006

Deferred tax asset
Continuing operations before discontinued operations
Net operating loss carryforwards	$89,600	$102,100	$129,000
Accrued interest	7,700	—	—
Stock compensation	—	16,800	110,400

	97,300	118,900	239,400

Discontinued operations
Net operating loss carryforwards	111,800	54,000	47,100
Accrued interest	90,800	61,200	30,000
Impairment of property held for sale	382,200	96,000	—
Section 263(a)	241,400	128,200	38,700

	826,200	339,400	115,800

Total deferred tax asset	923,500	458,300	355,200
Deferred tax liability — continuing operations
Depreciation and amortization	(13,700)	(20,300)	(23,100)

Net deferred income taxes	909,800	438,000	332,100

Valuation allowance — continuing operations	—	—	(10,400)
Valuation allowance — discontinued operations	(254,300)	(14,400)	(14,800)

Total valuation allowance	(254,300)	(14,400)	(25,200)

Total	$655,500	$423,600	$306,900

Velocity Portfolio Group, Inc. generated net operating losses prior to its acquisition of STB. As a result of the reverse acquisition, the ownership change of Velocity Asset Management, Inc. as of February 3, 2004 limits and reduces the future utilization of the Company’s net operating loss carryforwards. These pre-reverse acquisition net operating loss carryforwards will be limited and reduced based upon the applicable Federal and New Jersey rules.

The total valuation allowance increased $239,000 in the nine months ended September 30, 2008 and decreased $10,800 in the year ended December 31, 2007.

At September 30, 2008, the Company had unused net operating loss carryforwards of approximately $342,000 for Federal purposes and $904,000 for New Jersey purposes. These net operating losses may provide future income tax benefits of approximately $102,000 which will expire between the years 2008 and 2023. At December 31, 2007, the Company had unused net operating loss carryforwards of approximately $380,500 for Federal purposes and $284,000 for New Jersey purposes. Those net operating losses may provide future income tax benefits of approximately $156,100 which will expire between the years 2008 and 2023. The ability to utilize such losses is dependent upon the Company’s ability to generate taxable income as well as the annual limit per the Internal Revenue Code Section 382 versus the expiration dates of the losses. Because some of the losses are due to expire prior to fully utilizing the carryforwards, a valuation reserve has been established equal to the amount expected to expire unused.

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited for the information related to September 30, 2008 and 2007)

The Company adopted FIN 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” effective January 1, 2007. FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes.” The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement.

As a result of the implementation of FIN 48, no adjustments have been deemed necessary to retained earnings for prior periods due to immateriality; therefore, the liability for income taxes associated with uncertain tax positions at January 1, 2007 was $0. This liability was increased during 2007 by approximately $29,000 (including penalties and interest) for State income taxes. Therefore, the liability for income taxes associated with uncertain tax positions at December 31, 2007 is approximately $29,000. During the nine months ended September 30, 2008, this liability increased by approximately $6,500 for state income taxes. The Company has determined that there is no material impact on the effective tax rate with respect to any uncertain tax positions. In addition, the Company has also determined that there are no material uncertain tax positions in the net deferred tax asset account as of September 30, 2008 and December 31, 2007 with respect to the implementation of FIN 48.

During the nine months ended September 30, 2008, the Company accrued potential penalties and interest of approximately $700. The penalties and interest are recorded as part of the provision for income taxes.

The Company files Federal and State income tax returns in jurisdictions with varying statutes of limitations. The 2004, 2006 and 2007 tax years remain subject to examination by Federal taxing authorities and the 2004 through 2007 tax years generally remain subject to examination by State tax authorities. In 2007, the U.S. Internal Revenue Service audited the 2005 U.S. Federal tax return. This audit has been closed. There was no material effect on the Company’s financial position.

A reconciliation of the provision for income taxes attributable to income on continuing operations computed at the Federal statutory rate to the reported provision for income taxes is as follows:

	For the Nine Months Ended		For the Years Ended
	September 30,	September 30,	December 31,	December 31,
	2008	2007	2007	2006

Tax provision at Federal statutory rate	34.00%	34.00%	34.00%	34.00%
State income taxes net of Federal benefit	5.00%	5.94%	5.94%	5.94%
Non-deductible expenses	6.76%	2.53%	2.68%	7.04%
Other (permanent differences, overaccrual, etc.)	0.50%	(0.85)%	(0.85)%	(4.55)%

Total	46.26%	41.62%	41.77%	42.43%

NOTE 16 —	COMMITMENTS

On May 2, 2007, the Company signed a lease with respect to its new business office located at 1800 Route 34, Wall, New Jersey 07719. The lease covers 2,450 square feet of office space and commenced on July 1, 2007 with an initial term of five years (the “Term”).

The Company has two options to extend the Term for a period of five years each. The total annual lease payment is $43,488, payable in equal monthly installments on or before the first of each month.

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited for the information related to September 30, 2008 and 2007)

The future minimum lease payments for each of the twelve month periods ended September 30, 2008 are as follows:

September 30,

2009	$43,488
2010	43,488
2011	43,488
2012	32,616

$163,080

The future minimum lease payments for each of the twelve month periods ended December 31, 2007 are as follows:

December 31,

2008	$43,488
2009	43,488
2010	43,488
2011	43,488
2012	21,744

$195,696

Rent expense for the nine months ended September 30, 2008 and 2007 was $46,912 and $41,957 and $56,198 and $21,328 for the years ended December 31, 2007 and 2006, respectively.

The Company has entered into employment agreements with several officers with terms expiring through December 31, 2009. The Company’s gross commitments related to these agreements amounted to $1,080,000.

NOTE 17 —	SUBSEQUENT EVENTS

On October 29, 2008, Velocity consummated a final closing of a private placement offering of 14% Subordinated Notes due 2011 (the “Notes”) to accredited investors. Velocity issued new Notes in the aggregate principal amount of $360,000. The Notes were offered and sold pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Together with the May 2008 and June 2008 private placements, Velocity has issued Notes in the aggregate principal amount of $1,300,000 in the offering. Interest shall be payable quarterly in arrears beginning on the last day of the month that is four months from the date of the Notes. Velocity will pay the principal amount of the Notes upon the earlier of maturity or redemption. The Notes will be subordinated in liquidation preference and in right of payment to all of the Company’s existing debt. The Notes will be senior in right of payment and in liquidation preference to any future “long term” debt of the Company. Upon an event of default, Velocity will pay the Note holder a late charge computed at the rate of 18% per annum of the amount not paid. Of the $1,300,000 in Notes that were issued, $900,000 are held by related parties to Velocity, including a Note in the amount of $150,000 to our CEO, John C. Kleinert, and Notes in the aggregate of $750,000 to immediate family members of John C. Kleinert. Velocity intends to use the net proceeds from the offering primarily for the purchase of portfolios of unsecured consumer receivables and for general corporate purposes, including working capital.

On November 1, 2008, Velocity entered into a Fifth Amendment to the Loan and Security Agreement (the “Fifth Amendment to the Loan Agreement”) with the Lender. Pursuant to the Fifth Amendment to the Loan Agreement, the applicable interest rate on loans to Velocity changed from the prime rate plus 1.5% to

VELOCITY PORTFOLIO GROUP, INC. AND SUBSIDIARIES
(Formerly Velocity Asset Management, Inc. and Subsidiaries)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(Unaudited for the information related to September 30, 2008 and 2007)

the rate equal to the three-month LIBOR plus 4%. Also pursuant to the Fifth Amendment to the Loan Agreement, the Loan Sub-Account Amortization Schedule which sets forth the maximum principal loan amount Velocity may have outstanding during a three-month period, has been extended from 36 months to 42 months.

7,000,000 Shares

Common Stock

PROSPECTUS

Sandler O’neill + partners, l.p.
Fox-Pitt Kelton Cochran Caronia Waller

          , 2008

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses, payable in connection with the sale and distribution of the securities being registered pursuant to this registration statement. We will pay all of these amounts. All amounts except the SEC registration fee are estimated.

SEC registration fee	$1,658
FINRA filing fee	4,928
Accounting fees and expenses	175,000
Legal fees and expenses	250,000
NYSE Alternext Listing Fee	45,000
Printing fees, transfer agent fees and expenses	32,500
Underwriter fees and expenses	200,000
Miscellaneous	15,914

Total	$725,000

Item 14.	Indemnification of Directors and Officers.

Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasonably believed their conduct or action was in, or not opposed to, the best interest of our company.

Our bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.	Recent Sales of Unregistered Securities.

On July 27, 2007, we consummated the final closing of our private placement offering of 10.0% convertible subordinated notes in the aggregate principal amount of $2,350,000, due 2017 to accredited investors. The notes were sold by us through Anderson & Strudwick, which served as placement agent. The notes are subordinated in liquidation preference and in right of payment to all of our then-existing debt and senior in right of payment and in liquidation preference to any of our future “long term” debt.

On September 26, 2007, we consummated an initial closing of a private placement offering of shares of common stock and warrants to purchase shares of common stock to accredited investors. On October 11, 2007, we consummated the second and final closing of this offering. We sold an aggregate of 43,125 shares at a purchase price of $40.00 per share and delivered warrants to purchase an aggregate of 8,625 shares of our common stock. We received aggregate net proceeds of $1,632,500 from the placement, after payment of offering expenses of approximately $10,000 and commissions of approximately $82,500. We retained Anderson & Strudwick to act as placement agent. In addition, the placement agent is entitled to receive 2 year warrants to acquire 2,063 shares of the Company’s common stock.

On May 6, 2008, we consummated an initial closing of a private placement offering of Units comprised of shares of common stock and warrants to purchase shares of common stock to accredited investors. On May 19, 2008, we consummated our second and final closing of the private placement offering. We sold an aggregate of 47,258 Shares, 40,000 of which were at a purchase price of $18.00 per share and 7,258 of which were at a purchase price of $18.60 per Share and delivered three-year warrants to purchase an aggregate of 11,815 shares of our common stock.

The Warrants entitle the holders to purchase shares of our common stock reserved for issuance thereunder for a period of three years from the date of issuance. 10,000 of the warrants have an exercise price of $22.6 per share and 1,815 of the warrants have an exercise price of $23.20 per share, or the holders may receive shares pursuant to a net settled stock appreciation right provision.

We received net proceeds of $793,650 from the placement, after payment of offering expenses of approximately $61,350 and commissions of approximately $50,400. In addition, Anderson & Strudwick received three-year warrants to acquire 4,000 shares of our common stock at an exercise price of $22.60 per share and three-year warrants to acquire 726 shares of our common stock at an exercise price of $23.20 per share.

Net proceeds from the sales of securities discussed in this Item 15 were used primarily for working capital purposes including, but not limited to, the purchase of distressed consumer receivable portfolios. All of the offers and sales referred to above were in private offerings to accredited investors (as such term is defined in Regulation D) in reliance upon the exemption provided by Section 4(2) of the Securities Act and Regulation D promulgated under such act by the Commission. Each of the purchasers was furnished with information about us and had the opportunity to verify such information. Additionally, we obtained a representation from each purchaser of such purchaser’s intent to acquire the securities for the purpose of investment only, and not with a view toward the subsequent distribution thereof. The securities bear appropriate legends and we have issued stop transfer instructions to our transfer agent.

Item 16.	Exhibits and Financial Statement Schedules.

See the Exhibit Index immediately following the signature page hereof.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

•	For purposes of determining any liability under the Securities Act of 1933, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, to treat each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act, the Registrant has only caused authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wall, State of New Jersey, on the 9th day of December, 2008.

VELOCITY PORTFOLIO GROUP, INC.

By:	/s/ John C. Kleinert
John C. Kleinert
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ John C. Kleinert John C. Kleinert	Chief Executive Officer, President, Chairman of the Board and Director (Principal Executive Officer)	December 9, 2008

* W. Peter Ragan Sr.	Vice President, Director	December 9, 2008

* Steven Marcus	Director	December 9, 2008

* Dr. Michael Kelly	Director	December 9, 2008

* David Granatell	Director	December 9, 2008

/s/ James J. Mastriani James J. Mastriani	Chief Financial Officer, Chief Legal Officer, Secretary, Treasurer (Principal Accounting Officer)	December 9, 2008

• By:
/s/  John C. Kleinert
Attorney-in-Fact

Exhibit Index

Exhibit
Number		Description

1	.1(BB)	Form of Underwriting Agreement
3	.1(A)	Certificate of Incorporation
3	.2 (X)	Amendment to Certificate of Incorporation
3	.3(N)	Amended and Restated By-laws
3	.4(BB)	Amendment to Certificate of Incorporation
4	.1(C)	Specimen Common Stock certificate
4	.2(S)	Loan and Security Agreement, dated as of January 27, 2005, by and between Velocity Investments, LLC and Wells Fargo Inc.
4	.3(S)	General Continuing Guaranty, dated January 27, 2005, executed by Registrant in favor of Wells Fargo Inc.
4	.4(S)	Security and Pledge Agreement, dated as of January 27, 2005, by and between Registrant and Wells Fargo Inc.
4	.5(S)	Subordination Agreement, dated as of January 27, 2005, by and between Registrant and Wells Fargo Inc.
4	.6(T)	Form of promissory note issued on April 15, 2007
4	.8(K)	Common Stock Purchase Warrant
4	.9(U)	Warrant to Purchase 100,000 Shares of Series A Convertible Preferred Stock
4	.10(U)	Specimen Series A Convertible Preferred Stock Certificate
4	.11(V)	Common Stock Purchase Warrant
4	.13(W)	Form of Common Stock Warrant
4	.14(B)	2004 Equity Incentive Program
4	.15(Z)	Fourth Amendment to Loan and Security Agreement, dated as of February 29, 2008, by and between Velocity Investments, LLC and Wells Fargo Foothill, LLC
4	.16(AA)	Fifth Amendment to Loan and Security Agreement, dated as of November 1, 2008, by and between Velocity Investments, LLC and Wells Fargo Foothill, LLC
5	.1+	Opinion of Ellenoff Grossman & Schole LLP
10	.1(F)	Employment Contract, dated as of September 8, 2004, by and between Registrant and James J. Mastriani
10	.2(G)	Independent Consulting Agreement, dated December 16, 2004, between Registrant and The Del Mar Consulting Group, Inc.
10	.3(G)	Non-qualified Stock Option Agreement, dated December 16, 2004, Between Registrant and The Del Mar Consulting Group, Inc.
10	.4(H)	Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and STB, Inc. (n/k/a Velocity Portfolio Group, Inc.)
10	.5(H)	Addendum, dated September 1, 2004, to Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and Registrant
10	.6(H)	Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and J. Holder, Inc.
10	.7(H)	Addendum, dated September 1, 2004, to Employment Agreement, dated As of January 1, 2004, between John C. Kleinert and J. Holder, Inc.
10	.8(H)	Employment Agreement, dated as of January 1, 2004, between Velocity Investments, LLC and W. Peter Ragan, Jr.
10	.9(H)	Addendum, dated September 1, 2004, to Employment Agreement, dated As of January 1, 2004, between W. Peter Ragan, Jr. and Velocity Investments, LLC
10	.10(H)	Employment Agreement, dated as of January 1, 2004, between VOM, LLC and W. Peter Ragan, Sr.
10	.11(H)	Addendum, dated September 1, 2004, to Employment Agreement, dated As of January 1, 2004, between W. Peter Ragan, Sr. and VOM, LLC

Exhibit
Number		Description

10	.12(H)	Retainer Agreement, dated as of January 1, 2005, between Ragan & Ragan, P.C. and Velocity Investments, LLC
10	.13(H)	Retainer Agreement, dated as of January 1, 2005, between Ragan & Ragan, P.C. and VOM, LLC
10	.14(H)	Retainer Agreement, dated as of January 1, 2005, between Ragan & Ragan, P.C. and J. Holder, Inc.
10	.15(Y)	Addendum, dated January 1, 2006, to Employment Agreement, dated as of January 1, 2004, between John C. Kleinert and Registrant
10	.16(Y)	Addendum, dated January 1, 2006, to Employment Agreement, dated As of January 1, 2004, between W. Peter Ragan, Jr. and Velocity Investments, LLC
10	.17(Y)	Addendum, dated January 1, 2006, to Employment Agreement, dated As of January 1, 2004, between W. Peter Ragan, Sr. and VOM, LLC
10	.18(H)	Form of Legal Collection Agreement
10	.19(I)	Real Estate Joint Venture Agreement dated June 2, 2005
10	.20(K)	Securities Purchase Agreement dated October 27, 2005
10	.21(K)	Registration Rights Agreement dated October 27, 2005
10	.22(K)	Security Agreement dated October 27, 2005
10	.23(K)	Subsidiary Guarantee dated October 27, 2005
10	.24(L)	Form of Director Indemnification Agreement
10	.25(M)	First Amendment to Loan and Security Agreement by and between Wells Fargo Inc. and Velocity Investments, L.L.C. dated as of February 27, 2006
10	.26(O)	Amendment Agreement
10	.27(P)	Second Amendment to Loan and Security Agreement, dated December 8, 2006
10	.28(P)	Third Amendment to Loan and Security Agreement, dated February 23, 2007
10	.29(Q)	Agreement of Lease, dated May 2, 2007
10	.30(R)	Registration Rights Agreement, dated September 26, 2007
10	.31(BB)	Form of Lock-up Agreement
21	.1(D)	Subsidiaries of the registrant
23.1		Consent of Weiser LLP
23	.2+	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1)
24.1		Powers of Attorney (contained on page II-4)

+	Previously filed.

A.	Incorporated by reference to Registrant’s Registration Statement on Form S-18 (File No. 33.13609A) filed with the Securities and Exchange Commission

B.	Incorporated by reference to Registrant’s Definitive Information Statement filed with the Securities and Exchange Commission on March 19, 2004.

C.	Previously filed with Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

D.	Filed as part of Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-130234, filed with the Securities Exchange Commission on December 29, 2005.

E.	Incorporated by reference to Schedule 13D filed by Lomond International, Inc. with the Securities and Exchange Commission on March 10, 2004.

F.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 14, 2004.

G.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2005.

H.	Filed as part of Amendment No. 1 to the Registration Statement on Form SB-2, File No. 333-122062, filed with the Securities Exchange Commission on March 16, 2005.

I.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 22, 2005

J.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 7, 2005.

K.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2005

L.	Incorporated by reference to Registrant’s Quarterly Report on Form 10-QSB/A for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission on December 2, 2005

M.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 28, 2006.

N.	Incorporated by reference to Registrant’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005 filed with the Securities and Exchange Commission on November 15, 2005.

O.	Incorporated by reference to Registrant’s Current Report on Form 10-QSB filed with the Securities and Exchange Commission on May 22, 2006.

P.	Incorporated by reference to Registrant’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 5, 2007

Q.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2007.

R.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 27, 2007.

S.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 2, 2005.

T.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 19, 2005.

U.	Incorporated by reference to Registrant’s Current Report on Form SB-2/A filed with the Securities and Exchange Commission on April 18, 2006

V.	Incorporated by reference to Registrant’s Current Report on Form 10-QSB filed with the Securities and Exchange Commission on May 22, 2006.

W.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 27, 2007.

X.	Incorporated by reference to Amendment No. 3 to Registrant’s Registration Statement on Form SB-2 (File No. 333130056)

Y.	Incorporated by reference to Registrant’s 2005 Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2006.

Z.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities Exchange Commission on March 3, 2008.

AA.	Incorporated by reference to Registrant’s Current Report on Form 8-K filed with the Securities Exchange Commission on November 4, 2008.

BB.	Filed as part of Amendment No. 1 to Form S-1, File No. 333-153549, filed with the Securities and Exchange Commission on November 19, 2008.